Exhibit 2.1

PURCHASE AGREEMENT

MADE AS OF THE 1ST DAY OF JUNE, 2005

BY AND AMONG

MONSTER WORLDWIDE, INC.,

TMP DIRECTIONAL MARKETING, LLC,

AND

TMP DM, INC.

ARTICLE I PURCHASE AND SALE

1.1	Target Units

1.2	Working Capital Adjustment

1.3	Indebtedness Adjustment

1.4	Escrow Adjustment

1.5	Closing Adjustment

ARTICLE II MANNER OF EXCHANGE

2.1	Exchange of Target Units

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MNST AND THE COMPANY

3.1	Organization; Subsidiaries

3.2	Capitalization

3.3	Authorization

3.4	Governmental Authorization

3.5	Non-contravention

3.6	SEC Reports; Financial Statements

3.7	Absence of Certain Changes or Events

3.8	Litigation

3.9	Compliance with Laws

3.10	Taxes

3.11	Employee Benefit Plans

3.12	Environmental Matters

3.13	Intellectual Property

3.14	Certain Contracts

3.15	Employment Matters

3.16	Real Property

3.17	Title and Condition of Tangible Assets

3.18	Absence of Undisclosed Liabilities

3.19	Indebtedness

3.20	No Acceleration of Rights or Benefits

3.21	Names and Locations

3.22	Absences of Certain Payments

3.23	Affiliated Transactions

3.24	Finders

3.25	Accounts Receivable

3.26	Insurance

3.27	Customers and Suppliers

3.28	WARN Act Compliance

3.29	Investment Representations

3.30	Closing Date

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization, Standing and Corporate Power

4.2	Corporate Authorization

4.3	Governmental Authorization

4.4	Non-contravention

4.5	Litigation

4.6	Financial Capability

ARTICLE V PRE-CLOSING COVENANTS AND OTHER TERMS

5.1	Public Announcements

5.2	Investigation by Buyer

5.3	Conduct of Business

5.4	Non-Negotiation

5.5	Reasonable Best Efforts; Required Consents

5.6	[Reserved]

5.7	Name Changes

5.8	Intercompany Accounts

5.9	Financing

5.10	Leases

5.11	TMP Worldwide Co. Ltd

5.12	WARN Act

ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING

6.1	Conditions Precedent to Obligations of Buyer

6.2	Conditions Precedent to Obligations of MNST and the Company

ARTICLE VII CLOSING

7.1	Closing

7.2	Deliveries by MNST and the Company

7.3	Deliveries by Buyer

ARTICLE VIII OTHER AGREEMENTS

8.1	Confidentiality; Noncompetition; Non-Solicitation; Non-Disparagement

8.2	Survival of Representation and Warranties; Covenants

8.3	Cooperation After the Closing

8.4	Tax Matters

8.5	Employee Benefits Matters

8.6	Exclusion/Transfer of Certain Specified Assets

8.7	Finder’s Fees

8.8	Payment of Outstanding Credit Card Balances

8.9	Joint Agreements

8.10	Transitional Use of Domain Names, Trademarks, etc

8.11	Replacement of Insurance

8.12	WARN Compliance

8.13	Standalone Operations

8.14	Transfer of Domain Names

8.15	One Minute Note

8.16	Notice of Termination

8.17	Ancillary Matters

8.18	Ancillary Client Matters

ARTICLE IX INDEMNIFICATION

9.1	Indemnification by MNST

9.2	Indemnification by Buyer

9.3	Procedure for Indemnification

9.4	Limitation on Indemnification Rights

9.5	Manner of Payment

9.6	Setoff; Escrow

9.7	Sole Remedy for Damages

9.8	Insurance Recovery

9.9	Tax Benefits

9.10	Unconditional Obligations

ARTICLE X TERMINATION

10.1	Termination

10.2	Effect of Termination

ARTICLE XI MISCELLANEOUS

11.1	Notices, Consents, etc

11.2	Severability

11.3	Amendment and Waiver

11.4	Counterparts

11.5	Expenses

11.6	Governing Law; Jurisdiction

11.7	Headings

11.8	Assignment

11.9	Definitions

11.10	Entire Agreement

11.11	Third Parties

11.12	Interpretative Matters

11.13	No Strict Construction

11.14	Specific Performance

11.15	Release of the Companies

11.16	Default

v

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of this 1st day of June, 2005, by and among Monster Worldwide, Inc., a Delaware corporation (“MNST”), TMP Directional Marketing, LLC, a Delaware limited liability company (the “Company”), and TMP DM, Inc., a Delaware corporation (“Buyer”).

WHEREAS, MNST owns all of the outstanding membership interests of the Company (“Target Units”);

WHEREAS, pursuant to the Contribution Agreement (as defined in Section 6.1(k) below), MNST contributed to the Company all of the issued and outstanding shares of common stock of (i) Moving.com Inc., a Delaware corporation (formerly known as Monstermoving.com, Inc.) (“Moving.com”), and (ii) Interface Realty, Inc., a New York corporation (“Interface Realty”) (all of the issued and outstanding shares of common stock of each of Moving.com and Interface Realty are referred to herein as the “MNST Sub Shares”); and

WHEREAS, the Company directly, and indirectly through its subsidiaries listed on Schedule A hereto (the “Company Subs”, and together with the Company, the “Companies”), is engaged in the Business (as hereinafter defined); and

WHEREAS, Buyer wishes to purchase the Target Units from MNST in order to acquire the Business and MNST desires to sell the Target Units to Buyer upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties wish to set forth certain other agreements among them; and

WHEREAS, capitalized terms used herein, that are not otherwise defined, have the meanings assigned to them in Section 11.9 hereof.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                               Target Units.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 7.1 hereof) and upon the basis of the representations, warranties, covenants and agreements contained herein, MNST shall sell, convey, transfer and deliver to Buyer free and clear of all Liens, and Buyer shall purchase from MNST, the Target Units free and clear of all Liens in consideration for the payment to MNST of EIGHTY MILLION UNITED STATES DOLLARS ($80,000,000) (the “Purchase Price”), less the OMS Amount, less the Escrow Amount, less the Initial Adjustment, less the Closing Adjustment (the “Payment Amount”).  The Payment Amount shall be subject to adjustment following the Closing Date as set forth in Sections 1.2 and 1.3 below, and shall be paid as follows: (i) a subordinated promissory note (the “Seller Note”) in the initial principal amount of $7,000,000 made by Buyer in favor of MNST substantially in the form of Exhibit C attached hereto and (ii) a secured demand promissory note made by Buyer in favor of MNST substantially in the form of Exhibit H attached hereto (the “One Minute Note”) in the aggregate principal amount of the remainder of the Payment Amount.  It is understood and agreed that contemporaneously with MNST’s receipt of the One Minute Note, MNST has demanded payment thereunder such that Buyer shall remit on the Closing Date payment in cash to MNST in an amount equal to the principal amount of the One Minute Note.

1.2                               Working Capital Adjustment.

(a)                                  Closing Date Estimate.  MNST and Buyer agree that, pending the final determination of the Actual Working Capital as provided in Section 1.2(b) below, the estimated Working Capital as of the day before the Closing Date (the “Estimated Working Capital”) is $(17,909,400).

(b)                                 Notwithstanding anything to the contrary contained herein, as soon as practicable and in any event not later than thirty (30) days after the Closing, Buyer shall deliver to MNST an unaudited balance sheet for the Company as of the day before the Closing Date (but immediately prior to giving effect to the Closing) (the “Closing Balance Sheet”).  Buyer hereby agrees to make the Company’s personnel available to assist MNST in order to enable MNST to confirm or dispute the accuracy of the Closing Balance Sheet following the delivery thereof to MNST.  The Closing Balance Sheet shall be prepared based on the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology utilized in the preparation of the Estimated Working Capital (and the determination of Working Capital as of April 30, 2005 set forth on the attached Schedule 1.2(b)).  As soon as is reasonably practicable, but in any event within fifteen (15) days following the receipt of the Closing Balance Sheet, MNST shall complete a review of the Closing Balance Sheet and shall inform Buyer in writing that the Closing Balance Sheet is acceptable or object to the Closing Balance Sheet in writing, setting forth a specific description of MNST’s objections, and MNST shall be deemed to have agreed with all other items and amounts set forth on the Closing Balance Sheet to the extent to which MNST has not objected in writing.  If MNST does not so object to the Closing Balance Sheet, then MNST will be deemed to have accepted the Closing Balance Sheet.  If MNST so objects to the Closing Balance Sheet and Buyer does not agree with MNST’s objections or such objections are not resolved on a mutually agreeable basis within fifteen (15) days of Buyer’s receipt of MNST’s objections, any such disagreements shall be promptly submitted by either party to a mutually agreeable independent certified public accounting firm (the “Independent Firm”).  The Independent Firm shall resolve such dispute within thirty (30) days after submission of the dispute by the parties (it being acknowledged and agreed that the Independent Firm shall only utilize the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology utilized in the preparation of the Estimated Working Capital (and the determination of Working Capital as of April 30, 2005 set forth on the attached Schedule 1.2(b)) in its resolution of such dispute).  The decision of the Independent Firm shall be final and binding upon MNST and Buyer and its fees, costs and expenses shall be borne by the party against which the Independent Firm shall rule or proportioned as deemed appropriate by such Independent Firm.  The Working Capital as finally determined pursuant to this Section 1.2(b) is referred herein as the “Actual Working Capital.”  For the avoidance of doubt, for purposes of the determination of Estimated Working Capital pursuant to Section 1.2(a) and Actual Working Capital, Schedule 1.2(b) attached hereto sets forth the determination of Working Capital as of April 30, 2005.  The determination of Estimated Working Capital pursuant to Section 1.2(a) and Actual Working Capital shall take, or took (as the case may be), into account the same components (i.e., line items) of, and adjustments to, the Working Capital reflected in the attached Schedule 1.2(b).  Further to the preceding sentence, the calculation of Estimated Working Capital pursuant to Section 1.2(a) was determined, and any such calculation of Actual Working Capital shall be determined, in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Working Capital in the attached Schedule 1.2(b).  The parties agree that the purpose of preparing Working Capital hereunder is to measure changes in working capital without the introduction of different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those used in the preparation of Working Capital in the attached Schedule 1.2(b).

(c)                                  The Payment Amount shall be adjusted upward, on a dollar-for-dollar basis, by the amount that Actual Working Capital is greater than Estimated Working Capital, as shown on the Closing Balance Sheet, as finally determined pursuant to Section 1.2(b) above, or downward, on a dollar-for-dollar basis, by the amount that Actual Working Capital is less than Estimated Working Capital, as shown on the Closing Balance Sheet as finally determined pursuant to Section 1.2(b) above.  In the event of an upward adjustment in the Payment Amount, the Company shall pay to MNST by wire transfer of immediately available funds within ten (10) business days of acceptance of the Closing Balance Sheet, as finally determined pursuant to Section 1.2(b) above, the amount of such upward adjustment and in the event of a downward adjustment in the Payment Amount, MNST shall pay to the Company by wire transfer of immediately available funds within ten (10) business days of the acceptance of the Closing Balance Sheet, as finally determined pursuant to Section 1.2(b) above, the amount of such downward adjustment.  “Working Capital” is as defined pursuant to Schedule 1.2(b) attached hereto.

1.3                               Indebtedness Adjustment.

(a)                                  Closing Date Estimate.

(i)                                     MNST and Buyer agree that, pending final determination of the Actual Closing Date Indebtedness as provided elsewhere in this Section 1.3, the estimated Indebtedness as of the day before the Closing Date is $275,000 (the “Estimated Indebtedness”).  It is hereby acknowledged and agreed that, for purposes of this Section 1.3 only, the term “Indebtedness” shall not include any contingent obligations.

(ii)                                  Notwithstanding anything to the contrary contained herein, as soon as practicable and in any event not later than thirty (30) days after the Closing, Buyer shall deliver to MNST a conclusive statement of all outstanding Indebtedness of the Company as of the day before the Closing Date (the “Actual Closing Date Indebtedness”).

(iii)                               As soon as is reasonably practicable, but in any event within fifteen (15) days following the receipt of the Actual Closing Date Indebtedness,  MNST shall complete a review of the Actual Closing Date Indebtedness and shall inform Buyer in writing that the Actual Closing Date Indebtedness is acceptable or object to the Actual Closing Date Indebtedness in writing, setting forth a specific description of MNST’s objections.  Buyer hereby agrees to make the Company’s personnel available to assist MNST in order to enable MNST to confirm or dispute the accuracy of the Actual Closing Date Indebtedness following the delivery thereof to MNST.  If MNST does not so object to the Actual Closing Date Indebtedness, then MNST will be deemed to have accepted the Actual Closing Date Indebtedness.  If MNST so objects to the Actual Closing Date Indebtedness and Buyer does not agree with MNST’s objections or such objections are not resolved on a mutually agreeable basis within fifteen (15) days of Buyer’s receipt of MNST’s objections, any such disagreements shall be promptly submitted by either party to the Independent Firm.  The Independent Firm shall resolve such dispute within thirty (30) days after submission of the dispute by the parties.  The decision of the Independent Firm shall be final and binding upon MNST and Buyer and its fees, costs and expenses shall be borne by the party against which the Independent Firm shall rule or proportioned as deemed appropriate by such Independent Firm.

(b)                                 The Payment Amount shall be adjusted upward, on a dollar-for-dollar basis, by the amount that Actual Closing Date Indebtedness is less than Estimated Indebtedness, or downward, on a dollar-for-dollar basis, by the amount that Actual Closing Date Indebtedness is greater than Estimated Indebtedness.  In the event of an upward adjustment in the Payment Amount, the Company shall pay to MNST by wire transfer of immediately available funds within ten (10) business days of the final determination of the Actual Closing Date Indebtedness pursuant to Section 1.3(a) above, the amount of such upward adjustment and in the event of a downward adjustment in the Payment Amount, MNST shall pay to the Company by wire transfer of immediately available funds within ten (10) business days of the final determination of the Actual Closing Date Indebtedness pursuant to Section 1.3(a) above, the amount of such downward adjustment.

1.4                               Escrow Adjustment.  If MNST is obligated to pay any amount pursuant to Sections 1.2, 1.3, 9.1(ii) through (xiv) or any Losses pursuant to which the Indemnification

Cap does not apply, then Buyer shall have the right (but not the obligation) to obtain payment of such amount out of the escrow account pursuant to the terms and conditions of this Agreement and the Escrow Agreement (as defined below) and MNST shall promptly (but in any event within three (3) business days) replenish the escrow account by the amount of such payment.

1.5                               Closing Adjustment.  The sum of the Estimated Working Capital and the Estimated Indebtedness is $(18,184,400) (the “Closing Adjustment”).  The Payment Amount, therefore, shall be $56,587,600 and the One Minute Note shall be in the principal amount of $49,585,850 (which reflects a reduction of fees paid to the Escrow Agent (defined below)).

ARTICLE II

MANNER OF EXCHANGE

2.1                               Exchange of Target Units.  At the Closing, (upon satisfaction or waiver of all conditions to Closing contained herein) MNST shall deliver to Buyer a certificate or certificates representing all of the Target Units free and clear of all Liens, with all necessary stock transfer or other documentary stamps attached, and Buyer shall deliver to MNST the Payment Amount in the manner provided in Section 1.1 above.  Notwithstanding the foregoing, immediately upon receipt by Buyer of the Target Units, Buyer shall deliver to MNST a certificate or certificates representing the Target Units which MNST shall hold pursuant to the Security and Pledge Agreement (as hereinafter defined) until such time as Buyer has paid in cash the principal amount due under the One Minute Note.  In addition, Buyer will deliver the Escrow Amount by wire transfer of immediately available funds to an account designated by Wells Fargo Bank, National Association as escrow agent (the “Escrow Agent”), established pursuant to the terms of an escrow agreement by and among Buyer, MNST, and the Escrow Agent (the “Escrow Agreement”) which escrow amount shall be held in accordance with the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MNST AND THE COMPANY

As a material inducement to Buyer to enter into and perform its obligations under this Agreement and each of the other agreements contemplated hereby, the Company and MNST jointly and severally represent and warrant to Buyer as follows:

3.1                               Organization; Subsidiaries.  Each of the Companies is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction (including foreign jurisdictions) in which it is organized and has the requisite limited liability company power or corporate power, as the case may be, and authority necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company.  As used in this Agreement, “Material Adverse Effect”

means, with respect to the Company, the Business or Buyer, as applicable (the Company, the Business or Buyer, as applicable, being referred to in this sentence as “such Person”), any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition, results of operations, employee relations, customer relations, supplier relations, assets or operations of such Person and its Subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that the following shall be disregarded in determining whether a Material Adverse Effect has occurred:  (i) any adverse change, event, development or effect attributable to the Buyer or any of its Affiliates as a result of the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, partner or similar relationships or any loss of employees); (ii) any adverse change, event, development or effect arising from or relating to any change in GAAP; (iii) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Entity that do not relate only to such Person and its Subsidiaries; (iv) a change in the U.S. economy or the international economy; or (v) a change caused by an act of war, sabotage or terrorism, military action or escalation thereof to the extent it does not physically damage the facilities of the Business.  The term “Subsidiary,” with respect to any Person, means any corporation or other legal entity of which such Person controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.  Schedule 3.1 attached hereto lists each Subsidiary of the Company and the percentage ownership by the Company of each such Subsidiary.  Each of the Company and MNST have made available to Buyer complete and correct copies of its certificate of formation and limited liability company agreement and its certificate of incorporation and by-laws, respectively, and the certificates of incorporation and by-laws (or comparable charter documents) of the Company Subs, in each case as amended.  Except as set forth in Schedule 3.1 attached hereto, all of the outstanding shares of capital stock or other ownership interests of each of the Company Subs has been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all Liens, and free and clear of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.  None of the capital stock or other ownership interests of each of the Company Subs have been issued in violation of any preemptive or similar rights granted pursuant to the Company’s certificate of formation or limited liability company agreement or any of the Company Sub’s certificates of incorporation or otherwise.  There is no subscription, option, warrant, put, call, right or other agreements or commitments relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instrument) of any of the Company Sub’s capital stock or other ownership interests, as applicable.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Company Subs.  No Company Sub has violated any applicable federal, state or foreign securities laws in connection with the offer, sale or issuance of any of its capital stock or other ownership interests.  There are no outstanding obligations of any of the

Company Subs to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock, partnership interests or other equity interests, as applicable.

3.2                               Capitalization.

(a)                                  The authorized membership interests of the Company consists of ten (10) membership interests.  As of the date hereof there are, and as of the Closing Date there will be, outstanding ten (10) membership interests in the Company, all of which are owned by MNST free and clear of all Liens except for the restrictions imposed by applicable securities laws and except as set forth on Schedule 3.2 with respect to Liens in existence as of the date hereof.  All of the Target Units outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable.  At the Closing, except as otherwise set forth on Schedule 3.1, Buyer shall directly or indirectly own 100% of the issued and outstanding membership interests, capital stock or other equity interests, as applicable, of the Company and each Company Sub free and clear of all Liens other than Liens granted by Buyer or its Affiliates.

(b)                                 Except as described in Section 3.2(a) above, there are no outstanding (i) membership interests or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests or voting securities of the Company or (iii) options or other rights to acquire from MNST or the Company, or other obligations of MNST or the Company, to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(c)                                  None of the Target Units have been issued in violation of or are currently subject to any preemptive or similar rights granted pursuant to the Company’s or MNST’s certificate of formation or certificate of incorporation, as the case may be, or otherwise.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any of the Target Units.  Neither the Company nor MNST has violated any applicable federal, state or foreign securities laws in connection with the offer, sale or issuance of any of the Target Units.  There are no outstanding obligations of the Company or MNST to repurchase, redeem or otherwise acquire any of the Target Units.

3.3                               Authorization.  MNST has the requisite corporate power and authority to enter into this Agreement and the other agreements and instruments contemplated hereby, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Company has the requisite limited liability company power and authority to enter into this Agreement and the other agreements and instruments contemplated hereby, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby by each of MNST and the Company and the consummation by each of MNST and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action or limited liability action, as the case may be, on the part of each of MNST and the Company .  This Agreement has and the other agreements and instruments contemplated hereby will have been duly executed and delivered by each of MNST and the Company and (assuming that this Agreement constitutes and the other agreements and instruments contemplated hereby will constitute valid and binding agreements of Buyer and the other parties thereto) constitute or will constitute a valid and binding obligation of each of MNST and the Company, enforceable against each of MNST and the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally.

3.4                               Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to MNST or the Company in connection with the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby by MNST and the Company or the consummation by MNST or the Company of the transactions contemplated hereby and thereby, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing by MNST with the Securities and Exchange Commission (the “SEC”) of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the other agreements and instruments contemplated hereby, and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not adversely effect the conduct of the Business in any material respect as currently conducted.

3.5                               Non-contravention.  Assuming compliance with the matters referred to in Section 3.4, and except as disclosed on Schedule 3.5 attached hereto, the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby by each of MNST and the Company does not, and the consummation of the transactions contemplated hereby and thereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of (i) the certificate of incorporation or by-laws (or equivalent charter documents) of MNST or any Company Sub, or (ii) the certificate of formation or limited liability company agreement of the Company,  (b) contravene, conflict with, result in a violation or breach of, or require any authorization, consent, approval, exemption, or other action from any Person or by notice or filing with any court or other governmental body, under any provision of any applicable law, regulation, judgment, injunction, order or decree, (c) require any consent, exemption or other action by any Person under (except as has already been obtained or taken), constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company, any of the Company Subs or the Business is entitled under any provision of any agreement or other instrument

(including, without limitation, any note, indenture, mortgage, deed of trust, loan agreement or lease) binding upon the Company, any of the Company Subs or otherwise relating in any way to the Business or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Companies or (d) result in the creation or imposition of any Lien on any asset of any of the Companies, it being acknowledged and agreed that in the case of clauses (b) and (c) except to the extent that such matters (or the absence of which) would not adversely effect the conduct of the Business in any material respect as currently conducted.

3.6                               SEC Reports; Financial Statements.

(a)                                  MNST has filed all required reports, schedules, forms, statements and other documents with the SEC required to be filed by it under the Exchange Act since January 1, 2003 (the “MNST SEC Reports”).  As of their respective dates or, if amended, as of the date of the last such amendment, the MNST SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such MNST SEC Reports.  None of the Company Subs is required to file any forms, reports or other documents with the SEC.

(b)                                 The financial statements of MNST included in the MNST SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of MNST and its consolidated Subsidiaries (inclusive of the Company) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments).

(c)                                  The attached Schedule 3.6 contains (i) unaudited balance sheets of the Business on a consolidated basis as of December 31, 2003 and 2004, and the related unaudited consolidated statements of operations and statements of cash flows for the years then ended and (ii) unaudited balance sheets of the Business on a consolidated basis as of April 30, 2005, and the related unaudited consolidated statements of operations and statements of cash flows for the four (4) months then ended (all such balance sheets and income statements collectively, the “Business Financial Statements”).  The balance sheet as of April 30, 2005 included in the Business Financial Statements is sometimes referred to herein as the “Latest Balance Sheet”.  Each of the Business Financial Statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Business (which, in turn, are accurate and complete in all material respects) and presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Business in accordance with GAAP (except as set forth on Schedule 3.6) applied on a consistent basis as of the dates and for the periods set forth therein.

3.7                               Absence of Certain Changes or Events.  Except as set forth in Schedule 3.7 attached hereto, since December 1, 2004, with respect to the Companies, the Company has conducted its business only in the ordinary course and there has not been:

(a)                                  any Material Adverse Effect;

(b)                                 any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof (exclusive of any dividend or distribution from any Company Sub to another Company Sub or to the Company)) in respect of any of the Companies’ membership interests, capital stock or other ownership interests, as applicable, or any direct or indirect repurchase, redemption or other acquisition by any of the Companies of any of its membership interests, any shares of its capital stock or other ownership interests, as applicable;

(c)                                  any increase in the rate or change in the terms of base compensation payable or to become payable by any of the Companies to senior management of the Business receiving more than $200,000 in base compensation as of the date hereof; any increase in the rate or change in the terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such senior managers of the Business receiving more than $200,000 in base compensation as of the date hereof; any special bonus or special remuneration paid to any member of senior management of the Business receiving more than $200,000 in base compensation as of the date hereof; or any written employment contract executed or amended with respect to any member of senior management of the Business receiving more than $200,000 in base compensation as of the date hereof;

(d)                                 any entry into any material agreement, material commitment or material transaction (including, without limitation, any borrowing of money, issuance of notes or other evidences of Indebtedness, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by any of the Companies, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement and the other agreements and instruments contemplated hereby;

(e)                                  any mortgage, pledge or subjection to a Lien of any of the Companies’ assets;

(f)                                    any sale, assignment, license, transfer or encumbrance of any of the Companies’ Intellectual Property Rights which would reasonably be expected to adversely affect the Business in any material respect as currently conducted;

(g)                                 any material change by any of the Companies in accounting methods, principles or practices (including billing or collection practices used by the Company or any Company Sub), or made or rescinded any material Tax election or changed in any material respect any method of accounting for foreign, federal or state income tax purposes;

(h)                                 any intercompany charges or conduct of cash management customs and practices in each case other than in the ordinary course of business;

(i)                                     any change in any of the Companies’ authorized or issued membership interests, capital stock or other equity interests; grant of any option, warrant or right to purchase membership interests, shares of capital stock or other equity interests of any of the Companies; issuance of any security convertible into such membership interests, capital stock or other equity interests; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by any of the Companies of any such membership interests, shares of capital stock or other equity interests;

(j)                                     any damage, destruction or casualty loss to any asset or property of any of the Companies in excess of $200,000, whether or not covered by insurance or suffered any substantial destruction of any of the Companies’ books and records;

(k)                                  any cancellation or waiver of any debts, claims or rights with a value to any of the Companies in excess of $200,000;

(l)                                     any settlement of any material claim, material litigation or material action pending against any of the Companies;

(m)                               any changes (or authorized changes) in any of the Companies’ constituent or governance documents;

(n)                                 any entry into, termination of, or receipt of notice of termination of any license, dealers, sales representative, joint venture, credit, or similar contract other than in the ordinary course of business; or

(o)                                 any commitment or agreement, whether oral or written, by any of the Companies to do any of the foregoing.

3.8                               Litigation.  Except as set forth on Schedule 3.8 attached hereto, there are no material claims, actions, suits, proceedings, investigations (to the knowledge of the Company or MNST), or orders, in law or equity, pending, or, to the knowledge of the Company or MNST, threatened, by or against any of the Companies, the Business or any of the Companies’ assets (tangible or intangible), or otherwise relating to the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereunder, and, except as set forth in Schedule 3.8, to the knowledge of the Company or MNST, there does not exist any valid basis for any such claim, action, suit, proceeding, investigation or order; and, to the knowledge of the Company or MNST, there is no condemnation, expropriation or other proceedings in eminent domain pending or threatened affecting any of the Company Office Locations.  Except as set forth on Schedule 3.8, each of the Companies is fully insured (and the Company and the Company Subs are currently an insured party (and is currently entitled to receive benefits therefrom) under the insurance policies maintained by MNST and listed on Schedule 3.26 attached hereto) with respect to each of the matters disclosed pursuant to this Section 3.8, subject to applicable deductions.

3.9                               Compliance with Laws.  Except as disclosed in Schedule 3.9 attached hereto, the Companies and the Business are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their respective businesses or operations, except in each case, to the extent that such noncompliance would not adversely effect the conduct of the Business in any material respect as currently conducted, and no notices have been received by and, to the Company’s and MNST’s knowledge, no claims have been filed against MNST, the Company or any Company Sub alleging a material violation of any such laws, ordinances, rules, requirements or regulations (provided that no representation or warranty is made in this Section 3.9 with respect to Environmental Laws or Taxes).  Each of the Companies and the Business has in effect all federal, state, local and foreign governmental approvals, qualifications, authorizations, certificates, accreditations, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except in each case, to the extent such Permits are not material to the conduct of the Business as currently conducted.  None of the Companies or the Business is in default in any material respect under any material Permit and Schedule 3.9 attached hereto sets forth a list of all such Permits (including each domestic and foreign jurisdiction in which the Company and each Company Sub is qualified to do business).

3.10                        Taxes.  Except as set forth on Schedule 3.10  attached hereto:

(a)                                  All Tax Returns required to be filed on or prior to the Closing Date by or on behalf of the Company, any Company Sub or any Affiliated Group of which the Company or any Company Sub is or was a member have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).  All such Tax Returns are correct and complete in all material respects.  All Taxes due and owing (whether or not shown or required to be shown on such Tax Returns), either directly, as part of a consolidated Tax Return of another taxpayer or any Affiliated Group, or otherwise, have been duly and timely paid.

(b)                                 No agreement extending, or having the effect of extending, the period of assessment or collection of any material Taxes with respect to the Company or any Company Sub has been executed or filed with the IRS or any other taxing authority.

(c)                                  Neither the Company nor any Company Sub is bound by or has any obligation under any Tax allocation or sharing agreement.

(d)                                 Neither the Company nor any Company Sub has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is MNST or has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

(e)                                  Buyer has received complete copies of (A) all material federal, state, local and foreign income or franchise Tax Returns of the Companies (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated Tax Returns relating to the Companies) relating to taxable periods beginning after December 31, 2000 and (B) any audit or examination report or other statement of deficiency or proposed adjustment issued within the last three years relating to any material income Taxes due from or with respect to the Companies.

(f)                                    All material deficiencies asserted or assessments made against or covering or including MNST and each of the Companies have been paid, and there are no other material audits or investigations by any taxing authority in progress against any of the Companies, nor have MNST, the Company or any Company Sub received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(g)                                 There are no Liens for Taxes upon any of the properties or assets of any of the Companies other than Liens for current Taxes not yet due and payable.

(h)                                 MNST is not a foreign person within the meaning of Section 1445 of the Code.

(i)                                     Neither Company nor any Company Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring prior to the Closing or any excess loss account existing prior to the Closing described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(j)                                     The unpaid Taxes of the Company and the Company Subs (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MNST and its Subsidiaries in filing their Tax Returns.  Since the date of the Latest Balance Sheet, neither the Company nor any Company Sub has incurred any liability for Taxes outside the ordinary course of business.

(k)                                  For federal income tax purposes, the Company is disregarded as an entity separate from MNST.

(l)                                     The portion of the sum of (i) the Purchase Price less (ii) the OMS Amount less (iii) the Initial Adjustment that is allocated pursuant to Section 8.4(h) to Company assets that will be deductible (as an amortization deduction or a depreciation deduction) for federal income tax purposes after the Closing Date will exceed by at least $33.0 million the adjusted tax basis, measured immediately prior to the Closing, of Company assets that are deductible (as an amortization deduction or a depreciation deduction) for federal income tax purposes and for which the appropriate MNST subsidiary has been taking an amortization or depreciation deduction for such purposes.

3.11                        Employee Benefit Plans.  The attached Schedule 3.11 lists each Plan (as defined below) currently maintained or sponsored by the Company or MNST on behalf of employees or former employees of the Business (and their dependents or beneficiaries) or with respect to which the Companies have any material liability.    The Company and the Business are in compliance in all material respects with the terms of each Plan and the requirements applicable to each Plan prescribed by ERISA, the Code and other applicable law.  Each Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified.  No lawsuit, claim or other action (other than routine claims for benefits, and appeals of such claims) is pending, or to the knowledge of MNST and the Company, threatened with respect to any Plan by any employee or former employee of the Business (or their dependents or beneficiaries).  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Plan which could reasonably be expected to result in a material liability to the Companies, Buyer or its Affiliates.  Except as disclosed on Schedule 3.11, the consummation of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby will not accelerate the time of payment or vesting of any employee or former employee (or dependents or beneficiaries thereof) of the Business.  The consummation of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby will not give rise to any material liability under any Plan or increase the amount of compensation or benefits due to any employee or former employee (or dependents or beneficiaries thereof) of the Business under any such Plan solely by reason of such transactions.  No Plan provides retiree health or death benefits to any current or former employee of the Business (or any dependent thereof), other than pursuant to COBRA or other applicable law.  As used herein, “Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any other material bonus, profit sharing, pension, deferred compensation, severance, incentive, health, life, disability or welfare plan or policy, program, arrangement or other agreement.  True and complete copies of any Plan has been made available to the Buyer along with all material documents pursuant to which such Plan is maintained, funded or administered.

3.12                        Environmental Matters.  (a)  Except as set forth on Schedule 3.12 hereto:

(i)                                     no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no action, suit, proceeding or, to the knowledge of MNST and the Company, investigation is pending or, to the knowledge of MNST and the Company, threatened in writing by any Governmental Entity or any other Person which alleges material liability or a material violation by the Company, any Subsidiary or the Business or any of their respective predecessors under any Environmental Law;

(ii)                                  the Company, its Subsidiaries and the Business are each in compliance with all material applicable Environmental Laws and all Environmental Permits; and

(iii)                               (A) in connection with the real property leased by the Company, any Subsidiary or the Business or any of their predecessors no release, emission, or discharge into the environment of petroleum or hazardous materials has occurred or is presently occurring so as would give rise to material liability under any Environmental Law and (B) no hazardous material, including polychlorinated biphenyls (“PCBs”), has been disposed of or released by the Company, any Subsidiary, the Business or any of their respective predecessors except in compliance with applicable Environmental Laws and as would not give rise to material liability under Environmental Law and no hazardous material, hazardous waste or hazardous substance, including PCBs, has been disposed of by any other Person at or from the real property leased by the Company, any Subsidiary or the Business or any of their respective predecessors, except in compliance with applicable Environmental Laws and as would not give rise to material liability (known or unknown) under Environmental Law.

(b)                                 As used herein,

(i)                                     “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, order or decree, and all common law in each case as in effect on the date hereof, relating to pollution or the protection of the environment;

(ii)                                  “Environmental Permits” means all permits, licenses, certificates or approvals necessary for the operations of the Company, any of the Company Subs or the Business as currently conducted to comply with all applicable Environmental Laws; and

(iii)                               “hazardous materials” shall include petroleum, and “hazardous substances” as defined by the Comprehensive Environmental Response Compensation and Liability Act and “hazardous wastes” as defined in the Resource Conservation and Recovery Act, both as amended as of the date hereof, and as such terms are defined in the equivalent state statutes, if any, of the states in which the Company operates and any other substance for which liability or standards of conduct may be imposed under Environmental Law.

3.13                        Intellectual Property.

(a)                                  Schedule 3.13(a) identifies (i) each Company Intellectual Property Right relating to the Business that is registered, patented or subject to a pending application for patent or registration, together with a brief description of each related application, patent or registration information and the current registrant, patentee or applicant, as applicable, (ii) each Company Intellectual Property Right that is an unregistered copyright, trademark, service mark or trade name and that is material to the ongoing operation of the Business, together with a brief description of the Company products and services associated with such copyright, trademark, service mark or trade name, and (iii) each Internet domain name registration presently used in and material to the ongoing operation of the Business (including such domain name registrations in the name of the Company that are redirected to web sites presently operated by or for the Company or any Company Sub), and in the case of registrations in the name of an entity other than the Company or a Company Sub a designation indicating such will be provided following the date of this Agreement.  Except as set forth on Schedule 3.13(a), as of the Closing Date the Company or one of the Company Subs shall be the sole owner, free and clear of Liens, of all right, title and interest in and to each of the Company Intellectual Property Rights identified or required to be identified on Schedule 3.13(a).  None of the material Company Intellectual Property Rights (other than trademarks, servicemarks, tradenames or registrations or applications for the same) will be owned by MNST or any of its Subsidiaries after the Closing Date.    Anything herein to the contrary notwithstanding, MNST shall retain all rights, title and interest in and to each and every trademark, service mark and trade name, and all registrations and applications for the same, that use the word “Monster” or a derivative or conjugation thereof, and no such trademark, service mark or trade name, or registrations or applications for the same, are to be transferred to Buyer in connection with this Agreement.

(b)                                 Licenses.

(i)                                     Schedule 3.13(b)(i) identifies Inbound IP Licenses other than (A) Commercial Software Licenses, (B) licenses of customer trademarks, customer content and related third party materials provided to the Company or a Company Sub for use in connection with the Company’s or Company Sub’s performance of services for such customer, (C) licenses that are immaterial to the ongoing operation of the Business (such, for example, co-

brand agreements, linking agreements, private label agreements); (D) immaterial shrink-wrap, click-through and similar licenses; and (E) Inbound Software Licenses (as defined in Section 3.13(b)(iii)).

(ii)                                  Schedule 3.13(b)(ii) identifies each Outbound IP License from which the Company or any Company Sub have derived revenue (excluding any licenses where the Company and Company Subs have derived less than fifty thousand dollars ($50,000) in revenue during 2004 for all such licenses related to the same products or services), and each Outbound IP License the loss of which could reasonably be expected to result in a Material Adverse Effect, excluding in each case (A) licenses granted to customers of the Company’s yellow pages advertising business containing terms and conditions customary in the telephone directory advertising business which licenses provide for such customer’s use of work product created by or on behalf of the Company or Company Sub as applicable, and (B) licenses of Exploited Software (as defined in Section 3.13(e)).  As of the Closing Date, neither MNST nor its Subsidiaries (other than the Company and the Company Subs), nor any third party, has any present or future, contingent or certain, sole or exclusive rights in or to, or option to acquire ownership of, any Company Intellectual Property Right.  Copies of the Outbound IP Licenses (including amendments thereto) set forth on Schedule 3.13(b)(ii) have been provided to Buyer.  With respect to any Outbound IP Licenses that are not set forth on Schedule 3.13(b)(ii), and except as otherwise set forth on Schedule 3.13(b)(ii):

(A) none of the Outbound IP Licenses contain licenses to the trademarks “TMP” (including variations thereof) or “MOVING.COM” (including variations thereof), except licenses terminable by the Company or a Company Sub on no greater than one (1) year prior notice and licenses to Company franchisees (if any) and marketing agents (it being understood that any such licenses outside of the United States, Canada and Japan shall not be required to be disclosed or provided);

(B) none of the Outbound IP Licenses impose on the Company or any Company Sub any obligation that, as of the Closing Date, could foreseeably and reasonably result in a Material Adverse Effect on the Company or Company Sub; and

(C) no breach of an individual Outbound IP License by the Company or any Company Sub could, as of the Closing Date, foreseeably and reasonably result in a Material Adverse Effect on the Company or Company Sub.

(iii)                               Schedule 3.13(b)(iii) identifies each Inbound IP License (excluding licenses of executable computer software) that is material to the continued operation of the Business as presently conducted or pursuant to which the Company or any Company Sub is obligated to pay any royalty or similar fee for the usage of Third Party Licensed IP (“Inbound Software License”).  Copies of the Inbound IP Licenses (including amendments thereto) set forth on Schedule 3.13(b)(iii) have been provided to Buyer.

(c)                                  The Company Intellectual Property Rights identified on Schedule 3.13 (including any subsection thereof) and the Third Party Licensed IP identified on Schedule

3.13(b)(i) constitute all Intellectual Property Rights required for the material operation of the Business as presently conducted.  The Company, the Company Subs, and MNST and its Subsidiaries with respect to operation of the Business, have taken reasonable precautions to protect the secrecy and confidentiality of trade secrets and confidential and proprietary information used in the operation of the Business.

(d)                                 To the knowledge of MNST, the operation of the Business has not (and will not when conducted in the same manner as historically conducted) infringed upon or misappropriated any third party Intellectual Property Rights.

(e)                                  Schedule 3.13(e) identifies and describes any computer software or computerized data owned by the Company or any of the Company Subs from which the Company or any of the Company Subs, or MNST and its Subsidiaries in the operation of the Business, have derived revenue in excess of fifty thousand dollars ($50,000) during 2004 for all licenses of such software or data (the “Exploited Software”).  With respect to the Exploited Software:  (A) the Company and the Company Subs own all right, title and interest in and to the Intellectual Property Rights embodied in such Exploited Software, except for Third Party Licensed IP used pursuant to an Inbound IP License permitting the Company or the Company Subs to incorporate such Third Party Licensed IP into, and redistribute such Third Party Licensed IP with, the Exploited Software; (B) to the knowledge of MNST, the Company or its Subsidiaries have possession and control of the source code and programmer documentation relating to the current version of such Exploited Software, and no source code or programmer documentation relating to any Exploited Software versions has been disclosed or made available to any person or entity other than employees of the Business or consultants who have signed valid non-disclosure and proprietary rights agreements that provide for the Company’s ownership of such Exploited Software; and (C) to the knowledge of MNST, none of the Exploited Software or any portion thereof contains or is a derivative work based upon any software licensed under the General Public License or Lesser General Public License, or similar license that requires or may require that source code for the Exploited Software or any portion thereof be made available to the public or to licensees.

(f)                                    None of MNST and its Subsidiaries (including, for the sake of clarity, the Company and its Subsidiaries) is a party to, and to the knowledge of MNST no Company Intellectual Property Right is subject to, any outstanding judgment, injunction, order or decree that would restrict the use of any Company Intellectual Property Right by the Company or any of the Company Subs or would restrict the licensing thereof by the Company or any of the Company Subs to any Person.  None of the Company or the Company Subs is a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right of any other Person.  Neither the Company nor the Company Subs has any outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights, nor does MNST have any knowledge of facts that could reasonably be a basis for any such claim or suit.

(g)                                 As used herein in this Section 3.13, the following terms have the meanings stated below.

(i)                                     “Commercial Software License” means any license or group of related licenses of executable computer software only that is used internally in the operation of the Business without any redistribution, modification or customization, and which computer software is presently commercially available under the same or substantially similar terms and conditions as licensed to the Company or the Company Subs (as applicable) (A) for aggregate initial license fees (for all related licenses) of less than $50,000 in the case of perpetual licenses, or (B) for aggregate annualized license fees (for all related licenses) of less than $25,000 in the case of any license other than a perpetual license.

(ii)                                  “Company Intellectual Property Rights” means the Intellectual Property Rights owned by MNST and its Subsidiaries (including, for the sake of clarity, the Company and Company Subs) and used in the Business.

(iii)                               “Inbound IP License” means any agreement, related to the Business,  pursuant to which the Company or any Company Sub is licensed (directly or through a license to MNST and its Subsidiaries) to use or otherwise commercially exploit any Intellectual Property Rights of other Persons.

(iv)                              “Outbound IP License” means any agreement pursuant to which a third party has a right to use any Company Intellectual Property Right.

(v)                                 “Third Party Licensed IP” means the Intellectual Property Rights that are the subject of any Inbound IP License.

(vi)                              “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

3.14                        Certain Contracts.

(a)                                  Schedule 3.14(a) lists all contracts, agreements or other arrangements material to the Business, inclusive of contracts with the twenty largest yellow pages clients of the Business based on 2004 revenue (together with any agreement otherwise referenced herein or in any schedule attached hereto which is intended to remain with the Business following the Closing being transferred to Buyer with the Business, the “Material Contracts”).  Except as set forth on Schedule 3.14(a), (i) with respect to each of the Company’s and the Company Subs’ obligations thereunder, all of the Material Contracts are valid, binding and enforceable against the Company or a Company Sub, and to the knowledge of MNST and the Company, against the other party thereto, in each case, in accordance with their respective terms and (ii) each of the Company and each Company Sub has performed in all material respects all obligations required to be performed by it under each such Material Contract and is not in default under or in breach of nor in written receipt of any claim of default or breach under (including, without limitation, defaults arising out of, or as a result of, the transfer or contribution of assets by MNST or any of its Subsidiaries (other than the Company and the Company Subs) or Affiliates, on the one hand, to the Company or any Company Sub on the other hand) any Material Contract.

(b)                                 Except as set forth in Schedule 3.14(b) attached hereto, none of the Companies are a party to or bound by, nor are any assets, properties or operations of the Company or any of the Company Subs bound by, any written or legally binding:

(i)                                     contract relating to Indebtedness (including any letter of credit arrangements and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien prior to the Closing on any asset of either the Company or any Company Sub;

(ii)                                  contract which prohibits either the Company or any Company Sub from engaging in business anywhere in the world;

(iii)                               contract under which any of the Companies has advanced or loaned any employee any amounts of money, exclusive of such advances or loans not exceeding $250,000 in the aggregate;

(iv)                              contract under which such Person is lessee of or holds or operates any personal property owned by any other party which involves annual rental payments of greater than $250,000 or group of such contracts with the same Person which involve annual consideration in excess of $500,000 in the aggregate;

(v)                                 contract under which such Person is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by either the Company or any Company Sub which involves annual consideration in excess of $100,000;

(vi)                              joint venture or partnership contract;

(vii)                           guarantee of any Liability;

(viii)                        franchise contracts;

(ix)                                power of attorney;

(x)                                   contract relating to the acquisition or sale of any assets; or

(xi)                                any other contract (or group of related contracts) other than those contracts disclosed pursuant to subsection (a) or subsections (i) through (x) above, the performance of which involves consideration in excess of $100,000 per year or $350,000 in the aggregate to the extent not otherwise of a type described in subsection (a) or subsections (i) through (x) above or which cannot be canceled by either the Company or any Company Sub within 30 days notice without premium or penalty.

(c)                                  A true, correct and complete copy of each of the written Material Contracts and an accurate description of each of the oral Material Contracts, together with all amendments, revisions or changes thereto have been provided to Buyer.

3.15                        Employment Matters.  As of the date hereof, there are no work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices pending or to the knowledge of MNST or the Company threatened against the Company, the Company Subs or the Business which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Business.  To the knowledge of MNST and the Company as of the date hereof, there are no organizational efforts presently being made or overtly threatened by or on behalf of any labor union with respect to employees of the Business.  The employees of the Company and the Company Subs are set forth on Schedule 3.15 attached hereto.  Except as set forth on Schedule 3.15 attached hereto, all employees of the Business are classified as “at-will”.

3.16                        Real Property.

(a)                                  Neither the Company nor any Company Sub owns any real property.

(b)                                 Schedule 3.16(b) attached hereto contains a complete list of all locations where the Company and each Company Sub has employees (the “Company Office Locations”).  The Company has made available to Buyer’s special counsel complete and accurate copies of each of the leases and subleases for the Company Office Locations (the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect against the lessee named therein, and to the knowledge of MNST and the Company, the lessor named therein; (ii) neither MNST, nor to MNST’s knowledge, any other party to the Lease is in material breach or material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) the lessee and, to the Company’s knowledge, no other party to any Leases has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to any Lease; (v) none of the Leases have been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Buyer; and (vi) except with respect to any assignment, sublease or license by MNST to the Company or as otherwise contemplated hereby, MNST has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease, except that MNST may have subleased portions of the Company Office Locations subject to Leases but not any premises subject to a Sublease Agreement or an Assignment Agreement.

(c)                                  With respect to the Company Office Locations:  the current use of such property and the operation of the Business does not violate any instrument of record or contract affecting such property or any applicable law.

(d)                                 Except as set forth on Schedule 3.16(d), the sublease or assignment, as the case may be, of the Company Office Locations to the Buyer does not require the consent of any other party to the Leases, will not result in a breach of or a default under any of the Leases, or otherwise cause any of the Leases to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing subject to applicable bankruptcy and creditors’ rights laws.

3.17                        Title and Condition of Tangible Assets.  Except as set forth on Schedule 3.17, the Companies have or will have at Closing good and marketable title to, or a valid leasehold interest in, all of the material assets and properties (other than real property) used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens other than those imposed by Buyer, except for (a) Liens disclosed on the Latest Balance Sheet or (b) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the face of the Latest Balance Sheet).  The Companies’ assets and properties (other than real property ), and to the knowledge of MNST and the Company, the Company Office Locations, which are material to the Business are in good operating condition and are fit for use in the ordinary course of business.  Except as described on Schedule 3.17, the Company and each Company Sub owns, or has a valid leasehold interest in, all material properties (other than real property) and assets (including, without limitation, the assets to be transferred to the Company and the Company Subs pursuant to Section 8.14 following the Closing Date) necessary for the conduct of the Business as presently conducted and will enable the Companies to operate the Business immediately after the Closing Date in the same manner as operated prior to and as of the Closing Date.

3.18                        Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.18 attached hereto, neither the Company nor any Company Sub has any Liability, except for (i) Liabilities reflected in the calculation of Working Capital or Indebtedness, (ii) Liabilities reflected on the face of the Latest Balance Sheet and (iii) Liabilities of the same type and scope as (and, in any event, in an aggregate amount of all Liabilities not in excess of) those reflected on the face of the Latest Balance Sheet that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to product liability, tort infringement, an environmental health or safety matter, or a violation of or liability under any Legal Requirements).

3.19                        Indebtedness.  Schedule 3.19 attached hereto describes Indebtedness of the Companies as of the date of this Agreement and sets forth the principal amounts, scheduled amortizations, and interest accruals necessary to calculate Indebtedness (assuming no prepayments) as of the Closing Date.  There shall be no fees, expenses, prepayment penalties or other charges due as of the Closing Date with respect to Indebtedness assuming that all amounts owing with respect to such Indebtedness are repaid on the Closing Date, other than with respect to Indebtedness imposed by Buyer.

3.20                        No Acceleration of Rights or Benefits.  Except as set forth in this Agreement or on Schedule 3.20 attached hereto, neither the Company nor any Company Sub has made, nor is any such entity obligated to make, or could become obligated (either prior to or following the Closing) to make, any payment to any Person as a result of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby other than agreements entered into with Buyer with effect following the Closing.

3.21                        Names and Location.  Except as set forth in Schedule 3.21 attached hereto, during the preceding five-year period, the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact name under which it has executed this Agreement and the other agreements and instruments contemplated hereby.

3.22                        Absence of Certain Payments.  No director, officer, agent, employee or other Person acting on behalf of either the Company or any Company Sub has, directly or indirectly, used any limited liability company funds for contributions, payments, gifts, entertainment or other purposes relating to any political activity or solicitation of business that was prohibited by law, or on behalf of either the Company or any Company Sub, made any direct or indirect unlawful payment to any governmental official or governmental employee or established or maintained any unlawful funds.  Neither the Company, any Company Sub, nor any current director, officer, or to the Company’s knowledge, agent, employee or other Person acting on behalf of either the Company or any Company Sub, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure in connection with his or her employment by or on behalf of either the Company or any Company Sub.

3.23                        Affiliated Transactions.  The attached Schedule 3.23 sets forth all material intercompany services provided to or on behalf of the Business with respect to the Business by MNST or any of its Affiliates (other than the Company and the Company Subs) during the twelve-month period prior to the Closing Date.  Except as set forth on Schedule 3.23 attached hereto, no Affiliate of either the Company or any Company Sub (except for MNST and its Affiliates other than the Company and the Company Subs), or any officer, director, or to the Company’s knowledge, employee (or to the Company’s knowledge, any relative of any officer, director, or employee) of MNST, the Company or any Company Sub, is party to any contract, arrangement or transaction to which the Company or any Company Sub is a party or has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or the assets of either the Company or any Company Sub which involves consideration in excess of $60,000.

3.24                        Finders.  Except for the obligation to pay Theo F. Oliphant, Score Media Inc. and/or any of their Affiliates up to $550,000 and except as set forth on Schedule 3.24, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract binding upon the Company or MNST.

3.25                        Accounts Receivable.

(a)                                  Except as set forth on Schedule 3.25 attached hereto, as of the Closing Date all of the accounts receivable reflected on the Latest Balance Sheet are, and all of the accounts receivable to be reflected in the determination of Actual Working Capital will be actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the Companies’ books and records (and in the determination of Actual Working Capital) which resulted from ordinary course of business and in a manner consistent with the Companies’ normal credit practices and which, to MNST’s knowledge, are or shall be current and collectible in full (subject to reserves for bad debt reflected in the final determination of Working Capital).

(b)                                 Effective as of the Closing on the Closing Date, no Person has, and as of the Closing Date, no Person will have, any Lien on such receivables or any part thereof with the exception of Liens imposed by Buyer or its Affiliates.

3.26                        Insurance.  The attached Schedule 3.26 lists each insurance policy maintained by MNST that cover the properties, assets and business of each of the Companies, and identifies which such insurance policies, if any, are occurrence-based policies.

3.27                        Customers and Suppliers.  The attached Schedule 3.27 lists each customer accounting for more than $10,000,000 in gross billings of the Companies for each of the two most recent fiscal years (and the revenues generated from such customer).  Schedule 3.27 also lists any additional current customers which the Companies reasonably anticipate shall account for more than $10,000,000 in gross revenues of the Companies for the current fiscal year.  Schedule 3.27 lists each supplier and publisher of the Companies accounting for more than $20,000,000 in gross expenditures of the Companies for each of the two most recent fiscal years (and the amounts paid to such supplier or publisher).  Schedule 3.27 also lists any additional current suppliers or publishers which the Companies reasonably anticipate shall account for more than $20,000,000 in gross expenditures of the Companies for the current fiscal year.    None of the Companies has received any written indication (or to the knowledge of the executive management of MNST or the Companies received any other indication) from any such supplier or publisher to the effect that, and none of the Companies has any reason to believe that, such supplier or publisher will stop, materially decrease the rate of, or materially change the terms (whether related to commissions, payment, price or otherwise) with respect to, supplying or publishing materials, products or services to, or for, the Companies (whether as a result of the consummation of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby or otherwise).  None of the Companies has received any written indication (or to the knowledge of the executive management of MNST or the Companies received any other indication) from any such customer of any Company to the effect that such customer will stop, or materially decrease the rate of, buying products or services of the Companies (whether as a result of the consummation of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby or otherwise).

3.28                        WARN Act Compliance.  Except as set forth on Schedule 3.28, within the past ninety days, neither the Company nor any of the Company Subs has experienced a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

3.29                        Investment Representations.  MNST (A) understands that the Seller Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Seller Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Seller Note, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Seller Note, and (F) is an “accredited investor” within the meaning of Rule 501 or Regulation D under the Securities Act.

3.30                        Closing Date.  The representations and warranties contained in this Article III and elsewhere in this Agreement and the other agreements and instruments contemplated hereby and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, MNST or the Company to Buyer in accordance with this Agreement, are true and correct as of the date hereof and will be true and correct as of the Closing Date, except for representations and warranties made by their terms as of date specified by month, day and year, which shall be true and correct as of such specified date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to MNST and the Company to enter into and perform its obligations under this Agreement and the other agreements and instruments contemplated hereby, Buyer represents and warrants to MNST and the Company that:

4.1                               Organization, Standing and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby and since the date of its incorporation has engaged in no activities other than in connection with or as contemplated by this Agreement and the other agreements and instruments contemplated hereby or in connection with arranging any financing required to consummate the transactions contemplated hereby.

4.2                               Corporate Authorization.  Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements and instruments contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements and instruments contemplated hereby, and the consummation of such transactions contemplated hereby and thereby, by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has and the other agreements and instruments contemplated hereby will have been duly executed and delivered by Buyer and (assuming that this Agreement constitutes and the other agreements and instruments contemplated hereby will constitute a valid and binding agreement of MNST and the Company) constitutes a valid and binding obligation of Buyer, enforceable against such party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally.

4.3                               Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any Subsidiary of Buyer in connection with the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) the filing of a premerger notification and report form under the HSR Act and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other laws and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not adversely effect the conduct of the business of Buyer.

4.4                               Non-contravention.  The execution and delivery of this Agreement and the other agreements and instruments contemplated hereby by Buyer does not and the performance by Buyer of this Agreement and the other agreements and instruments contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated hereby on the terms and conditions provided for herein.

4.5                               Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Buyer, overtly threatened in writing against or affecting Buyer, any Subsidiary of Buyer that would reasonably be expected to prevent or substantially delay the transactions contemplated hereby or otherwise materially impair the ability of Buyer to consummate the transactions contemplated hereby on the terms and conditions provided for herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer or any Subsidiary of Buyer having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.  To the knowledge of Buyer, there does not exist any valid basis for any such claim, action, suit, proceeding, investigation or order.

4.6                               Financial Capability.  On or about the date hereof, the following were entered into, respectively, are (i) that certain Credit Agreement among the Company, the other credit parties thereto, General Electric Capital Corporation and GECC Capital Markets Group, Inc. and (ii) that certain Credit Agreement among the Company, the other credit parties thereto, the financial institutions who are or thereafter become parties thereto as lenders and CapitalSource Finance LLC, (collectively, the “Credit Agreements”) in connection with the debt financing and a working capital line of credit to be provided to Buyer in order to consummate the transactions contemplated hereby.  Assuming the actual receipt by Buyer of the financing contemplated in the Credit Agreements, Buyer shall have readily available funds to meet its financial obligations at Closing.  As of the date hereof, Buyer is not aware of any facts or circumstances that in Buyer’s good faith judgment would cause Buyer to be unable to obtain financing in accordance with the terms of the Credit Agreements upon satisfaction of the terms and conditions contained herein and therein.

ARTICLE V

PRE-CLOSING COVENANTS AND OTHER TERMS

5.1                               Public Announcements.  Prior to and following the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement and the other agreements and instruments contemplated hereby or the transactions contemplated hereby without the prior consent of Buyer (in the case of MNST and the Company) or MNST (in the case of Buyer), provided, however, that (i) nothing herein will prohibit MNST from issuing or causing publication of any such press release, public announcement or public filing (and commenting thereon consistent with the rules and regulations of the SEC) to the extent that MNST determines such action to be required by law, or the regulations of any government agency or the Nasdaq National Market in which case MNST will, if practicable in the circumstances, use reasonable efforts to allow Buyer reasonable time to comment on such release, announcement or filing in advance of its issuance; (ii) Buyer, MNST and the Company may disclose this Agreement and the other agreements and instruments contemplated hereby and the transactions contemplated hereby to third parties in connection with securing consents of such third parties and in connection with any permits, approvals, filings or consents required by law to be obtained; and (iii) Buyer shall be allowed to disclose the terms of this Agreement and the other agreements and instruments contemplated hereby and the transactions contemplated hereby (A) to authorized representatives and employees of Buyer or its Affiliates, (B) in connection with summary information about Buyer’s or any of Buyer’s Affiliates financial condition, (C) to any of Buyer’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents and (D) to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates; provided that in the case of disclosures made pursuant to clauses (A) through (D), the recipient is informed of the confidential nature of such information.

5.2                               Investigation by Buyer.  Prior to the Closing, MNST and the Company will afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to, and otherwise make available to Buyer, the offices, facilities, properties, files, documents, contracts, insurance policies, books, records, customers, suppliers, publishers (it being acknowledged and agreed that in the case of customers, suppliers and publishers such access will be limited to post-Closing and transition matters and MNST will use its commercially reasonable efforts to provide access to such customers, suppliers and publishers) and representatives of the Company and the Business (wherever located) so as to afford Buyer the opportunity to make such review, examination and investigation of the Company and the Business as Buyer may request and MNST and the Company will cooperate with Buyer in connection with any permits, approvals, filings or consents required by law to be obtained.  Buyer will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary.  No investigation, review, study or examination by Buyer or its representatives shall offset, limit or diminish the scope of the representations and warranties of MNST and the Company in this Agreement and the other agreements and instruments contemplated hereby or reduce or limit the liability of MNST or the Company for any breach thereof.

5.3                               Conduct of Business.  From the date hereof through the Closing, except as otherwise expressly provided for in this Agreement and the other agreements and instruments contemplated hereby or with the prior written consent of Buyer (not to be unreasonably withheld), the Company covenants and agrees that it will (and will cause the Company Subs to), and MNST agrees to cause the Company and the Company Subs to:

(a)                                  carry on the Companies’ business diligently, only in the ordinary course and in substantially the same manner as such business has previously been carried out;

(b)                                 deliver to the Buyer (not less than ten (10) business days prior to the Closing Date), if available, the unaudited balance sheet of the Companies on a consolidated basis as of April 30, 2005 and the related unaudited consolidated income statement for the four (4) months then ended (such balance sheet and income statement collectively, the “Updated Financial Statements”), and such Updated Financial Statements shall be consistent in all material respects with the Business Financial Statements previously delivered to Buyer;

(c)                                  (i) perform all maintenance and repairs necessary to maintain its property and assets in good repair, order and operating condition (ordinary wear and tear excepted), (ii) maintain and keep in full force existing insurance, (iii) maintain the books and records in the usual, regular and ordinary manner consistent with past practices, (iv) pay expenses and payables, bill customers and collect receivables, and (v) perform and comply with its contractual obligations;

(d)                                 make all bonus and other incentive compensation payments, if any, when due, to the extent not already made upon or prior to the consummation of the transactions contemplated by this Agreement (including, without limitation, any fiscal year 2004 year-end payments) and employer contributions to qualified retirement plans, and make or accrue all such similar obligations for the period prior to the Closing Date during fiscal year 2005 (it being acknowledged and agreed that the accrual for such obligations during fiscal year 2005 shall be in an amount equal to $817,000;

(e)                                  except as contemplated by this Agreement, not mortgage, hypothecate, grant Liens in or otherwise encumber MNST’s or, if applicable, the Company’s or any Company Sub’s interest in the Company Office Locations or sublease its interest in the Company Office Locations or amend any lease for the Company Office Locations to which it is a party or by which it is bound;

(f)                                    use reasonable efforts to preserve present business relationships, significant customers, significant suppliers and significant distributors of the Companies, to the extent such relationships are beneficial to the Companies and their business, and, except as otherwise directed by Buyer, use reasonable efforts to encourage the Companies’ employees to continue their employment with the Companies both before and after the Closing;

(g)                                 (i) use reasonable efforts to comply in all material respects with all Legal Requirements and Material Contracts applicable to its operations and business, (ii) maintain all existing licenses and permits applicable to its operations and business (if any) and (iii) to pay all applicable Taxes (including all income Tax installments related to its 2005 fiscal year) as such Taxes become due and payable;

(h)                                 promptly inform Buyer in writing of the occurrence or non-occurrence of any event known to MNST or the Company which would cause any condition set forth in Section 6.1 hereof not to be satisfied or the breach of any covenant hereunder by MNST or the Company;

(i)                                     not knowingly take or omit to take any action which, individually or in the aggregate, would be reasonably anticipated to have a Material Adverse Effect upon the business, financial condition, operating results, employee relations, customer relations, assets, operations or rights of the Companies;

(j)                                     not cause or permit the Company or any of the Company Subs to merge or consolidate with any other Person;

(k)                                  except as set forth in Section 5.7 below or as required by law, not amend any of the Companies’ certificate of formation, limited liability company agreement, certificate of incorporation or by-laws (or other equivalent charter documents);

(l)                                     not enter into, amend, terminate or modify any employment or severance agreement or (except as required by law) any Plan, in each instance, with respect to any employees of the Business, or grant any increase in salary or bonus or otherwise increase the base compensation payable to any director, officer, employee, consultant, advisor, agent or Affiliate employed in connection with or rendering services to the Business, except wage or salary increases required by existing contracts or by compensation policies which are consistent with past practices;

(m)                               not transfer sponsorship of any Plan (as defined in Section 3.11) from MNST to the Companies;

(n)                                 except in the ordinary course of business consistent with past custom and practice or as otherwise expressly provided for in this Agreement, the Company shall not: (i) sell, lease, transfer or otherwise dispose of any of its properties or assets, including without limitation cash and cash equivalents, (ii) create or permit to exist any new Lien on any of its properties or assets except for Liens created pursuant to the terms of MNST’s primary lending facility (as it may from time to time be amended prior to the Closing), which will be released at or prior to the Closing, (iii) enter into any joint venture, partnership or other similar arrangement, (iv) accelerate or delay any service to be rendered to a customer of the Company or any Company Sub in a manner inconsistent with past practices, (v) engage in any promotional sales or discounts or other activities with customers that has or would reasonably be expected to have the effect of accelerating to Pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods, (vi) make any new commitments for material capital expenditures, or (vii) enter into any commitment to borrow money;

(o)                                 not undertake any action or fail to take any action that will result in a breach of any of the representations and warranties set forth in Article III hereof as if made on and as of the Closing Date;

(p)                                 not grant any power of attorney;

(q)                                 borrow any money or issue or exchange any notes or other evidences of any indebtedness for borrowed money or incur or become subject to any material liability or obligation (except current liabilities incurred in the ordinary course of business consistent with past practice and liabilities under contracts entered into in the ordinary course of business consistent with past practice) in excess, individually or in the aggregate, of $100,000;

(r)                                    with respect to TMP Worldwide Co. Ltd., declare or pay any dividends or make any distributions on, or redeem or otherwise acquire, any shares of its capital stock, or enter into any transaction with or distribute any assets or property to any of its officers, directors, stockholders or Affiliates;

(s)                                  not make or change any material tax election, change an annual accounting period, adopt or change any accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, Company Sub, Buyer, or any Affiliate of Buyer; and

(t)                                    commit to do any of the foregoing.

5.4                               Non-Negotiation.  In consideration of the substantial expenditure of time, effort and expense undertaken by Buyer in connection with its due diligence review and the preparation and execution of this Agreement, MNST and the Company shall, and shall cause each of the Companies, their officers, directors, employees, shareholders, members, representatives, agents, lenders and Affiliates not to, directly or indirectly, discuss, pursue or otherwise enter into any agreements or other arrangements regarding, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the equity interests or assets of any of the Companies with any other Person (an “Acquisition Proposal”) or provide any information to any third party other than information which is traditionally provided in the regular course of MNST’s, the Company’s or the Company Subs’ business operations to third parties where MNST, the Company, the Company Subs and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the membership interests or assets of the Company.  MNST, the Company and the Company Subs shall, and shall cause their officers, directors, employees and Affiliates to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing and (ii) promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto is made by such Person and the details of such contact (including the identity of the third party or third parties and the specific term discussed or proposed).

5.5                               Reasonable Efforts; Required Consents.  MNST and the Company will each use their reasonable efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Buyer’s obligations hereunder, and Buyer will use its reasonable efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to the obligations of MNST and the Company hereunder.  Between the date of this Agreement and the Closing Date, MNST and the Company will, and will cause each of the Company Subs to, obtain all consents identified in Schedule 6.1(e) attached hereto and obtain all Requisite Regulatory Approvals.

5.6                               [Reserved.]

5.7                               Name Changes.  At or prior to the Closing, MNST, Buyer and the Company hereby agree that (a) TMP Worldwide Ltd. shall file the appropriate documents with the appropriate Canadian authorities to change its name from TMP Worldwide Ltd. to TMP Ltd. and (b) Monstermoving.com, Inc. shall file a Certificate of Amendment with the Secretary of State of the State of Delaware to change its name from Monstermoving.com, Inc. to Moving.com Inc.

5.8                               Intercompany Accounts.  Effective immediately prior to the Closing, all intercompany receivables, payables, loans and investments and any other intercompany accounts of any type or nature then existing between MNST or any of its Affiliates that is not one of the Companies, on the one hand, and one of the Companies, on the other hand, shall be settled, canceled or otherwise terminated or eliminated without any liability to, or other obligation of the Company or the Company Subs.

5.9                               Financing.  Buyer covenants and agrees to use its commercially reasonable efforts to obtain (upon satisfaction of all other conditions to Closing) debt financing and working capital line of credit on terms at least as favorable as the Credit Agreements as contemplated in Section 4.6.

5.10                        Leases.  MNST shall not amend, modify, extend, renew or terminate any of the Leases, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property by the Company, without the prior written consent of Buyer.

5.11                        TMP Worldwide Co. Ltd.  MNST covenants and agrees to use commercially reasonable efforts (including, to the extent necessary, following the Closing) to (i) cause TMP Worldwide Co. Ltd., a Japanese corporation (“TMP Japan”), to issue all stock certificates and take and perform all actions required in order to evidence and consummate the transactions relating to the issuance of equity interests (so that such transactions are valid and binding under the laws of Japan) contemplated by that certain Letter, dated as of October 9, 1985, from TMP Marketing Programs, Inc. to Kenichiro Takahashi, (ii) take and perform all actions required in order to consummate the transactions (so that such transactions are valid and binding under the laws of Japan) contemplated by the Contribution Agreement (as defined in Section 6.1(k)) and (iii) perform such other corporate actions as Buyer may reasonably request in connection with TMP Japan’s compliance with Legal Requirements under the laws of Japan relating to the transactions contemplated by this Agreement.

5.12                        WARN Act.  The Company and MNST covenant and agree that from the date hereof through the Closing Date, neither the Company nor any of the Company Subs will implement any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act without advance notification to Buyer.  In addition, the Company and MNST covenant and agree that from the date hereof through the Closing Date, neither the Company nor the Company Subs will implement any action that would cause a violation of the WARN Act.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

6.1                               Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing (as hereinafter defined), of all of the following conditions, in each case the form and substance of which is to Buyer’s reasonable satisfaction and any one or more of which may be waived in writing at the option of Buyer:

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no material breach by MNST or the Company in the performance of any of their respective covenants herein to be performed by any or all of them in whole or in part prior to the Closing, and the representations and warranties of MNST and the Company contained in this Agreement, if specifically qualified by materiality, shall be true and correct as of the Closing and, if not so qualified, shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a date specified by month, day and year, which shall be true and correct or true and correct in all material respects, as applicable, as of such specified date.  Buyer shall receive at the Closing a certificate dated and validly executed on behalf of MNST and the Company in the form attached hereto as Exhibit A certifying the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the covenants, representations and warranties of MNST and the Company contained in this Agreement.

(b)                                 Delivery of Documents.  Buyer shall have received all documents and other items to be delivered under Section 7.2.

(c)                                  No Legal Obstruction.  No suit, action or other proceeding, or injunction or final judgment, order or decree relating thereto or investigation by any person, entity or governmental agency shall be pending or overtly threatened, which if determined adverse to the Company or the Business, could reasonably be expected to have a Material Adverse Effect upon the properties, assets, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or business prospects of the Company or the Business.  No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental agency challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Buyer to dispose of or discontinue or materially restrict the operations of a significant portion of the Company or the Business.  All permits, approvals, filings and consents required or advisable to be obtained or made, and all waiting periods required or contemplated to expire, prior to the consummation of the transactions contemplated hereby under applicable federal laws of the United States, including the HSR Act, or applicable laws of any state or foreign country having jurisdiction over the transactions contemplated hereby shall have been obtained, made or expired, as the case may be (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d)                                 No Material Adverse Effect.  From the date hereof until the Closing, there shall have been no Material Adverse Effect on the properties, assets, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or business prospects of the Company or the Business.

(e)                                  Third Party Consents.  The Company shall have obtained the consent of those parties listed in Schedule 6.1(e) attached hereto to the execution of this Agreement and the consummation of the transactions contemplated hereby or Buyer shall have waived in writing the need for consent.

(f)                                    Financing.  The Company shall have received the proceeds of the debt financing and working capital line of credit contemplated in Section 4.6.

(g)                                 Lien Releases.  MNST and the Company shall have caused the Companies to obtain payoff letters as of the Closing Date and releases with respect to all of the Companies’ Indebtedness (other than contingent obligations), if any, and releases of all Liens (other than mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent) held by parties against the property (tangible or intangible) of the Companies (collectively, the “Lien Releases”); provided, however, that any payments with respect to such Indebtedness shall be made by Buyer and be treated as specified in Section 1.3(a) hereof.

(h)                                 Terminated Contracts.  MNST and the Company shall have caused the Companies to terminate those contracts listed on Schedule 6.1(h) attached hereto.

(i)                                     [Reserved.]

(j)                                     TMP Trademark Holding Company.  The Company, MNST and Monster (California), Inc., a California corporation, shall have formed an intellectual property holding company (the “TMP Holding Company”) according to the Operating Agreement (the “TMP Holding Company Operating Agreement”) set forth on Schedule 6.1(j) as soon as practicable following the date hereof, but in any event no later than 3 days prior to the Closing Date, and each of the trademark licenses (the “License Agreements”) set forth on Schedule 6.1(j) shall be validly executed by the parties thereto and the TMP Holding Company.

(k)                                  Completion of Reorganization.  MNST shall have delivered evidence satisfactory to Buyer that (i) TMP Worldwide Directional Marketing, Inc. (“TMP DM”) was merged with and into MNST, (ii) in2, Inc., O’Connor Agency, Providence Directory Solutions, Inc., TMP Worldwide Inc. and Telephone Directory Advertising, Inc. (collectively, the “Merged Subs”) were merged with and into MNST, and (iii) except for certain assets and certain liabilities as set forth in the Contribution Agreement, MNST shall have contributed all of the assets of TMP DM and the Merged Subs and all of the assets related to the Business (including without limitation the MNST Sub Shares) to the Company pursuant to a contribution agreement in form and substance as agreed to by the parties (the “Contribution Agreement”).

(l)                                     Bank Accounts.  MNST shall have assigned to the Company or a Company Sub all rights and interests in and to MNST’s bank accounts set forth on Schedule 6.1(l) .

6.2                               Conditions Precedent to Obligations of MNST and the Company.  The obligations of MNST and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, in each case the form and substance of which is to MNST’s and the Company’s reasonable satisfaction and any one or more of which may be waived in writing at the option of MNST and the Company:

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no material breach by Buyer in the performance of any of the material covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Buyer contained in this Agreement, if specifically qualified by materiality, shall be true and correct as of the Closing and, if not so qualified, shall be true and correct in all material respects as of the Closing.  MNST and the Company shall receive at the Closing a certificate dated as of the Closing and executed on behalf of Buyer, certifying in such detail as MNST and the Company may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the covenants, representations and warranties of Buyer contained in this Agreement.

(b)                                 Delivery of Documents.  MNST and the Company shall have received all documents and other items to be delivered by Buyer under Section 7.3.

(c)                                  No Legal Obstruction.  All Requisite Regulatory Approvals shall be in full force and effect.

(d)                                 TMP Trademark Holding Company.  The Company, MNST and Monster (California), Inc., a California corporation, shall have formed the TMP Holding Company according to the TMP Holding Company Operating Agreement as soon as practicable following the date hereof, but in any event no later than 3 days prior to the Closing Date, and each of the License Agreements shall be validly executed by the parties thereto and the TMP Holding Company.

ARTICLE VII

CLOSING

7.1                               Closing.  The consummation of the transactions that are the subject of this Agreement and the other agreements contemplated hereby shall be closed (the “Closing”) at the office of MNST, 622 Third Avenue, 39th Floor, New York, NY 10017 on June 1, 2005 provided the satisfaction or waiver of the conditions to the parties’ obligations set forth in Article VI hereof (other than the delivery of certificates contemplated to be delivered at the Closing, which shall be delivered at the Closing) has occurred on or prior to such date or such other time or place as the parties may mutually agree (the “Closing Date”).

7.2                               Deliveries by MNST and the Company.  At the Closing, MNST and the Company shall deliver or cause to be delivered to Buyer:

(a)                                  Certificates and Instruments of Conveyance.  Certificates for all of the Target Units, with all necessary stock transfer or other documentary stamps attached;

(b)                                 Closing Certificate.  A certified copy of the certificate contemplated by Section 6.1(a) above;

(c)                                  Consents.  Copies of all (i) written consents, approvals (including, without limitation, any Requisite Regulatory Approvals), filings, releases and terminations required in connection with the consummation of the transactions contemplated herein, in each case, in form and substance reasonably satisfactory to the Buyer, if any, listed in Schedule 6.1(e) required to be obtained by the Company in connection with the transactions contemplated by this Agreement and (ii) Lien Releases;

(d)                                 Formation Documents.  The certificate of formation of the Company certified by an appropriate official of its jurisdiction of organization as being in effect as of not more than five (5) business days prior to the Closing Date, and the Company’s limited liability company agreement certified by an appropriate officer of the Company as in effect at the Closing;

(e)                                  Certificates of Good Standing.  A certificate of good standing for the Company, Moving.com and Interface Realty, dated as of not more than five (5) business days prior to the Closing Date, issued by an appropriate official of the state of organization for each respective entity;

(f)                                    Resolutions.  A copy of the resolutions of the Board of Directors of the Company and MNST certified by the secretary of the Company and MNST, respectively, as having been duly and validly adopted and in full force and effect as of the Closing Date authorizing execution and delivery of this Agreement and the other agreements contemplated hereby and performance, and consummation of the transactions contemplated hereby and thereby by the Company and MNST, including effective as of the Closing the appointment and elections of officers and directors of the Company designated in writing by Buyer;

(g)                                 Resignations and Releases.  Except as otherwise specified in writing by Buyer to MNST, (i) the resignations of all of the directors and officers of the Company, effective as of the Closing and (ii) release agreements executed by each such director and officer in the form attached hereto as Exhibit B;

(h)                                 Company Records.  All (i) minute books, stock record books, membership interest record books, seals, and other records of the Company and each Company Sub and (ii) provided that MNST may retain copies, books, records and other materials related to the Business or the Company or any Company Sub and its administration and record keeping (which MNST may deliver by delivery of the foregoing to Buyer’s principal place of business), including that which is in the possession of MNST;

(i)                                     FIRPTA.  MNST shall have delivered a certificate, duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that MNST is not a “foreign person” within the meaning of Section 1445 of the Code and in form and substance satisfactory to Buyer;

(j)                                     [Reserved.]

(k)                                  Sublease Agreements.  MNST shall have duly executed and delivered to Buyer a sublease agreement, by and between MNST and Buyer (each a “Sublease Agreement”), substantially in the form attached hereto as Exhibit D, with respect to each of the locations listed on Schedule 7.2(k), and each Sublease Agreement shall be in full force and effect as of the Closing;

(l)                                     Assignment Agreements.  MNST shall have duly executed and delivered to Buyer an assignment agreement, by and between MNST and Buyer (each an “Assignment Agreement”), substantially in the form attached hereto as Exhibit E, with respect to each of the locations listed on Schedule 7.2(l), and each Assignment Agreement shall be in full force and effect as of the Closing;

(m)                               Escrow Agreement.  Each of MNST, the Company and the Escrow Agent shall have executed and delivered to Buyer an escrow agreement, by and among MNST, the Company, Buyer and the Escrow Agent (the “Escrow Agreement”), substantially in the form of Exhibit F attached hereto, and the Escrow Agreement shall be in full force and effect as of the Closing;

(n)                                 Transition Agreement.  Each of MNST and the Company shall have executed and delivered to Buyer a transition agreement, by and among MNST, the Company and Buyer (the “Transition Agreement”), substantially in the form agreed to by the parties, and the Transition Agreement shall be in full force and effect as of the Closing;

(o)                                 Legal Opinion.  The Buyer shall have received from MNST’s counsel, Fulbright & Jaworski L.L.P., an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Buyer, and permitting the lenders providing the financing for the transactions contemplated hereby to rely thereon;

(p)                                 Settlement and Release Agreement.  Each MNST and the other parties to be signatory thereto (other than the Company) shall have executed and delivered to Buyer that certain Settlement Agreement and General Release (the “Settlement Agreement”), and the Settlement Agreement shall be in full force and effect as of the Closing.

(q)                                 Terminated Contracts.  MNST shall have delivered evidence reasonably satisfactory to Buyer that the contracts to be terminated pursuant to Section 6.1(h) shall have been so terminated with effect from Closing and without Liability to the Company or any Company Sub; and

(r)                                    Other Documents.  Such other documents and instruments as Buyer or its lenders reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

7.3                               Deliveries by Buyer.  At the Closing, Buyer will deliver to MNST simultaneously with delivery of the items referred to in Section 7.2 above:

(a)                                  The Payment Amount.  Subject to the satisfaction or waiver of all of the conditions to closing, the Payment Amount in the manner set forth in Section 1.1 (including delivery of the Seller Note and One Minute Note and the related Security and Pledge Agreement (defined below)) above (it being acknowledged and agreed that the Escrow Amount shall be delivered by wire transfer of immediately available funds to an account designated by the Escrow Agent);

(b)                                 [Reserved.]

(c)                                  Sublease Agreements.  Buyer shall have duly executed and delivered to MNST a Sublease Agreement substantially in the form attached hereto as Exhibit D with respect to each of the locations listed on Schedule 7.2(k), and each Sublease Agreement shall be in full force and effect as of the Closing;

(d)                                 Assignment Agreements.  Buyer shall have duly executed and delivered to MNST an Assignment Agreement substantially in the form attached hereto as Exhibit E with respect to each of the locations listed on Schedule 7.2(l), and each Assignment Agreement shall be in full force and effect as of the Closing;

(e)                                  Transition Agreement.  Buyer shall have executed and delivered to MNST the Transition Agreement substantially in the form agreed to by the parties, and the Transition Agreement shall be in full force and effect as of the Closing;

(f)                                    Repayment of Indebtedness.  Simultaneously with the Closing, Buyer shall have repaid (to the extent such repayment has reduced the Payment Amount pursuant to Section 1.3) all of the Companies’ Indebtedness (other than contingent obligations), if any, pursuant to the payoff letters delivered to Buyer pursuant to Section 6.1(g); and

(g)                                 Settlement and Release Agreement.  Unless the Buyer has waived the condition contained in Section 7.2(p), Buyer and the other parties to be signatory thereto (other than the Company) shall have executed and delivered to Buyer that Settlement Agreement, and the Settlement Agreement shall be in full force and effect as of the Closing.

(h)                                 Security and Pledge Agreement.  Buyer shall have executed and delivered to MNST the Security and Pledge Agreement substantially in the form of Exhibit I attached hereto (the “Security and Pledge Agreement”), along with the Target Units contemplated therein, and the Security and Pledge Agreement shall be in full force and effect as of the Closing.

(i)                                     Other Documents.  Such other documents and instruments as MNST reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to MNST shall be in form and substance reasonably satisfactory to counsel for MNST.

ARTICLE VIII

OTHER AGREEMENTS

8.1                               Confidentiality; Noncompetition; Non-Solicitation; Non-Disparagement.

(a)                                  Confidentiality.  As the direct and indirect owner of the Companies, MNST, its Subsidiaries (other than the Company and the Company Subs) and its Affiliates have had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of each of the Company, its direct and indirect Subsidiaries and the Business.  MNST agrees that unless it first secures the written consent of an authorized representative of the Buyer, neither MNST nor any of its Subsidiaries or Affiliates shall use for its or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by law or order of any governmental authority (in which event MNST shall inform the Buyer in advance of any such required disclosure, shall cooperate with the Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  MNST and its Subsidiaries shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)                                 Noncompetition.  MNST acknowledges that it has extensive knowledge and a unique understanding of the Business, has been directly involved with the establishment and continued development of the Business’ customer relations and has had access to all of the proprietary and confidential information used in the Business.  In furtherance of the sale of the Target Units to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the Business so sold, MNST covenants and agrees that, for a period beginning on the Closing Date and ending on the date which is four years after the Closing Date (the “Term”), MNST shall not, and shall cause its Subsidiaries or Affiliates not to engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, in the Business anywhere in the United States, Canada or Japan.  Notwithstanding the foregoing, nothing contained in this Section 8.1(b) shall prohibit MNST or its respective Affiliates from (i) owning not more than an aggregate of five percent (5%) of any class of stock of any company engaged directly or indirectly in the Business which is listed on a national securities exchange or traded in the over-the-counter market or (ii) acquiring any company or companies directly or indirectly engaged in the Business which has or have, as the case may be, annual revenue arising directly or indirectly from the Business that are less than (A) in the aggregate for all such companies acquired, 10% of the total annual revenue of the Companies or (B) individually, 5% of the total annual revenue of each such company acquired.  MNST acknowledges that the restrictions set forth herein are reasonable, valid and necessary for the protection of the legitimate interest of Buyer and the Company.

(c)                                  Non-Solicitation.

(i)                                     During the Term, MNST shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Business to leave its employ for employment with MNST, (ii) except with respect to the business of its United Kingdom directional marketing business, call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the Company or any Company Sub with respect to the Business or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Business to cease doing business with the Company or any Company Sub.

(ii)                                  During the Term, Buyer shall not directly or indirectly through another Person induce or attempt to induce any employee of MNST to leave the employ of MNST for employment with Buyer.

(iii)                               Notwithstanding anything to the contrary contained in this Section 8.1(c), no party hereto shall be (A) restricted in any general solicitation for employees or public advertising of employment opportunities not specifically targeted at any such persons, (B) precluded from hiring any such person who responds to any such general solicitation or public advertising for employment or (C) precluded from hiring any such person who contacts such party on his or her own initiative without any direct or indirect solicitation or encouragement from such party, other than any solicitation pursuant to a general solicitation or public advertising.

(d)                                 Non-Disparagement.  Each of Buyer and MNST agrees that it shall not, and it shall direct its officers not to, at any time, make or publish any statement (orally or in writing) that libels, slanders, disparages or defaces the goodwill or the reputation (whether or not such disparagement legally constitutes libel or slander) of either Buyer or MNST, as the case may be, the Company Subs or any of their officers, directors, partners or direct or indirect stockholders or members, as the case may be.

(e)                                  Remedies.  Without limiting the right of Buyer or MNST to pursue all other legal and equitable rights available to it, including without limitation, damages for the actual or threatened violation of this Section 8.1 by MNST or any of its Affiliates or Buyer and its Affiliates, as the case may be, it is agreed that other remedies cannot fully compensate Buyer or MNST, as the case may be, for such a violation and that Buyer or MNST, as the case may be, shall be entitled to injunctive relief and/or specific performance to prevent violation or continuing violation thereof, without bond or other security and without the necessity of showing actual monetary damages.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

8.2                               Survival of Representation and Warranties; Covenants.  All of the representations and warranties set forth in this Agreement shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of or any knowledge of Buyer, MNST or the Company or any of their respective Affiliates, officers, directors, employees, agents, or representatives until the eighteen (18) month anniversary of the Closing Date, except with respect to those representations and warranties set forth in (x) Section 3.10 (Taxes), which such representation shall terminate as of the expiration of the applicable statute of limitations; (y) Sections 3.1 (Organization and Qualification; Subsidiaries), 3.12 (Environmental Matters), and 3.13 (Intellectual Property), which such representations shall terminate on the third anniversary of the Closing Date and (z) Section 3.2 (Capitalization) and 3.3 (Authorization), which such representations shall not terminate.  All covenants and agreements contained herein shall survive the Closing and remain in effect indefinitely; provided that (i) those covenants and agreements which shall have been fully performed on or prior to the Closing shall survive the Closing and remain in effect until the eighteen (18) month anniversary of the Closing Date, (ii) no claim for a breach of Sections 8.1(b) and (c) may be brought after twelve (12) months from the expiration of the Term and (iii) no claim for indemnification under Section 8.4(d) may be brought 30 days following the expiration of the applicable statute of limitations.  Notwithstanding anything to the contrary contained in this Section 8.2, nothing contained herein shall expand the duration that any covenant or agreement contained herein is required to be performed (it being understood that such covenants and agreements shall continue to survive for purposes of making claims for indemnification, except as limited in clauses (i) and (ii) of the previous sentence).

8.3                               Cooperation After the Closing.  Buyer, MNST and the Company will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and MNST shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in and its ability to conduct the Business.  Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement and the documents and agreements delivered in connection herewith (including but not limited to the provisions of Section 8.4 below), each of the parties hereto shall (i) provide all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other Tax

Returns with respect to the Business, (ii) shall continue to remit to the Company or MNST, as the case may be, all monies received by MNST or any of its Affiliates or the Company or any of its Affiliates, as the case may be, in payment for any accounts receivable associated with the Business or the business of MNST and its Affiliates, as the case may be, which such payments remitted to the Company or MNST, as the case may be, shall be accompanied by a description of the accounts receivable to which they relate, including an invoice and/or account number, as applicable and as available from the normal accounting systems of MNST or the Company, as the case may be, and (iii) periodically provide such additional evidence or supporting detail such party may reasonably request regarding particular payments or outstanding accounts (including, (A) in the case of the Company’s obligations under clauses (ii) and (iii) of this sentence, relating to MNST’s former TMP Direct business unit, including the Company remitting to GECKO Inc. consistent with current practice any monies received by the Company or any of its Affiliates in payment for any accounts receivable associated with MNST’s former TMP Direct business unit and (B) in the case of the Company’s obligations under clause (iii) relating to the Retained Receivable (as defined in the Contribution Agreement)).  With respect to any accounts receivable associated with the Business which have been commingled with accounts receivable of MNST or any of its Affiliates, each party shall use commercially reasonable efforts to assist the requesting party or its Affiliates in the collection of any such commingled accounts receivable.  Further, without limiting the generality of the foregoing, in the event MNST or any of its Subsidiaries (other than the Company and its Subsidiaries) is a party to any Inbound IP License (as such term is defined in Section 3.13) not identified on Schedule 3.13(b)(i), or is the registrant of any Internet domain name not identified on Schedule 3.13(a), in each case, that is used solely by or for the benefit of the Company or any Company Sub, and which is material to the ongoing operation of the Business, in each case that has not been assigned to the Company or a Company Sub pursuant to an a valid and enforceable assignment prior to the Closing Date, (x) MNST shall use its reasonable efforts to have such Inbound IP License assigned to the Company, or Internet domain name registration changed to the Company, as applicable, (y) in the event that such Inbound IP License cannot be assigned, MNST, at its own cost and expense, shall cooperate with the Company in seeking to obtain a license for such IP on substantially similar terms and conditions, and (z) until such IP License is assigned or such IP licensed to the Company, MNST shall use all reasonable efforts to provide to the Company and the Company Subs all rights and benefits under such IP License and/or IP.  The Company covenants and agrees to reasonably assist MNST in connection with the matters set forth on Schedule 8.3 attached hereto.

8.4                               Tax Matters.

(a)                                  Tax Returns.

(i)                                     MNST shall include the MNST Subs, or cause the MNST Subs to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of MNST and its Affiliates for the taxable periods of the Companies ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of MNST or its Affiliates for the taxable periods of the MNST Subs ending (or the portion of any taxable period ending) on or prior to the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in clause (A) or (B) of this

Section (a)(i).  MNST also shall file or shall cause the Company Subs to file all other Tax Returns of or which include the Company Subs required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax Returns.  All Tax Returns described in this Section (a)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof).  MNST shall provide Buyer with copies of each such Tax Return (provided however, with respect to any income Tax Return with respect to the consolidated, unitary and combined income Tax Returns of MNST that will include the operations of the Company and the MNST Subs, the portion of such Tax Returns related to the Company and the MNST Subs (the “MNST Returns”) within 30 days after the filing of such return and Buyer shall have the right to review such Tax Returns.

(ii)                                  Subject to the terms of the Transition Agreement following the Closing, Buyer shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by the Company Subs for taxable periods beginning before and ending after the Closing Date.  To the extent any Taxes shown due on such separate Tax Returns are indemnifiable by MNST, (A) such Tax Returns shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof); (B) Buyer shall provide MNST with copies of each such Tax Return as soon as practicable prior to the due date for filing such return; and (C) MNST shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 15 days following receipt thereof.  The failure of MNST to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof.  Buyer shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from MNST referred to in Section (a)(iii), pay the Taxes shown due thereon.

(iii)                               Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns which Buyer has the responsibility to file, MNST shall pay to the Company an amount equal to that portion of the Taxes shown on such return for which MNST has an obligation to indemnify Buyer pursuant to Section 9.1.  Notwithstanding anything to the contrary, (except to the extent such failure was caused by MNST or its Affiliates) if Buyer shall file any such Tax Return (including any amendments to such Tax Returns) without complying with the provisions of Section 8.4(a)(ii), MNST shall not be required to pay to the Company pursuant to this Section 8.4(a)(iii) or Section 9.1 any portion of such Taxes but only if and to the extent that MNST or its Affiliates are actually and materially prejudiced as a result of such failure to comply.

(iv)                              For federal income tax purposes, the taxable year of the MNST Subs shall end as of the close of the Closing Date and, with respect to all other Taxes, MNST and Buyer will, unless prohibited by applicable law, close the taxable period of the Company Subs as of the close of the Closing Date.  Neither MNST nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return.  In any case where applicable law does not permit the Company Subs to close their taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then (A) Taxes based on or measured by income or receipts attributable to the taxable period beginning before and ending after the Closing Date shall be allocated (i) to MNST for the period up to and including the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date and (B), for other Taxes, (i) to MNST for the period up to and including the Closing Date, based on the number of days in the taxable period ending on and including the Closing Date and (ii) to the Buyer for the period beginning after the Closing Date, based on the number of days in the taxable period after the Closing Date.  Any allocation of income or deductions required to determine any Taxes based on or measured by income or receipts attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of the Companies as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(b)                                 Tax Audits.

(i)                                     If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Companies for taxable periods ending on or prior to the Closing Date (a “Tax Claim”), Buyer shall, promptly upon receipt by Buyer or the Companies of notice thereof, inform MNST thereof.  If Buyer shall fail to provide notice to MNST with respect to a Tax Claim as provided in this Section 8.4(b)(i), MNST shall not be required to pay to the Company pursuant to Section 9.1 any portion of such Tax but only if and to the extent that such failure to give notice results in a lack of actual notice to MNST and MNST or its Affiliates are actually and materially prejudiced as a result of such failure, and then only to the extent thereof.

(ii)                                  MNST shall, at its own expense have the sole right to represent the interests of the Companies in any Tax Claim relating to taxable periods of the Companies which end on or before the Closing Date and to employ counsel of its choice at its expense; provided that, MNST shall have the right to represent the interests of the Companies only so long as MNST notifies the Buyer in writing, with no reservation of rights, within five (5) days after Buyer has given notice of the Tax Claim, that MNST shall indemnify and hold harmless the Company, Company Subs, and the Indemnified Buyer Parties from and against any Taxes and Losses such parties may suffer by reason of, resulting from, or related to such Tax Claim with no reservation of rights, and provided further that if MNST represents the interests of the Companies in a Tax Claim, (1) MNST shall keep the Buyer reasonably informed with respect to such Tax Claim and (2) if the results of such Tax Claim could reasonably be expected to have a Material Adverse Effect on the assets, business, operations, or financial condition of Buyer or the Companies for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Buyer (which consent shall not be unreasonably withheld).  Buyer agrees that it will cooperate fully with MNST and its counsel in the defense against or compromise of any claim in any said proceeding.

(iii)                               MNST and Buyer jointly shall represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to any taxable period of the Companies which includes (but does not begin or end on) the Closing Date.  All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by MNST and Buyer in the same ratio as the ratio in which, pursuant to the terms of this Agreement, MNST and Buyer would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

(c)                                  Refund Claims.  With respect to the Company Subs, except with respect to any Tax refund included in the Actual Net Working Capital (which refunds shall be for the account of Buyer), with respect to the Company Subs, any refund or credit of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to MNST, provided that in the case of any such Tax refund described in this clause (ii), the portion of such Tax refund which shall belong to MNST shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date).  The Company Subs shall promptly pay any such refund or credit, and the interest actually received thereon, to MNST upon receipt thereof by the Company Subs less any Taxes and other costs and expenses of Buyer, the Company, and any Company Subs associated therewith.  Any and all other refunds with respect to the Company Subs shall belong to Buyer.

(d)                                 Indemnification for Pre-Closing Transactions.  MNST shall indemnify the Company, Company Subs, and the Indemnified Buyer Parties and hold them harmless from and against any Liability arising out of, in connection with, or attributable to (i) any and all Taxes (or the non-payment thereof) of the Company and Company Subs for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Company or any Company Sub (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and MNST Subs) imposed on the Company or any MNST Subs as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) any of the matters disclosed on Schedule 3.10; provided, however, that in the case of clauses (i), (ii) and (iii) above, for Taxes MNST shall be liable only to the extent that such Taxes are in excess of the amount, if any, reflected as a liability for Taxes in the calculation of Actual Working Capital.

(e)                                  Indemnification for Post-Closing Transactions.  Except with respect to any Taxes resulting from or attributable to transactions expressly contemplated by this Agreement, and the application and effect of Section 1248 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law), Buyer agrees to indemnify and hold harmless MNST and its Affiliates for any additional Tax owed by MNST or its Affiliates (including tax owed by MNST due to this indemnification payment) (x) resulting from any transaction engaged in by the Companies not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Target Units and (y) arising by reason of any transaction not in the ordinary course of business undertaken with respect to any MNST Sub that is not a United States person (within the meaning of Section 7701 of the Code) during the period beginning after the Closing and ending on the last day of the taxable year (as determined for United States federal income tax purposes) of such MNST Sub that includes the Closing Date by, or with respect to the capital stock of, such MNST Sub.

(f)                                    Transfer and Similar Taxes.  All sales, use, value added, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, license, stamp, duties or similar Taxes and fees (including any penalties, interest and additions to such Taxes) (collectively, “Transfer Taxes”) arising out of, in connection with, or attributable to transactions contemplated by this Agreement shall be paid 50% each by MNST and Buyer.  MNST and Buyer shall cooperate in preparing and timely filing all relevant Tax Returns required to be filed in respect of any Transfer Tax, and shall use commercially reasonable efforts to avail themselves of any available exemptions or other opportunities to reduce or eliminate any Transfer Taxes.

(g)                                 Cooperation with Respect to Tax Returns.  Buyer and MNST agree to furnish or cause to be furnished to the other party, as promptly as practicable at the requesting party’s expense, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment with respect to Taxes.  MNST, Buyer and the Companies shall retain in its possession, and shall provide reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the requesting party may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations (including extensions) has expired.  After such time, the party holding such material may dispose of such material, provided that prior to such disposition such party shall give the other party a reasonable opportunity to take possession of such materials.

(h)                                 Allocation.  MNST and Buyer agree to allocate the Purchase Price and other capitalizable costs (to the extent properly taken into account under Section 1060 of the Code) amongst the Target Units and MNST Sub Shares based on the relative fair market values of such assets, and agree to further allocate the portion of the Purchase Price and other capitalizable costs allocated to the Target Units and the respective liabilities of the Company (to the extent properly taken into account under Section 1060 of the Code) among the respective assets of the Company in accordance with Code §1060 and Treasury regulations thereunder (and any comparable provisions of state and local law, as appropriate) (the “Allocation”); provided, that the aggregate amount allocated to the interests in the Company Subs shall not exceed $1,000,000.  Buyer shall be responsible for determining and preparing the Allocation and shall submit such Allocation to MNST for its review at least 45 days prior to the date such forms are required to be filed; provided that, if MNST does not object within 30 days after their receipt of the Allocation from Buyer, such Allocation shall be treated as the agreed final Allocation.  If MNST does object to the Allocation by delivering written notice to Buyer within 30 days after MNST’s receipt thereof, Buyer and MNST shall work in good faith and shall use commercially reasonable efforts to agree on mutually agreed Allocation; provided that, if Buyer and MNST cannot, within 30 days, agree on mutually agreed Allocation, all items of such Allocation on which the parties do not mutually agree shall be submitted to a nationally known independent accounting firm mutually acceptable to Buyer and MNST (the “Third Party Accountant”) for resolution within 10 days of submission thereto, which resolution shall be made based solely upon the submissions made by Buyer and MNST, and not upon an independent determination by the Third Party Accountant, and Buyer and MNST shall pay equal shares of the costs of the Third Party Accountant.  Buyer and MNST shall report, act, and file in all respects and for all purposes consistent with the Allocation, unless otherwise required by Law.  MNST and Buyer agree to (i) be bound by the Allocation, and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return (including, without limitation filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).  MNST shall timely prepare and deliver all documents and other information Buyer may reasonably request to prepare the Allocation.

(i)                                     Code §754 Election.  At the request of the Buyer, the TMP Holding Company shall make a Code §754 Election.

8.5                               Employees and Employee Benefits Matters.

(a)                                  Effective on the Closing Date, the Company shall offer employment to the employees actively employed in the Business as of such date as set forth on Schedule 8.5(a).   Such employees who accept the Company’s offer of employment shall be referred to herein as the “Transferred Employees”.  The Company shall become responsible for payment of all salaries and all other claims, costs, expenses, liabilities and other obligations relating to the Company’s employment of the Transferred Employees accruing or occurring from and after the Closing Date, but only to the extent related to periods following the Closing Date, and except to the extent the Company or any Indemnified Buyer Party is entitled to indemnification (without regard to any limitations, including, without limitation, the Basket, the Indemnification Cap, survival periods and any materiality qualifiers or other similar qualifiers) pursuant to this Agreement.  As the employer of the Transferred Employees prior to the Closing Date, MNST or its Affiliates (other than the Company or the Company Subs), as applicable, shall be solely responsible for all claims, costs, expenses, liabilities and other obligations related to the employment or employee benefits of the Transferred Employees before the Closing Date regardless of when reported, other than the obligations (and only to the extent of such obligations) to be assumed by the Company for each Transferred Employee pursuant to Section 8.5(b).  MNST or its Affiliates (other than the Company or the Company Subs), as applicable, shall be solely responsible for all claims, costs, expenses, obligations and other Liabilities related to the employment or employee benefits of all current and former employees of the Business whether arising before, on or after the Closing Date and regardless of when reported, other than liabilities and obligations with respect to Transferred Employees for which the Company is responsible under this Section 8.5

(b)                                 The Company shall assume the obligation to pay salary, compensation and vacation time accrued prior to the Closing with respect to Transferred Employees, but only to the extent such amounts are included on the Closing Balance Sheet.

(c)                                  Except as provided in the Transition Agreement, the Transferred Employees shall cease to participate in any Plans maintained by MNST or its Affiliates effective on the Closing Date and shall commence participation in the employee benefit plans or programs established or maintained by Buyer or, at the Buyer’s direction, by the Company or Company Subs (“Buyer Plans”) effective after the Closing Date.  To the extent permissible under applicable law, Buyer shall (i) cause Transferred Employees to be credited with service with MNST or its Affiliates for purposes of eligibility and vesting under the Buyer Plans, (ii) cause any Buyer Plan that is a health plan to waive any pre-existing condition exclusions (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by MNST immediately prior to the Closing Date) in respect of Transferred Employees (and their beneficiaries and dependants) and (iii) grant full credit to Transferred Employees (and their beneficiaries and dependents) under the Buyer Plans for contributions, deductibles, co-payments and other out-of-pocket expenses attributed to participation in the Plans maintained by MNST that are health plans immediately prior to the Closing Date to the extent such amounts were credited under the such MNST Plans.

(d)                                 MNST covenants and agrees that none of the Buyer, the Company or any Company Sub shall have any liability or other obligation arising out of or otherwise related to any Plan, including, without limitation, those obligations set forth on Schedule 8.5(d) attached hereto, other than 2005 bonuses for Transferred Employees..

(e)                                  Nothing in this Section 8.5 or elsewhere in this Agreement, expressed or implied, shall confer upon any current or former employee of MNST, the Company or any of the Company Subs or the Business (including the Transferred Employees) or any legal representatives thereof any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement (including any right to employment, continued employment with Buyer or any of its Subsidiaries or benefits for any specified period).

(f)                                    To the extent permitted by applicable law, MNST covenants and agrees to take all action necessary to fully vest all Transferred Employees under its 401(k) plan

(the “MNST 401(k) Plan”) as of the Closing Date.  Effective as of the Closing, the Transferred Employees who have an account balance in the MNST 401(k) Plan shall be entitled to receive a distribution of their account balance in accordance with the terms of the MNST 401(k) Plan and shall be permitted to roll over their eligible rollover distributions, which may include promissory notes evidencing outstanding participant loans (“Loans”) under the MNST 401(k) Plan, to any 401(k) plan established by the Company or the Company Subs (the “Company 401(k) Plan”) for their behalf provided that such plan specifically provides for the acceptance of such Loans upon the same terms and conditions as in effect under the MNST 401(k) Plan immediately prior to the rollover.  MNST and the MNST 401(k) Plan shall not place any Transferred Employee’s Loan into default so long as such employee transfers his or her account balance under the MNST 401(k) Plan, together with the Loan, to the Company 401(k) Plan through a direct rollover as soon as administratively practicable following the Closing Date.

(g)                                 MNST shall be responsible for reimbursement, in accordance with the terms of MNST’s dependent-care and health-care flexible benefit spending account plan, of all Transferred Employees with respect to reimbursement of covered expenses incurred in 2004.  Buyer shall be responsible for reimbursement, in accordance with the terms of MNST’s or Buyer’s dependent-care and health-care flexible benefit spending account plan, of all Transferred Employees with respect to reimbursement of covered expenses incurred in 2005 (other than expenses that have been reimbursed by MNST prior to the Closing Date under the MNST flexible benefit spending account plan); provided that Actual Working Capital shall include an accrued liability equal to Transferred Employees’ aggregate net account balances as of the Closing Date under MNST’s dependent-care and health-care flexible benefit spending account plan.

8.6                               Exclusion/Transfer of Certain Specified Assets.  It is understood and agreed that MNST shall retain, and to the extent necessary in MNST’s sole discretion prior to the Closing the Company and MNST shall be permitted to transfer any and all right, title and interest of the Company in the specified assets of the Company listed in the attached Schedule 8.6 to MNST or its designee, without representation or warranty of any kind (collectively, the “Specified Assets”).  To the extent that any of the Specified Assets have not been so transferred to MNST or its designee by the Company prior to the Closing, then by virtue of this Agreement and without the necessity of any further action on the part of any party the Company shall be deemed to transfer to MNST, without representation or warranty of any kind, all right, title and interest of the Company in and to, and MNST shall be deemed to accept such transfer of all right, title and interest of the Company in and to, such Specified Assets, immediately prior to the Closing.  It is understood and agreed that the Specified Assets may be transferred in any lawful manner, including by way of dividend.

8.7                               Finder’s Fees.  Each of Buyer and MNST covenant and agree to pay 50% of any and all Finder’s Fees (as hereinafter defined) which may be payable to Theo F. Oliphant, Score Media Inc. and/or any of their Affiliates up to an aggregate of $550,000 (up to $275,000 of which shall be paid by each of Buyer and MNST) in connection with the transactions contemplated by the Agreement.

8.8                               Payment of Outstanding Credit Card Balances.  Except as otherwise provided in the Transition Agreement, MNST shall close all credit card accounts procured by MNST for use by current or former employees of the Business as of the Closing.  Buyer and/or the Company shall remit payment to MNST for any outstanding balances on such credit card accounts on or before the date which is thirty (30) days after the Closing to the extent such outstanding balances are reflected in the determination of Actual Working Capital.

8.9                               Joint Agreements.  MNST is a party to Nonsolicitation/Confidentiality, Invention and Mandatory Dispute Resolution Agreements (collectively, the “Joint Agreements”) with employees who are or will be employed by the Company or Buyer after the Closing Date.  The benefits of any nonsolicitation, confidentiality, invention assignment right and mandatory dispute resolution covenant or agreement contained in any such Joint Agreement shall be assigned to the Company effective as of the Closing Date to the extent permitted by such Joint Agreement and applicable law.

8.10                        Transitional Use of Domain Names, Trademarks, etc.

(a)                                  Notwithstanding anything to the contrary in this Agreement, for a period of six (6) months after the Closing Date, the Company and the Company Subs shall have the right to use the MNST Marks (as defined below) in connection with their respective websites, marketing and advertising materials and stationary in which the MNST Marks are embodied as of the Closing Date; provided, however, that during such six (6) month period, Buyer, Company and the Company Subs shall use reasonable efforts to remove or cease use of such MNST Marks; and provided, further, that all such use of the MNST Marks by the Company and the Company Subs shall be consistent with, and shall not deviate from, their respective usage as of the six (6) month period prior to the Closing Date.  As used in this Section 8.10(a), “MNST Marks” means any and all of the trademarks, servicemarks and tradenames of MNST used in the Business or the Online Relocation Business as of the Closing Date, exclusive of any trademarks, servicemarks or tradenames that (x) are required to be owned by the TMP Holding Company as of the Closing Date, or (y) are required to be transferred to the Company or a Company Sub under this Agreement or any ancillary agreements or instruments contemplated hereby.  As a condition to the license granted by this Section 8.10(a), Buyer, Company and the Company Subs will use the MNST Marks (A) in connection with their business operations having a level of quality at least as high as that established by MNST prior to the Closing Date, and (B) in compliance with all applicable laws and regulations.  MNST will have the right to exercise quality control over the MNST Marks to that degree reasonably necessary, in the reasonable opinion of MNST, to maintain the validity and enforceability of the MNST Marks, and to protect the goodwill associated therewith.  Buyer will (1) upon written request by MNST, submit to MNST materials bearing the MNST Marks as MNST may reasonably require to ensure compliance by Buyer, Company and the Company Subs with the obligations set forth in this Section 8.10(a), and (2) comply with the requests of MNST to bring Buyer, Company and/or the Company Subs into conformity with this Section 8.10(a).  MNST will have the right to terminate the license granted in this Section 8.10(a) in the event of a material breach of this Section 8.10(a) by Buyer, Company or the Company Subs that has not been cured within thirty (30) days after written notice by MNST.

The foregoing license is not intended to limit or expand any representation, warranty or covenant contained in this Agreement, and accordingly except as expressly provided elsewhere in this Agreement and limited to the foregoing license of the MNST Marks, MNST makes no representations or warranties of any kind with respect to the rights granted under such license, nor shall MNST have any liability whatsoever based upon such license, including without limitation as to the validity, non-infringement, right to use, scope or enforceability of such marks, in any jurisdiction worldwide, and MNST has no obligation to file or prosecute any applications or registrations or maintain any applications or registrations in force in connection therewith, or to otherwise pursue, enforce or prosecute any rights with regard to the MNST Marks to the extent licensed by this Section 8.10(a), or to defend any demands, actions or other claims regarding the MNST Marks to the extent licensed by this Section 8.10(a).  The foregoing limitations and disclaimers shall not affect or apply to any representation, warranty or covenant in this Agreement except the license set forth in this Section 8.10(a).

Except as specifically permitted by this Section 8.10(a), following the Closing Date neither Buyer, the Company nor any successor to or assignee of the Business and/or the Online Relocation Business shall (i) use the “Monster” name or mark, or any abbreviation, variation or derivative thereof in the name of any corporation, partnership or business entity, or (ii) use the “Monster” name or mark, or any abbreviation, variation or derivative thereof as part of the name or description of any business unit, practice area, discipline, sector or subdivision of the Company, the Business or the Online Relocation Business.

(b)                                 For a period of four (4) years after the Closing Date, MNST shall redirect Internet traffic from the URLs set forth on Schedule 8.10(b) to the URLs designated by Buyer (or modify the DNS entry to resolve to server IP addresses designated by Sub).  For a period of one (1) year after the Closing Date, MNST shall redirect Internet traffic from dm.tmp.com to the Uniform Resource Locator (URL) for the home page for directional marketing’s commercial website (or modify the DNS entry to resolve to server IP addresses designated by Sub).  Buyer shall provide MNST with the Internet Protocol (“IP”) address assigned to each of the foregoing home pages (including, without limitation the home pages designated by Buyer) and the parties will reasonably cooperate with each other in effecting such redirects during the prescribed periods.

(c)                                  For so long as MNST (or any successor to the tmp.com and tmpworldwide.com businesses) is in control of the domain names tmp.com and tmpworldwide.com, MNST shall place a text hyperlink (or such other form of link as to which the parties’ may mutually agree) on each of those websites to point Internet traffic to the URL for the home page for the Company’s commercial website.  Buyer shall provide MNST with the IP address assigned to that home page and the parties will reasonably cooperate with each other in effecting such links.  The placement of the link on each web page shall be at MNST’s sole discretion, provided that such link shall appear above the fold as the web page displays in standard web browser windows and shall appear in substantially the same prominence as such link appeared prior to the date hereof.  In the event that MNST divests itself of the business currently known TMP Worldwide MNST shall require the successor to such business to maintain the foregoing link.  Further, in the event that MNST ceases commercial use of the tmp.com and/or tmpworldwide.com domain names other than through a divestiture, MNST shall use reasonable efforts to transfer (at Company’s expense) such domain name registrations to the Company.

(d)                                 MNST’s obligations in the preceding two (2) subsections shall terminate in the event that, thirty (30) days after written notice from MNST, any web page to which MNST is redirecting Internet traffic, continues to display any of the following that are described in such notice (i) promotions, advertisements or marketing of any kind that offers Internet job listings in competition with MNST; (ii) pornographic, lewd or similar content; and (iii) content which reflects materially unfavorably upon MNST.

(e)                                  For a period of four (4) years after the Closing Date, MNST may, at is sole discretion, place hyperlinks (but no frames, spiders, caches, copies of content or similar mechanisms that do not direct the entire browser window to the linked site) on www.monster.com and related MNST websites, which links point Internet traffic to the following content of www.monstermoving.com and www.moving.com:

(i)            International Relocation Center, which is currently located at http://www.monstermoving.monster.com/International/; and

(ii)           Cost of Living Information by City, which consists of four tools:

(A)                              City Profile Report, which is currently located at http://www.monstermoving.monster.com/Find_a_Place/Cityprofile/;

(B)                                Salary Comparison, which is currently located at http://www.monstermoving.monster.com/Find_A_Place/Calculators/SalaryCalc/; and

(C)                                Compare Two Cities, which is currently located at http://www.monstermoving.monster.com/Find_a_Place/Compare2Cities/; and

(D)                               School Reports, which is currently located at http://www.monstermoving.monster.com/Find_A_Place/School_Reports/.

(iii)                               The parties will reasonably cooperate with each other in effecting such links and to notify each other of the existence of such links and proper URLs for same.

8.11                        Replacement of Insurance.  The parties acknowledge that certain workers compensation and other insurance coverage applicable to the Companies for periods prior to Closing is maintained by MNST.  This coverage will be terminated at the Closing Date and will be of no further benefit to the Companies except to the extent such insurance is ‘occurrence’ coverage and relates to an event or circumstance of the Companies during a pre-Closing coverage period (it being acknowledged and agreed that the Company and the Company Subs were insured parties under such ‘occurrence’ based insurance policies (and received the benefits therefrom) with respect to the Business for pre-Closing coverage periods).  The Buyer and MNST agree that any claims made pursuant to any ‘occurrence’ coverage of MNST in respect of the Business shall be administered, collected and pursued by MNST (or by a claims handler appointed by MNST) on behalf of the Company, or, upon the prior written notice to MNST, the Company shall have the right to administer, collect and pursue such claim.  The Buyer, the Company and MNST shall each cooperate with the other in order to fully enable MNST or the Company, as the case may be, to comply with the requirements of the relevant insurer, and the Company and MNST shall each provide such information and assistance as MNST or the Company, as the case may be, may reasonably request in connection with any such claim.  Any monies received by MNST as a result of such claims shall be paid over to the Company.  The Company agrees to pay any deductible amount under the applicable ‘occurrence’ coverage, and to reimburse MNST for any amounts that either of them is required to pay to the insurer in respect of deductibles, payments following reservations of rights, or similar payments relating to the Companies that are billed to MNST as the holder of the policy, except to the extent the Company or any Indemnified Buyer Party is entitled to indemnification (without regard to any limitations, including, without limitation, the Basket, the Indemnification Cap, survival periods and any materiality qualifiers or other similar qualifiers) pursuant to this Agreement.

8.12                        WARN Compliance.  Buyer covenants and agrees to take, or to cause the Company to take, any and all action that may be necessary to comply with the terms and provisions of the WARN Act after the Closing Date.  In addition, Buyer covenants and agrees that from and after the Closing Date, neither Buyer nor the Company will implement any action that would cause any pre-Closing action of MNST or the Company (that is not otherwise a violation of the WARN Act) to be a violation of the WARN Act;  provided, however, that MNST shall provide to Buyer on or prior to the Closing Date a schedule reflecting all layoffs of permanent employees implemented by MNST, by location, during the 90-day period preceding the Closing Date.

8.13                        Standalone Operations.  Subject to the terms of the Transition Agreement, following the Closing Date, MNST covenants and agrees to transfer to the Company and the Company Subs fully operational computer and network hardware and software, technology, equipment and facilities, as necessary to enable the Company, the Company Subs and the Business to operate on a standalone basis consistent with the past twelve months prior to the Closing Date, including as necessary to continue development of ongoing projects such as OMS and Goldmine.  Without limiting the foregoing or anything else in this Agreement, MNST shall transfer to the Company and the Company Subs all ongoing software development being conducted by or for the Company and Company Subs (such as OMS and Goldmine), and all development and operations hardware, software, and Company Intellectual Property Rights related thereto.  This Section 8.13 does not expand or limit any transfer obligations of MNST under the Transition Agreement.

8.14                        Transfer of Domain Names.  MNST shall, prior to the Closing Date or within a reasonable period of time thereafter, transfer, or cause to be transferred, to the Company or a MNST Sub the domain name registrations set forth on Schedule 3.13(a) which are designated as domain names owned or to be owned by the Company or any of the MNST Subs.  To the extent any domain name registration is not transferred to the Company or such MNST Sub, MNST shall administer such domain name registrations on behalf of the Companies, and in accordance with reasonable instructions provided by the Company, until such domain names are transferred to the Company or such MNST Sub.

8.15                        One Minute Note.  Upon receipt of the proceeds from the Credit Agreements, the Company shall make available to Buyer sufficient funds to pay all amounts due under the One Minute Note.

8.16                        Notice of Termination.  Buyer and the Company shall use reasonable efforts to give notice to MNST within thirty (30) days of the date of termination of employment with the Company of any employees listed on Schedule 8.5(a) hereto who hold stock options of MNST.  Such notice shall be provided to MNST from the Closing Date until the earlier of (i) the date after which any stock options of MNST held by such employee may no longer be exercised or (ii) until there is a Sale of the Company (as defined in the Seller Note).  Buyer and the Company shall have no liability for their failure to comply with this Section 8.16 absent gross negligence or willful misconduct.

8.17                        Ancillary Matters.  The parties covenant and agree to comply with the matters set forth on Schedule 8.17.

8.18                        Ancillary Client Matters.  The parties covenant and agree to comply with the matters set forth on Schedule 8.18.

ARTICLE IX

INDEMNIFICATION

9.1                               Indemnification by MNST.  From and after the Closing, MNST agrees to indemnify, defend and save Buyer, the Company and its Affiliates, and each of their respective officers, directors, stockholders, employees, agents, plans and fiduciaries, plan administrators or other parties dealing with any such plans, successors and assigns (each, an “Indemnified Buyer Party”), harmless from and against, and to promptly pay to an Indemnified Buyer Party or reimburse (as and when incurred) an Indemnified Buyer Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, tax, fines, penalties, actual or punitive damages (it being acknowledged and agreed that punitive damages shall not be recoverable in connection with the breach of any of the representations or warranties contained herein or unless MNST knowingly violates any covenant or agreement made herein which gives rise to a claim for punitive damages or pursuant to the proviso set forth in Section 9.7 below) or costs or expenses (whether or not arising out of third party claims) of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including, without limitation, interest, penalties, reasonable fees and expenses of attorneys, accountants and other experts incurred by any indemnified party in any action or proceeding between such indemnified party and the indemnitor or between any indemnified party and any third party or otherwise) (individually a “Loss” and collectively, the “Losses”) sustained or incurred by any Indemnified Buyer Party relating to, resulting from, arising out of or otherwise by virtue of one or more of the following: (i) any misrepresentation or breach of a representation or warranty made herein by MNST or the Company or any Affiliate of MNST or the Company; (ii) any obligation or liability, contingent or otherwise, of MNST or the Company for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement (collectively, “Finders’ Fees”), exclusive of any Finders’ Fees which may be due to Theo F. Oliphant, Score Media Inc. or any of their Affiliates which Finders’ Fees shall be paid pursuant to Section 8.7 hereof; (iii) any breach or nonfulfillment by the Company or MNST prior to the Closing or by MNST after the Closing of any other covenant or agreement contained in Article I, Article II, Article V, Section 7.2(b), Article VIII, Article IX or Article XI of this Agreement; (iv) any outstanding Indebtedness in existence as of the Closing Date (or otherwise relating to periods on or prior to the Closing) to the extent such Indebtedness has not reduced the Payment Amount pursuant to Section 1.3; (v) except as otherwise provided in Section 8.4(d), any Liability for which the Company or any Company Sub is liable to the extent such Liability is a result of being affiliated with MNST (or its respective Affiliates other than the Companies), except for those ordinary course Liabilities arising out of or in connection with the operation or conduct of the Business which are reflected in the determination of Working Capital (except to the extent an Indemnified Buyer Party is entitled to indemnification (without regard to any limitations, including, without limitation, the Basket, the Indemnification Cap, survival periods and any materiality qualifiers or other similar qualifiers) in connection with such Liabilities under the provisions of this Agreement); (vi) any Liabilities of the Company or any Company Sub arising prior to the Closing Date that is unrelated to the Business resulting from third party claims; (vii) MNST’s failure to obtain a landlord’s consent with respect to its entering into an Assignment Agreement or Sublease Agreement for any of the Company Office Locations or any additional Liabilities relating to, resulting from, arising out of or otherwise by virtue of obtaining such landlord’s consent with respect to such Company Office Locations (it being acknowledged and agreed that the Company shall have the right to vacate any Company Office Location (without prejudice to this Section 9.1(vii)) after the date that such landlord affirmatively refuses to give a consent with respect to any such Company Office Location, or requests that the Company vacates such premises or such landlord otherwise does not act in compliance in any material respect with the terms of the Sublease or Assignment Agreement or otherwise affirmatively refuses to recognize the Company’s interest in the premises); (viii) any change of control payments, retention or stay bonuses payable to employees of the Companies (whether in respect of the transactions contemplated by this Agreement or otherwise) pursuant to any agreement or arrangement established or entered into by the Company or MNST prior to the Closing; (ix) any claims that relate to SBC Communications Inc., BellSouth Corporation, Verizon Communications Inc., Dex Media, Inc. or Yellow Book USA, Inc. that relate to facts, events or circumstances that occurred in the time period more than twelve (12) months prior to the Closing Date; (x) any Liabilities under the WARN Act with respect to employees of the Company or the Business related to the period prior to the Closing

Date except to the extent such Liabilities result from Buyer’s breach of Section 8.12; (xi) a Plan sponsored, maintained or contributed to by MNST or any entity treated as a single employer with MNST under Section 414(b), (c), (m) or (o) of the Code; (xii) the matters designated with either one (1) or two (2) asterisks on Schedule 3.8 attached hereto; (xiii) any obligations or other Liabilities in connection with the matters set forth in Section 5.11 hereof; and (xiv) any Excluded Item (as such term is defined in the Contribution Agreement).  Notwithstanding anything to the contrary contained herein, any Losses for which any Indemnified Buyer Party shall be entitled to be indemnified by MNST under the terms of this Article IX or the Transition Agreement shall be reduced to the extent such Losses have already been recovered by an Indemnified Buyer Party (A) through an adjustment to the Purchase Price pursuant to Section 1.2 or Section 1.3 or (B) through the indemnification provisions of the Transition Agreement, and no such reduction shall count toward the satisfaction of either the Basket or the Indemnification Cap.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement (except for Sections 3.6(a) and (b), 3.7(d), 3.10(a), (b) and (f), and 3.13(b)(ii)(B) and (C)) and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term “material” (except pursuant to representations and warranties requiring the mere listing of items in response to such representation or warranty with respect to that portion of such representations and warranties relating to such listing) or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word and, where “Material Adverse Effect” is used surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifications were deleted from such representation and warranty).

9.2                               Indemnification by Buyer.  From and after the Closing, Buyer agrees to indemnify, defend and save MNST and its Affiliates, and each of their respective officers, directors, stockholders, members, employees, agents, plans and fiduciaries, plan administrators or other parties dealing with such plans, successors and assigns (each, an “Indemnified Seller Party”) harmless from and against, and to promptly pay to an Indemnified Seller Party or reimburse an Indemnified Seller Party for, any and all Losses sustained or incurred by any Indemnified Seller Party relating to, resulting from, arising out of or otherwise by virtue of one or more of the following: (i) any misrepresentation or breach of a representation, warranty, covenant or agreement made herein by Buyer; (ii) third party claims made against MNST arising from or related to ordinary course liabilities in connection with the operation or conduct of the Business unrelated to the other agreements and transactions contemplated hereby,  except, with respect to this clause (ii), in each case, to the extent (x) an Indemnified Buyer Party may be entitled to indemnification (without regard to any limitations, including, without limitation, the Basket, the Indemnification Cap, survival periods and any materiality qualifiers or other similar qualifiers) in connection with such Liability under the provisions of this Agreement or (y) arising from any action taken or omission made by MNST following the Closing Date constituting fraud, gross negligence, willful or criminal misconduct or otherwise constituting a breach of its covenants and agreements contained herein; (iii) any obligation or liability, contingent or otherwise, of Buyer for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement or the other agreements contemplated hereby, exclusive of Finders’ Fees which may be due to Theo F. Oliphant, Score Media Inc. or any of their Affiliates which Finders’ Fees shall be paid pursuant to Section 8.7 hereof and (iv) any breach or nonfulfillment by Buyer prior to the Closing or by Buyer or the Company after the Closing of any other covenant or agreement contained in Article I, Article II, Article V, Article VIII or Article XI of this Agreement.  Notwithstanding the foregoing, any Losses for which any Indemnified Seller Party shall be entitled to be indemnified by Buyer under the terms of this Article IX or the Transition Agreement shall be reduced to the extent such Losses have already been recovered by an Indemnified Seller Party (A) through an adjustment to the Purchase Price pursuant to Section 1.2 or Section 1.3 or (B) through the indemnification provisions of the Transition Agreement, and no such reduction shall count toward the satisfaction of either the Basket or the Indemnification Cap.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term “material” (except pursuant to representations and warranties requiring the mere listing of items in response to such representation or warranty with respect to that portion of such representations and warranties relating to such listing) or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word and, where “Material Adverse Effect” is used, surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifications were deleted from such representation and warranty).

9.3                               Procedure for Indemnification.

Except as otherwise provided in Section 8.4(b):

(a)                                  If an Indemnified Buyer Party or an Indemnified Seller Party seeks indemnification under Sections 9.1 or 9.2, such Person (the “Indemnified Party”) shall give written notice to the other Person (the “Indemnifying Party”) specifying in reasonable detail the basis for the claim.  In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 9.3 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Losses hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim.

(b)                                 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (with no reservation of any rights), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                                  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

(d)                                 In the event that any of the conditions in Section 9.3(b) above is or becomes unsatisfied or, in connection with the matters set forth on Schedule 3.8 and the matters described in Section 9.1(ix), however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.3.

9.4                               Limitation on Indemnification Rights.

(a)                                  Subject to the provisions of Section 9.4(b) below it is understood and agreed that no claim for recovery of indemnifiable damages may be asserted pursuant to Section 9.1(i) or Section 9.2(i) based on a representation, warranty, covenant or agreement or applicable portion thereof set forth in this Agreement after it has been extinguished in accordance with Section 8.2 hereof; provided, however, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Article IX, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 8.2 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b)                                 Neither the Indemnified Buyer Parties, on the one hand, nor the Indemnified Seller Parties, on the other hand, shall be entitled to be indemnified pursuant to Sections 9.1(i), 9.1(iii) with respect to the covenants contained in Article V or Article VIII (excluding breaches of Sections 5.1, 5.3(d), 5.3(i), 5.3(l), 5.3(m), 5.5, 5.8, 5.11, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.17), 9.1(v) (if a breach thereof would also be a breach of a representation or warranty made in Section 9.1(i)), 9.1(vi) (if a breach thereof would also be a breach of a representation or warranty made in Section 9.1(i)), 9.2(i), 9.2(ii) and 9.2(iv) (excluding breaches of Sections 5.1, 5.5, 5.9, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.11 and 8.12) unless and until the aggregate of all Losses incurred by the Indemnified Buyer Parties or the Indemnified Seller Parties, as the case may be, exceeds $1,250,000 (“Basket”), at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for all Losses but only those in excess of $1,250,000; provided; however, that with respect to breaches of Section 3.18 and the matters designated with two (2) asterisks on Schedule 3.8 attached hereto, the Indemnified Buyer Parties shall not be entitled to indemnification pursuant to Section 9.1(i) or Section 9.1(xii), as the case may be, unless and until the aggregate of all Losses in connection with such breaches and such matters incurred by the Indemnified Buyer Parties exceeds $200,000 in the aggregate, at which time MNST shall be obligated to indemnify the Indemnified Buyer Parties for all Losses with respect to such matters but only those in excess of $200,000, subject to the Basket (to the extent the Basket is limiting claims for indemnification at such time) and Indemnification Cap in the case of claims for indemnification pursuant to Section 9.1(i) with respect to breaches of Section 3.18.  The indemnification obligations of either MNST or the Buyer under Sections 9.1(i), 9.1(iii) with respect to the covenants contained in Article V or Article VIII (excluding breaches of Sections 5.1, 5.3(d), 5.3(i), 5.3(l), 5.3(m), 5.5, 5.8, 5.11, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.17), 9.1(v) (if a breach thereof would also be a breach of a representation or warranty made in Section 9.1(i)), 9.1(vi) (if a breach thereof would also be a breach of a representation or warranty made in Section 9.1(i)),  9.2(i), 9.2(ii) and 9.2(iv) (excluding breaches of Sections 5.1, 5.5, 5.9, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.11 and 8.12) hereof shall not exceed $10,000,000 (the “Indemnification Cap”).  Notwithstanding anything to the contrary contained in this Agreement, the Basket and the Indemnification Cap shall not apply except and solely to the extent set forth in this Section 9.4(b), and to the extent the Basket and the Indemnification Cap would otherwise apply pursuant to this Section 9.4(b), it will not apply (and any Losses resulting from or relating to any of the following matters shall not count toward the Basket or toward satisfaction of the Indemnification Cap) to (A) breaches of the representations and warranties set forth in Sections 3.1 (Organization; Subsidiaries), 3.2 (Capitalization), 3.3 (Authorization), 3.10 (Taxes), 3.24 (Finders) and 3.19 (Indebtedness) and (B) Losses involving fraud, willful misconduct or intentional misrepresentation or breach by MNST or Buyer.

9.5                               Manner of Payment.  Subject to Section 9.6 below, any indemnification payment pursuant to this Article IX shall be effected by wire transfer of immediately available funds from Buyer or MNST, as the case may be, to an account designated by MNST or Buyer, as the case may be, within five (5) days after the determination of indemnification amounts.  Any such indemnification payments shall include interest at the rate of 6% per annum from the date Buyer or MNST, as the case may be, delivered notice of a claim for indemnification pursuant to Section 9.3(a) to the date of such payment is due pursuant to this Section 9.5 and interest at a rate of 12% per annum thereafter until such Losses are fully paid. Interest on any such unpaid amount hereunder shall be compounded semi-annually, computed on the basis of a 360-day year.  Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price.

9.6                               Setoff; Escrow.  In addition to any other remedies, any Indemnified Party shall be entitled to set-off any amounts due to it from any Indemnifying Party pursuant to this Article IX against any amount otherwise payable by such Indemnified Party to the Indemnifying Party.  Indemnified Buyer Parties shall first seek recovery for any amounts that the Indemnified Buyer Parties are entitled to be paid under this Article IX or otherwise by making a claim under the Escrow Agreement to the extent funds are available from the Escrow Amount to satisfy such amounts; provided that, the Indemnified Buyer Parties shall also be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Indemnified Buyer Parties by MNST pursuant to this Article IX by reducing the principal and accrued interest outstanding under the Seller Note in an amount not to exceed $2,500,000; provided further that the Buyer shall have no obligation to seek recovery pursuant to this Section 9.6 for any obligations of MNST arising under Sections 1.2 and 1.3 hereto.

9.7                               Sole Remedy for Damages.  The parties hereto agree that the indemnification provisions set forth in this Article IX are the exclusive provisions in this Agreement with respect to the Losses of the Company, MNST or Buyer for the breach, inaccuracy or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement; provided, that nothing herein shall preclude any party from seeking any remedy based upon fraud or willful or criminal misconduct or intentional misrepresentation or breach or the breach of any of the ancillary agreements or instruments contemplated hereby (including, without limitation the Transition Agreement or the Escrow Agreement).

9.8                               Insurance Recovery.  In determining the liability of a party for any Losses pursuant to this Article IX, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date hereof.  Nothing in this Agreement shall obligate any Indemnified Party to seek recovery under any insurance policy for any Losses.

9.9                               Tax Benefits.  The amount of Losses with respect to which an Indemnified Party is to be indemnified pursuant to Article IX initially shall be determined without regard to any Tax Benefit.  However, to the extent that the Indemnified Party actually realizes a tax benefit (a “Tax Benefit”) with respect to any payment for Losses made hereunder through a refund of Taxes or reduction in actual amount of Taxes that otherwise would be payable by the Indemnified Party, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) at such time or times as and to the extent that the Indemnified Party or any Affiliate of such Indemnified Party actually realizes such Tax Benefit.  For this purpose, Tax Benefits shall be calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable period and shall be reduced by the amount of any related Tax detriment suffered by the Indemnified Party.  Buyer, on the one hand, and MNST, on the other hand, agree to provide the other or its designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to, or receivable from, the other party pursuant to this Section 9.9, including copies of Tax returns, estimated tax payments, schedules and related supporting documents.  If any adjustments are made to any Tax Return relating to the Indemnified Party for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Tax Benefit or Tax detriment to the Indemnified Party, appropriate payments will be made between the Indemnifying Party and the Indemnified Party in accordance with the previous sentence to properly reflect such adjustment amount.

9.10                        Unconditional Obligations.  MNST, on behalf of itself and each of its Subsidiaries and each of the Indemnified Seller Parties covenants and agrees that the agreements contained in Sections 9.1(ii) through (xiv) (or any schedules or other agreements relating thereto) and Buyer, on behalf of itself and each of its Subsidiaries and each of the Indemnified Buyer Parties covenants and agrees that the agreements contained in Sections 9.2(ii) through (iv) (or any schedules or other agreements relating thereto) are intended to be final, complete, unconditional and irrevocable, subject to any limitations and rights provided under the expressed terms of this Agreement), and (i) MNST shall not, and shall cause each of its Subsidiaries and each of the Indemnified Seller Parties to not, and (ii) Buyer shall not, and shall cause each of its Subsidiaries and each of the Indemnified Buyer Parties to not, seek to challenge the effectiveness (or seek to mitigate or diminish its and/or their obligations or assert or otherwise raise any defenses (other than any defenses or rights or conditions provided under the expressed terms of this Agreement including but not limited to the defense that the subject matter of such claim does not fall within the expressed scope of such indemnity provision (e.g. by way of example and not by way of limitation, the defense that a claim for indemnity pursuant to Section 9.1(ix) does not fall within the expressed scope of such indemnity provision since such dispute related to a matter that occurred less than 12 months prior to the Closing Date), or in connection with the breach by MNST or Buyer, with respect to each other, of the provisions of Section 9.3, subject to the limitations and rights contained therein, crossclaims or counterclaims in connection therewith) of such agreements contained in Sections 9.1(ii) through (xiv) and Sections 9.2(ii) through (iv), or any schedules or other agreements relating thereto (including, without limitation, taking any action in contravention of Sections 9.1(ii) through (xiv) and Sections 9.2(ii) through (iv) (or any schedules or other agreements relating thereto).  In addition, MNST, on behalf of itself and each of its Subsidiaries and each of the Indemnified Seller Parties, and Buyer, on behalf of itself and each of its Subsidiaries and each of the Indemnified Buyer Parties, acknowledges and agrees that each of the agreements contained in Sections 9.1(ii) through (xiv) and Sections 9.2(ii) through (iv) (or any schedules or other agreements relating thereto) shall not be released or discharged, in whole or in part, or otherwise be affected by (i) any bankruptcy, insolvency liquidation, dissolution, sale of assets, consolidation, restructuring or reorganization of Buyer or MNST, as the case may be, (ii) the failure of Buyer (or any of its Subsidiaries or any Indemnified Buyer Party) or MNST (or any of its Subsidiaries or any Indemnified Seller Party) to assert any claim or demand or to enforce any right or remedy against any Person, (iii) any act or omission which might in any manner or to any extent under any theory of law or equity vary the risks, rights, obligation, liabilities, opportunities, assets or other attributes of Buyer or its Subsidiaries or any Indemnified Buyer Party or MNST or its Subsidiaries or any Indemnified Seller Party, which may be done without notice to any other Person or (iv) any obligations, debts, amounts or other Liabilities owing to Buyer or any of its Subsidiaries or any Indemnified Buyer Party or MNST or any of its Subsidiaries or any Indemnified Seller Party from MNST or Buyer, as the case may be, or any of their Affiliates for any reason whatsoever, provided however that nothing in Section 9.1(ix) shall in any way alter or impact the operation of any statute of limitation.  Notwithstanding anything contained in this Agreement or in any of the other agreements contemplated by this Agreement to the contrary or anywhere else to the contrary, MNST (on behalf of itself and each of its Subsidiaries, Affiliates and each Seller Indemnified Party) covenants and agrees that claims made pursuant to the agreements in Section 9.1(xiv) (and any schedules and other agreements relating thereto) are intended to be final, complete, unconditional and irrevocable, and there are no defenses, crossclaims, counterclaims or other mitigating factors of any kind or nature (other than (1) the defense that the subject matter of such claim does not fall within the expressed scope of such indemnity provision, (2) in connection with the breach by Buyer of the provisions of Section 9.3, subject to the limitations and rights contained therein, or (3) pursuant to Section 9.6, 9.8 or 9.9).  Buyer and MNST acknowledge and agree that the provisions of this Section 9.10 are essential and material terms of this Agreement.

ARTICLE X

TERMINATION

10.1                        Termination.  Notwithstanding any contrary provision hereof, this Agreement may be terminated by written notice given prior to or at the Closing:

(a)                                  by mutual written consent of Buyer, on the one hand, and MNST, on the other hand;

(b)                                 by Buyer if MNST shall, despite the satisfaction of the conditions to MNST’s and the Company’s obligations to consummate the transactions contemplated hereby (including, without limitation, any mutual conditions stated in Article V), fail or refuse to consummate the transactions contemplated hereby;

(c)                                  by MNST and the Company if Buyer shall, despite the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby (including, without limitation, any mutual conditions stated in Article V), fails or refuses to consummate the transactions contemplated hereby;

(d)                                 by Buyer, if MNST or the Company shall breach any of their representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to the Company or the Business, in each case taken as a whole, and shall not have been cured such that no Material Adverse Effect is continuing or waived and MNST shall not have provided reasonable assurance that such breach shall be cured such that no Material Adverse Effect shall be continuing as of the Closing Date;

(e)                                  by MNST and the Company, if Buyer shall breach any of its representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to Buyer and shall not have been cured such that no Material Adverse Effect is continuing or waived and Buyer shall not have provided reasonable assurance that such breach shall be cured such that no Material Adverse Effect shall be continuing as of the Closing Date; and

(f)                                    by either Buyer, on the one hand, or MNST and the Company, on the other hand, if any Governmental Entity takes any action or enacts, promulgates or issues or deems applicable to the transactions contemplated hereby any statute, rule, regulation or order which would make consummation of the transactions contemplated hereby illegal or cause the Company or the Business to suffer a Material Adverse Effect.

10.2                        Effect of Termination.  In the event this Agreement is terminated pursuant to Sections 10.1 (b), (c), (d), (e) or (g), any party not then in breach of this Agreement shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity.  In the event this Agreement is terminated pursuant to Sections 10.1 (a) or (f), the parties hereto shall stand fully released and discharged of any and all obligations under this Agreement.  Notwithstanding anything to the contrary contained herein, the obligations of the parties under Sections 5.1, 8.1(a), 11.6 and 11.8 shall survive termination of this Agreement for any reason.

ARTICLE XI

MISCELLANEOUS

11.1                        Notices, Consents, etc.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, at the addresses as set forth below or at such other addresses as may be furnished in writing.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

If to Buyer or the Company after the Closing:

Buyer

c/o  Audax Management Company L.L.C.
101 Huntington Avenue
Boston, MA  02199
Attn:  Adam Abramson

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn:  Jeffrey Seifman, Esq.

If to MNST or the Company before the Closing:

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:  Andrew J. McKelvey

with a copy to:

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:  Myron Olesnyckyj, Esq.

11.2                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the parties intent of such provision to the maximum extent permitted by applicable law. Without limiting the foregoing, to the extent that Section 9.1, Section 9.2 or Section 9.10 are held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, the Indemnified Buyer Parties or Indemnified Seller

Parties, as the case may be, shall be entitled to recover the maximum amount permitted by applicable law to be recovered under Section 9.1 and Section 9.2, respectively.

11.3                        Amendment and Waiver.  This Agreement may not be amended orally.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  The failure of any party to enforce any provision of this Agreement shall not operate as a waiver by such party of such provision.

11.4                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

11.5                        Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (with MNST being solely responsible for all costs and expenses incurred by the Companies in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement); provided, however, that to the extent the transactions contemplated under this Agreement are consummated, immediately following the Closing Buyer’s fees and expenses shall be paid by the Companies following the Closing (but such payment shall not reduce the Payment Amount or otherwise be borne by MNST).

11.6                        Governing Law; Jurisdiction.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflicts of law.  Any party may (if it elects) bring an action in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7                        Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.8                        Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto in any manner whatsoever, whether directly or by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, however, that Buyer may, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.  Buyer may also assign all or any portion of this Agreement and the other agreements contemplated hereby (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Affiliates’ (whether prior to or subsequent to the Closing) lenders as collateral security.  After the Closing, Buyer may also assign all or any portion of this Agreement and the other agreements contemplated hereby and its rights and obligations hereunder and thereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Buyer or any of its Affiliates, (ii) a sale of stock or assets (including any real estate) of Buyer or any of its Affiliates or (iii) dispositions of the business of the Companies or any part thereof.

11.9                        Definitions.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” shall have the meaning ascribed to that term in Rule 405 of the Securities Act of 1933, as amended.

“Affiliated Group” means any Affiliated combined, consolidated or unitary group within the meaning of Section 1504(a) of the Code or any similar group defined under state, local or foreign law.

“Business” means (i) the placement of listings (inclusive of display and in column advertisements) on behalf of clients in online and printed yellow pages and white pages directories which is conducted in the United States, Canada and Japan, (ii) the operation of the Online Relocation Business, (iii) the operation of the Certified Marketing Representative business and (iv) the operation of the Medical Listings Business, except that the “Business” shall exclude the Specified Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, MNST as a direct owner of membership interests and capital stock of each of the Companies, in the performance of duties for, or on behalf of, the Company or any of the Company Subs or that relates to the business, services or research of the Company or any of the Company Subs or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees, stockholder, members or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, any of the Company Subs, their Affiliates and their confidential information; (iii) industry research compiled by, or on behalf of the Company or any of the Company Subs, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any of the Company Subs; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) computer software documentation, data and data bases and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information that MNST can demonstrate has become generally known to the industry other than as a result of the acts or omissions of MNST or any of its Subsidiaries or Affiliates or a person that MNST or any of its Subsidiaries or Affiliates has direct control over to the extent such acts or omissions are not authorized by MNST or any of its Subsidiaries or Affiliates in the performance of such person’s assigned duties for MNST or its Subsidiaries.

“Escrow Amount” means an aggregate of $2,500,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles.

“Indebtedness” means any of the following Liabilities of any of the Companies (with the exception of TMP Worldwide Co. Ltd., a Japanese corporation to the extent such Indebtedness is reflected as a liability in the determination of Working Capital): (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of either the Company or any Company Sub under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities of the Company under capitalized leases, (vii) all Liabilities of the Company or any Company Sub under conditional sale or other title retention agreements, (viii) all Liabilities of the Company with respect to vendor advances or any other advances made to either the Company or any Company Sub, (ix) all Liabilities of either the Company or any Company Sub arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) all Liabilities and indebtedness required to be identified on Schedule 3.19 (Indebtedness) and Schedule 3.20 (Acceleration of Rights and Benefits), including change of control payments, stay bonuses and similar Liabilities, (xii) all Liabilities of either the Company or any Company Sub arising from any breach of any of the foregoing,  and (xiii) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of either the Company or any Company Sub.

“Initial Adjustment” means $228,000.

“IRS” means the United States Internal Revenue Service.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability”  means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Liens” means any liens, claims, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature.

“Material Adverse Effect” is defined in Section 3.1.

“Medical Listings Business” means the business of licensing access to medical certification information carried out by the medical listings business unit of the Company.

“OMS Amount” means $2,500,000.

“Online Relocation Business” means the operation of a web site targeted to users seeking information and resources primarily relating to home relocation, home buying, home financing and insurance.  Without in any way extending the breadth of the foregoing definition, it is understood and agreed that none of Military.com, Military Advantage, Inc. or its parent or Affiliates shall be deemed to be involved in the Online Relocation Business solely by virtue of any relocation, mortgage or insurance services, content or information from time to time found or accessible through the Military.com site.

“SEC” means the United States Securities and Exchange Commission.

“Target Units” is defined in the recitals of this Agreement.

“Taxes” shall mean (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance) and any other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with all interest, penalties and additions imposed with respect to such amounts; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Returns” means returns, reports, information returns or other documents filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“true and correct” shall mean true and correct in all respects.

Except as set forth on Schedule 11.9, in connection with time periods prior to the Closing Date (including, without limitation, in connection with the representations and warranties contained herein), and in all cases exclusive of the Excluded Items (as defined in the Contribution Agreement), reference to (i) the Company shall include TMP Directional Marketing, LLC, TMP Worldwide Directional Marketing, Inc. and MNST (but only with respect to the Business), (ii) the Company Subs shall include Moving.com, Interface Realty, the Subsidiaries set forth on Schedule A, TMP Worldwide Inc., O’Connor Agency, in2, Inc., Providence Directory Solutions, Inc. and Telephone Directory Advertising, Inc. (but in each case only with respect to the Business) and (iii) the Companies shall include all of the entities set forth in (i) and (ii) hereof (but only with respect to the Business).  It is hereby acknowledged and agreed that the reorganization set forth in Section 6.1(k) shall have been completed prior to the Closing Date.

11.10                 Entire Agreement.  This Agreement, the Disclosure Schedules attached hereto and the documents, schedules and exhibits described herein or attached or delivered pursuant hereto collectively constitute the sole and only agreement among the parties with respect to the subject matter hereof.  Any agreements, representations or documentation respecting the transactions contemplated by this Agreement, and any correspondence, discussions or course of dealing which are not expressly set forth in this Agreement or the documents, schedules and exhibits described herein or attached or delivered pursuant hereto or are null and void, it being understood that no party has relied on any representation not set forth in this Agreement or the documents, schedules and exhibits described herein or attached or delivered pursuant hereto.

11.11                 Third Parties.  Except as expressly set forth in Article VIII or IX of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11.12                 Interpretative Matters.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, the singular form of nouns, pronouns and verbs shall include the plural and vice versa, “may not” is prohibitive and not permissive, and “or” is not exclusive.  Nothing in any of the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party hereto had breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

11.13                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

11.14                 Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 11.6), in addition to any other remedy to which they may be entitled, at law or in equity.

11.15                 Release of the Companies.  Effective upon the Closing, each of the Companies and MNST hereby irrevocably waives, releases and discharges forever the other of MNST and its Affiliates or the Companies, as the case may be, from any and all Liabilities arising prior to the Closing Date and each of the Companies and MNST and its Affiliates hereby covenants and agrees that it will not seek to recover any amounts in connection therewith or thereunder from either of the other of MNST and its Affiliates or the Companies, as the case may be.  Notwithstanding any provision to the contrary herein, none of the Companies nor MNST and its Affiliates waives, releases or discharges the other of MNST and its Affiliates or the Companies, as the case may be, from any Liabilities under the terms and provisions of this Agreement, including but not limited to, any claim for indemnification pursuant to Article IX, or any other agreement or transaction contemplated herein.

11.16                 Default.  The mere lapse of time for performing any obligation or covenant contained herein or in any of the other agreements contemplated hereby shall serve to put the party who is obliged to perform or fulfill such obligation or covenant in default, without any notice or demand being required therefor.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TMP DM, INC.

By:	/s/ Adam Abramson
	Name:	Adam Abramson
	Title:	President

MONSTER WORLDWIDE, INC.

By:	/s/ Andrew J. McKelvey
	Name:	Andrew J. McKelvey
	Title:	Chairman and CEO

TMP DIRECTIONAL MARKETING, LLC

By:	/s/ Andrew J. McKelvey
	Name:	Andrew J. McKelvey
	Title:	President

Schedules

The Schedules to this Agreement have been omitted. The omitted Schedules consist of:

Schedule A	-	Company Subs

Schedule 1.2(b)	-	Working Capital Determination

Schedule 3.1	-	Subsidiaries

Schedule 3.2	-	Capitalization

Schedule 3.5	-	Non-contravention

Schedule 3.6		Financial Statements

Schedule 3.7	-	Absence of Certain Changes and Events

Schedule 3.8	-	Litigation

Schedule 3.9	-	Compliance and Permits

Schedule 3.10	-	Taxes

Schedule 3.11	-	Employee Benefits Plans

Schedule 3.12	-	Environmental Matters

Schedule 3.13(a)	-	Intellectual Property

Schedule 3.13(b)(i)	-	Inbound Intellectual Property Licenses

Schedule 3.13(b)(ii)	-	Outbound Intellectual Property Licenses

Schedule 3.13(b)(iii)	-	Inbound IP Licenses

Schedule 3.13(e)	-	Exploited Software

Schedule 3.14(a)	-	Material Contracts

Schedule 3.14(b)	-	Contracts

Schedule 3.15	-	Employee Matters

Schedule 3.16(b)	-	Company Office Locations

Schedule 3.16(d)		Landlord Consents

Schedule 3.17	-	Title and Condition of Assets

Schedule 3.18	-	Undisclosed Liabilities

Schedule 3.19	-	Indebtedness

Schedule 3.20	-	Acceleration of Rights or Benefits

Schedule 3.21	-	Names and Locations

Schedule 3.23	-	Affiliated Transactions

Schedule 3.24	-	Finders Fees

Schedule 3.25	-	Accounts Receivable

Schedule 3.26	-	Insurance

Schedule 3.27	-	Customers and Suppliers

Schedule 3.28	-	WARN Act Compliance

Schedule 6.1(e)	-	Consents

Schedule 6.1(h)	-	Terminated Contracts

Schedule 6.1(j)	-	TMP Holding Company Operating Agreement; License Agreements

Schedule 6.1(l)	-	Bank Accounts and Lock Boxes

Schedule 7.2(k)	-	Subleased Company Office Locations

Schedule 7.2(l)	-	Assigned Company Office Locations

Schedule 8.3	-	Company Services

Schedule 8.5(a)	-	Transferred Employees

Schedule 8.5(d)		Excluded Plans

Schedule 8.6		Specified Assets

Schedule 8.10(b)		Redirected Domain Names and Subdomain names

Schedule 8.17	-	Ancillary Matters

Schedule 8.18	-	Ancillary Client Matters

Schedule 11.9	-	Company Definition

The Schedules to this Agreement will be furnished to the Securities and Exchange Commission supplementally upon request.

Exhibits

Exhibit A	-	Form of MNST Closing Certificate

Exhibit B	-	Form of Resignations and Releases

Exhibit C	-	Form of Seller Note

Exhibit D	-	Form of Sublease Agreement

Exhibit E	-	Form of Assignment Agreement

Exhibit F	-	Form of Escrow Agreement

Exhibit G	-	Form of Legal Opinion

Exhibit H	-	Form of One Minute Note

Exhibit I	-	Security and Pledge Agreement

Exhibit A

CLOSING CERTIFICATE

June 1, 2005

I,                 , hereby certify that I am the                               of                   , a                               (“Company”), and I, on behalf of the Company, hereby certify, in accordance with Section 6.1(a) of that certain Purchase Agreement, dated as of June 1, 2005, by and among TMP DM, Inc., a Delaware corporation (“Buyer”), Monster Worldwide, Inc., a Delaware corporation (“MNST”) and TMP Directional Marketing, LLC, a Delaware limited liability company (the “Purchase Agreement”), that:

1.                                       All capitalized terms used, but not otherwise defined, in this Closing Certificate shall have the meanings given to them in the Purchase Agreement.

2.                                       Without regard to any disclosure made to Buyer after the date of the Purchase Agreement, there has been no material breach by the Company in the performance of its covenants contained in the Purchase Agreement to be performed in whole or in part prior to the Closing, and the representations and warranties of the Company contained in the Purchase Agreement, if specifically qualified by materiality, are true and correct in all respects as of the date hereof and, if not so qualified, are true and correct in all material respects as of the date hereof, as if made anew at this time (except for representations or warranties that are made by their terms as of a date specified by month, day and year, which shall be true and correct or true and correct in all material respects, as applicable, as of that specified date).

*   *   *   *   *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Closing Certificate as of June 1, 2005.

COMPANY

By
Name:
Its:

Exhibit B

June 1, 2005

To:  Manager and Members of TMP Directional Marketing, LLC (the “Company”) and Board of Directors and Shareholders of TMP DM, Inc.

To Whom It May Concern:

Please be advised that I hereby resign from all positions as a director, manager or officer that I hold of the Company, the Company Subs and any of its or their Subsidiaries.

In addition, in exchange for receipt of good and valuable consideration, the sufficiency of which is hereby acknowledged, I hereby release absolutely and forever compromise, settle and discharge the Company and the manager, and each of its and their respective affiliates, subsidiaries, representatives, agents, successors, assigns, officers, directors, shareholders, members, managers, principals, partners, employees, attorneys and principals, past and present and their respective heirs, successors and assigns (collectively, the “Released Parties”), from any and all rights, claims (including, without limitation, claims for diminution in value, compensatory damages, liquidated damages, punitive or exemplary damages or any special, indirect or consequential damages or other damages), charges, controversies, cross-claims, counter-claims, demands, covenants, judgments, debts, accounts, reckoning, obligations, actions and causes of action, fees, costs, including, without limitation, claims for costs and attorneys’ fees and other liabilities of every kind and nature whatsoever in law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed against the Released Parties (collectively, “Actions”) which I have, or ever had, owned or held, or hereafter can, shall or may have against any of the Released Parties arising out of, relating to, in connection with, caused by, or by virtue of, any events, facts or circumstances through the date hereof. I expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims and acknowledge that I understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims.  I understand and acknowledge that I may discover facts different from, or in addition to, those which I know or believe to be true with respect to the claims released herein, and agree that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.  Should I discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, I shall not be entitled to any relief as a result thereof, and I surrender any right I might have to rescind this release on any ground.  This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law or fact, or any other circumstances whatsoever.    If, for any reason, any court of competent jurisdiction shall hold by final non-appealable order that any Action purported to be released hereby is not so released, then this release shall nonetheless be and remain effective with respect to each and every other Action released hereby.  I hereby covenant not to sue or otherwise directly or indirectly take any other action in contravention of this paragraph.  Notwithstanding the foregoing, nothing contained herein shall be deemed to release any claims that I may have pursuant to the Purchase Agreement (defined below).

The forgoing resignation and release shall be effective as of the Closing (as defined in that certain Purchase Agreement, dated as of June 1, 2005, among Monster Worldwide, Inc., TMP DM, Inc. and the Company (“Purchase Agreement”)), and all capitalized terms not expressly defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Sincerely,

Name:

2

Exhibit C

THIS NOTE WAS ORIGINALLY ISSUED ON JUNE 1, 2005 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN EXEMPTION UNDER THE ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 1, 2005 AMONG MONSTER WORLDWIDE, INC., TMP DM, INC. (THE “COMPANY”) AND GENERAL ELECTRIC CAPITAL CORPORATION (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANY PURSUANT TO THAT CERTAIN GUARANTY AND CREDIT AGREEMENT, EACH DATED AS OF JUNE 1, 2005, AMONG THE COMPANY, CERTAIN AFFILIATES OF THE COMPANY, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH AGREEMENTS HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND, UNDER CERTAIN CIRCUMSTANCES, TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THOSE AGREEMENTS AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JUNE 1, 2005 AMONG MONSTER WORLDWIDE, INC., TMP DM, INC. (THE “COMPANY”) AND CAPITALSOURCE FINANCE LLC (“AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANY PURSUANT TO THAT CERTAIN GUARANTY AND CREDIT AGREEMENT, EACH DATED AS OF JUNE 1, 2005, AMONG THE COMPANY, CERTAIN AFFILIATES OF THE COMPANY, AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS SUCH AGREEMENTS HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND, UNDER CERTAIN CIRCUMSTANCES, TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THOSE

AGREEMENTS AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH HEREIN.  THIS NOTE IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN SECTION 15 HEREOF.

2

TMP DM, INC.

NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

JUNE 1, 2005	$7,000,000

TMP DM, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Monster Worldwide, Inc. (“Holder”), the principal amount of $7,000,000 in accordance with the provisions of this subordinated promissory note (this “Note”).

This Note was issued pursuant to that certain Purchase Agreement, dated as of June 1, 2005 (as amended and modified from time to time, the “Purchase Agreement”), among the Company, the Holder and TMP Directional Marketing, LLC, a Delaware limited liability company.  Except as otherwise defined in this Note, capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.                                       Interest.  Interest shall accrue and, to the extent not paid in cash, compound at the end of each 12-month period at the rate of three percent (3%) per annum (computed on the actual number of days elapsed in any year) on the unpaid principal amount of this Note then outstanding.

2.                                       Payments.

(a)                                  Mandatory Payments.  Subject to the provisions of Section 3 hereof, the Company will pay the entire unpaid principal amount of, and accrued but unpaid interest on, this Note upon the earliest of (A) May 31, 2012, (B) a Sale of the Company, (C) an Event of Default and (D) payment in full of all Obligations (including the cash collateralization or cancellation of letters of credit) under the Credit Agreements in connection with a Refinancing of such Credit Agreements so long as (x) no “Default” or “Event of Default” (as such terms are defined under the Credit Agreements) in respect of any negative covenants, financial covenants, financial and collateral reporting covenants, insurance requirements, payment obligations and/or bankruptcy defaults shall have occurred or be continuing at the time of such Refinancing (without giving effect to any waivers of any such “Defaults” or “Event of Default” granted by any Agent or the holders of debt under the Credit Agreements in contemplation of such Refinancing) and (y) there shall not have occurred any financial covenant or payment default under any of the Credit Agreements for the two (2) most recently ended fiscal quarters prior to the date of such Refinancing.

(b)                                 Optional Prepayments.  Subject to the provisions of Section 3 hereof, the Company may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding principal amount of, and accrued but unpaid interest on, this Note.

3.                                       Subordination; Restrictions on Payment.  Notwithstanding anything in this Note to the contrary, the obligations of the Company in respect of this Note, including, without limitation, obligations of payment with respect to principal and interest (by payment, setoff, recoupment or otherwise), shall be subordinate and junior in right of payment to any and all existing and future Superior Obligations and payments shall not be made hereunder (and no rights or remedies may be exercised by the Holder of this Note) to the extent prohibited by a holder of Superior Obligations or to the extent any such payment would result in a default or acceleration thereunder.  Any delay in any payment under this Note resulting from the restrictions set forth in this Section 3 shall not result in a default hereunder.  In addition, the Holder of this Note agrees to execute and deliver to the holders of Superior Obligations such other instruments, documents and agreements (including subordination agreements) evidencing or otherwise consistent with the subordination of this Note as may be requested from time to time by any of the holders of the Superior Obligations.

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4.                                       Default and Acceleration.  If any one of the following events (each herein called an “Event of Default”) shall occur and be continuing for any reason whatsoever, whether such occurrence shall, on the part of the Company, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority:

(a)                                  failure by the Company to pay any amount owing by the Company hereunder as and when due and payable hereunder and such failure continues for a period of ten (10) days after notice thereof to Company; the Company shall fail to make any payment in respect of any Superior Obligations when due or, if later, within any applicable grace period with respect thereto, in each case which results in the acceleration of any Superior Obligations of the Company, or any event or condition shall occur which results in the acceleration of any Superior Obligations of the Company;

(b)                                 the entry of a decree or order for relief by a court having jurisdiction in the premises in respect to the Company in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property, or ordering the winding-up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(c)                                  the commencement by the Company of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company for any substantial part of its property, or the making by the Company of any assignment for the benefit of creditors then, subject to Section 3 hereof, if such Event of Default is (i) an Event of Default as specified in clause (a) above, the Holder may, at its option, by notice to the Company, declare the unpaid principal amount of and accrued but unpaid interest on this Note to be, and such principal amount and accrued interest thereof shall thereupon be and become, immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law or (ii) an Event of Default as specified in clauses (b) or (c) above, the unpaid principal amount of and accrued but unpaid interest on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

5.                                       Definitions.  For purposes of this Note, the following capitalized terms have the following meaning.

“Agents” shall mean each person acting as administrative agent under the Credit Agreements.

“Bankruptcy Code” shall mean, as applicable, Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder or any comparable foreign or domestic code, act, law, rule or regulation.

“Credit Agreements” shall mean, collectively, (i) that certain Credit Agreement dated as of June 1, 2005 among Holdings, the Company, certain subsidiaries of the Company thereunder, the financial institutions from time to time party thereto, and General Electric Capital Corporation, as administrative agent for itself and such financial institutions (as amended from

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time to time), (ii) that certain Credit Agreement dated as of June 1, 2005 among Holdings, the Company and certain subsidiaries of the Company thereunder, the financial institutions from time to time party thereto, and CapitalSource Finance LLC, as administrative agent for itself and such financial institutions (as amended from time to time), (iii) any documents, certificates or other agreements related to, executed pursuant to or in connection with the agreements in clause (i) and/or clause (ii) above (including, without limitation, any notes, guarantees, security agreements, subordination agreements or other related documents), and (iv) any agreement, amendment, modification, refinancing (other than any Refinancing), replacement, renewal or extensions (including so as to increase the amount of indebtedness outstanding thereunder) with respect to the recapitalization, restatement, amendment, refinancing (other than any Refinancing) or restructuring of the debt issued pursuant to the agreements in clause (i) and/or clause (ii) above.

“Holdings” has the meaning set forth in Section 17 hereof.

“Liability” means any liability, debt, deficiency, tax, penalty, fine, claim, cause of action, obligation or other loss, cost or expense of any kind or nature whatsoever (including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereinafter owing, due or payable under any Credit Agreement, whether before or after any Proceeding under the Bankruptcy Code (and any interest accruing thereon after the commencement of a Proceeding)) (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and regardless of when asserted).

“Note” means this note as amended, modified or replaced from time to time.

“Obligations” means any Liabilities evidenced by, arising under, in connection with or relating to the Credit Agreements.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or winding up of the Company.

“Refinancing” shall mean any financing documentation which simultaneously replaces both Credit Agreements then in effect and pursuant to which all Obligations under such Credit Agreements are refinanced at a time when all the conditions under clauses (x) and (y) of Section 2(a) hereto are satisfied.

“Sale of the Company” means any transaction or series of transactions pursuant to which any Person or group of related Persons (other than Audax Private Equity Fund, L.P. and/or its affiliates) acquire directly or indirectly (i) equity securities of Holdings possessing the voting power under normal circumstances to elect a majority of Holdings’ board of managers, or (ii) all or substantially all of Holdings’ assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale or transfer of Holdings’ equity securities or sale or transfer of Holdings’ consolidated assets or otherwise).

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“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Superior Obligations” means all Obligations of the Company.  Notwithstanding the foregoing, for purposes of determining Superior Obligations, any unpaid principal amount of indebtedness under the Credit Agreements (excluding capitalized interest) that exceeds the sum of (x) the committed amounts under the Credit Agreements as of the date hereof plus (y) $10,000,000 plus (z) additional principal indebtedness incurred during the continuance of an “Event of Default” under (and as defined in) any of the Credit Agreements not to exceed an additional $20,000,000 in the aggregate.

6.                                       Amendment and Waiver.  Except as otherwise expressly provided in Section 14 hereof, the provisions of this Note may be amended and the Company or the Holder, as the case may be, may take any action herein prohibited, or omit to perform any act herein required to be performed by it, with the written consent of Holder and the Company.

7.                                       Cancellation.  Upon the payment in full of this Note, all obligations owed under this Note shall be deemed satisfied in full and this Note shall be surrendered to the Company for cancellation and shall not be reissued.

8.                                       Payments.  All payments to be made to Holder shall be made in the lawful money of the United States of America in immediately available funds, unless otherwise agreed to by Holder.

9                                          Place of Payment.  Payments of principal and interest shall be delivered to Holder at such address as is specified by prior written notice by Holder to the Company.

10.                                 Governing Law.  All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.                                 Waiver of Presentment, Demand and Dishonor.  The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal,

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against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

12.                                 Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Delaware, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

13.                                 Usury Laws.  It is the intention of the Company and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  Earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or, subject to the provisions of Section 3 hereof, credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or, subject to the provisions of Section 3 hereof, credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

14.                                 Third Party Beneficiary.  Each holder of Superior Obligations, whether now outstanding or hereafter created, assumed or guaranteed, shall be deemed to have acquired its Superior Obligations in reliance upon the covenants and provisions contained herein.  The parties hereto acknowledge and agree that the holders of Superior Obligations and each of their successors and assigns and all other holders of the Superior Obligations are third party beneficiaries of the provisions of Section 3 of this Note, and the provisions of Section 3 of this Note shall inure to the benefit of and be enforceable by the Agents and the holders of Superior Obligations and their successors and assigns.  If any Superior Obligations is outstanding, the provisions of Section 3 of this Note may not be amended or otherwise modified except with the prior written consent of the Agents, the Holder, and the Company.  No right of any present or future holder of Superior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company.

15.                                 Restrictions on Transfer.  Holder may sell, transfer, assign, negotiate, pledge or otherwise dispose of this Note (in whole but not in part) only with the prior written consent of the Company and only to the extent such transferee executes any subordination agreements, substantially in the form of the Subordination Agreements being entered into by the Holder and the Agents on the date hereof, required by the Agents; provided, however, that the Holder may pledge this Note to its lenders without the prior written consent of the Company and such pledgee need not execute any subordination agreement, it being understood that such pledgee takes this Note subject to the provisions of the Subordination Agreements with the Agents.  In addition, any transferee of this Note hereby agrees to take such Note subject to all of the Company’s rights and privileges hereunder.  This Note and all replacement notes will bear a legend evidencing such transfer restrictions.

16.                                 No Strict Construction.  The Company and Holder have participated jointly in the negotiation and drafting of this Note.  In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Company and Holder, and no presumption

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or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

17.                                 Covenants.  So long as there are amounts outstanding under this Note, the Company shall not make any payments on, or redemptions of, any capital stock held by TMP DM, LLC, a Delaware limited liability company and the parent company of the Company (“Holdings”), unless, as part of such transaction the Note is being paid in full; provided that, if at any time prior to the maturity date of this Note the Company sells or otherwise disposes of all or any part of the capital stock or assets of Moving.com, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, in a transaction which is not otherwise a Sale of the Company, then an amount not to exceed the sum of $2.0 million plus twenty percent (20%) of the remaining proceeds from such sale shall be distributed to Holdings and the remaining eighty percent (80%) of such proceeds shall be used as follows: (a) 24% of such remaining net proceeds shall be used to repay the outstanding term loan under the Credit Agreement described in clause (ii) of the definition thereof and (b) 76% of such remaining net proceeds shall be used to repay the outstanding term loan and, if no term loan is outstanding revolving loans, under the Credit Agreement described in clause (i) of the definition thereof, in such case giving effect to any new agreements or modifications permitted under clause (iv) of the definition of “Credit Agreements”, provided that this clause cannot be changed without the prior written consent of the Holder; provided further that, the Company shall be permitted to make payments on, or redemptions of, any capital stock held by Holdings in connection with the termination of officers, directors or other services providers of Holdings or any of its Subsidiaries.  In addition, the Company shall deliver to the Holder, at the same time such materials are delivered under the Credit Agreements, the annual audited financial statements of Holdings and shall use its reasonable efforts to deliver to the Holder within 30 days, but in any event not later than 45 days, after the end of each fiscal quarter, the unaudited quarterly balance sheets and statement of income and cash flows of Holdings for such quarter and year to date.  The Company is not bound by or subject to any other covenants or agreements with respect to this Note.

*          *          *          *          *

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IN WITNESS WHEREOF, the Company has executed and delivered this Non-Negotiable Subordinated Promissory Note on the date first above written.

TMP DM, INC.

By
Name:
Its:

Acknowledged and Agreed by:

Monster Worldwide, Inc.

Exhibit D

SUBLEASE (this “Sublease”), dated as of the Closing Date (as defined below), by and between MONSTER WORLDWIDE, INC. f/k/a TMP WORLDWIDE INC., having an office at 622 Third Avenue, 39th Floor, New York, New York 10017 (“Sublandlord”), and TMP DIRECTIONAL MARKETING, LLC, a Delaware limited liability company, having an address at __________________ _______________ (“Subtenant”).

W I T N E S S E T H:

WHEREAS, pursuant to a [Lease] (“Original Lease”) by and between ______________________, a  ______________ ___________________________________ (“Landlord”), as landlord, and Sublandlord, as tenant, dated ____________, _______ (the Original Lease, as the same has been or may hereafter be amended from time to time, the “Master Lease”), Landlord did demise and let unto Sublandlord, and Sublandlord did hire and take from Landlord, certain premises known as Suite_______, as more particularly identified in the Master Lease (collectively, the “Leased Premises”), in a building known as and by the street address of _______________________, ________________________ (the “Building”); and

WHEREAS, Sublandlord and Subtenant have entered into that certain Purchase Agreement (the “Purchase Agreement”) dated as of June 1, 2005 by and among Sublandlord, Subtenant and TMP DM, Inc., a Delaware corporation (“TMP”), pursuant to which TMP shall acquire the stock of Subtenant from Sublandlord on June 1, 2005 (the “Closing Date”); and

WHEREAS, Subtenant acknowledges and represents that it has received and reviewed the Master Lease, a current copy of which is attached hereto as Exhibit A and that it is familiar with all the terms and conditions thereof; and

WHEREAS, Sublandlord wishes to sublet to Subtenant, and Subtenant desires to hire and rent from Sublandlord a portion of the Leased Premises more particularly shown on Exhibit B attached hereto (the “Premises”), and Subtenant is desirous of hiring and taking the Premises from Sublandlord, upon the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                       TERM.  Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Premises for the purposes permitted in Section __ of the Master Lease for a term commencing on Closing Date (the “Commencement Date”), and ending, unless sooner terminated pursuant to any of the provisions of the Master Lease, this Sublease or pursuant to applicable law, on __________, 200__ at 5:00 p.m.  E.S.T. (“Expiration Date”), upon the terms and conditions set forth in this Sublease.  If for any reason the term of the Master Lease is terminated prior to the Expiration Date, this Sublease shall thereupon be terminated automatically, and Sublandlord shall not be liable to Subtenant by reason thereof (other than as provided in the Purchase Agreement) unless and to the extent said termination shall have been effected because of, or shall have resulted from, the breach or default by Sublandlord under the

Master Lease with respect to an obligation not assumed by Subtenant under this Sublease.  In such event, the Rent (hereinafter defined) for the month in which such termination occurs shall be pro-rated based on the actual number of days in such month unless such termination was the result of a default by Subtenant hereunder.  Sublandlord agrees to deliver possession of the Premises to Subtenant on the Commencement Date.  In the event Sublandlord fails to deliver possession of the Premises to Subtenant on the Commencement Date, then, the Commencement Date shall be extended one (1) day for each day of such delay.

2.                                       BASE RENT.  Subtenant shall pay to Sublandlord as and for a monthly base rent (“Base Rent”) for the Premises $_________, payable in advance and without notice or demand, commencing on the Commencement Date and on the first day of each month during the term of this Sublease.

3.                                       ADDITIONAL RENT.

(a)                                  In addition to the Base Rent set forth above, commencing on the Rent Commencement Date, Subtenant shall pay to Sublandlord as additional rent (“Additional Rent”), the following:

(i)                                     additional rent equal to $__________ per month on account of electricity supplied to the Premises;

(ii)                                  additional rent equal to __% of the parking fee charged to Sublandlord pursuant to Section             of the Master Lease from time-to-time;

(iii)                               additional rent equal to __% of the amount payable by Sublandlord, if any, pursuant to the Master Lease for operating expenses, as set forth in Section             of the Master Lease;

(iv)                              additional rent equal to __% of any impositions or real estate taxes, as set forth in Section            of the Master Lease;

(v)                                 additional rent equal to __% of any and all additional rent payable by Sublandlord under any other provisions of the Master Lease to the extent the same relates to the Premises or is incurred by Subtenant;

(vi)                              the cost of any additional services or materials requested of Landlord by or on behalf or at the request of Subtenant; and

(vii)                           any other amounts payable by Subtenant pursuant to the provisions of this Sublease.

(b)                                 The aforesaid Additional Rent shall be payable by Subtenant to Sublandlord within ten (10) days after presentation by Sublandlord to Subtenant of the bills therefor, whether issued during or after the term of this Sublease.  This paragraph 3 shall survive the expiration or earlier termination of this Sublease.

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(c)                                  Base Rent and Additional Rent is referred to in this Sublease collectively as “Rent”.

4.                                       PAYMENT OF RENT.  All Rent shall be paid to Sublandlord, or as Sublandlord may direct by notice to Subtenant, in lawful money of the United States of America which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, without any abatement, deduction, set-off or counterclaim except to the extent expressly permitted hereunder.  Sublandlord shall have the same remedies for default in the payment of Additional Rent as for default in the payment of Base Rent.  Rent shall be paid to Sublandlord at the following address, or to such other address as Sublandlord shall notify Subtenant in writing:

Payments Via Ordinary Mail:

P.O. Box 34643

Newark, New Jersey 07189-4643

Payments Via Courier:

Fleet Wholesale Lockbox

Attention:  Monster Worldwide/#34643

55 Challenger Road, 2nd Floor

Ridgefield Park, New Jersey 07660

Telephone:  800.315.4107, ext 6836

5.                                       CONDITION OF PREMISES.

(a)                                  Except as otherwise provided in the Purchase Agreement, the Premises are hereby sublet and shall be delivered to Subtenant “as-is” on the date hereof.  The execution and delivery of this Sublease by Subtenant shall be conclusive evidence that the Subtenant has inspected the Premises and found them to be satisfactory for Subtenant’s occupancy as of the date of this Sublease or as incorporated herein from the Master Lease.

(b)                                 Except as provided in the Purchase Agreement, neither Sublandlord nor Sublandlord’s agents or representatives have made any representations, warranties or promises with respect to the condition, quality, permitted use, restrictions, value or adequacy of the Premises and no rights, easements or licenses are granted by Sublandlord or acquired by Subtenant, by implication or otherwise, except as expressly set forth in this Sublease.

6.                                       RIGHTS OF SUBTENANT.  Subtenant shall be entitled to the benefit of all of the obligations of Landlord pursuant to the Master Lease with respect to the Building (other than the Leased Premises not included in the Premises) and the Premises including but not limited to Landlord’s obligations to repair and restore and provide or render work and services, if any, and Subtenant acknowledges and agrees that such obligations are and shall be the responsibility of Landlord and not those of Sublandlord, but nothing herein shall be deemed to affect the obligations of Sublandlord under the Purchase Agreement, including, without limitation, Section 9.1 thereof.  In the event Landlord shall fail or refuse to comply with any of the terms of the Master Lease affecting the Premises or the use or occupancy thereof by Subtenant or anyone claiming by, under or through Subtenant, Subtenant may notify Sublandlord of such default, and Sublandlord, at Subtenant’s request, shall take any action reasonably requested by Subtenant in

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accordance with the Master Lease to enforce the provisions of the Master Lease against Landlord, all of which shall be at Subtenant’s cost and expense except to the extent otherwise provide in the Purchase Agreement. Except as otherwise set forth in the Purchase Agreement, Subtenant shall have no claim against Sublandlord by reason of Landlord’s failure or refusal to comply with any of the terms of the Master Lease and no such failure or refusal shall be deemed a constructive eviction hereunder unless and to the extent such failure or refusal is also a constructive eviction under the Master Lease.  Except as otherwise provided herein, this Sublease shall remain in full force and effect notwithstanding Landlord’s failure or refusal to comply with any of the terms of the Master Lease.  Notwithstanding anything herein to the contrary, Subtenant shall have the right to have Sublandlord enforce against Landlord, on Subtenant’s behalf, as set forth above, all of the rights and remedies granted to Sublandlord, as tenant under the Master Lease, pursuant to the Master Lease in the event of a default by Landlord, and Subtenant shall have the right to seek to enforce against Landlord all of the rights and remedies granted to Sublandlord, as tenant under the Master Lease, pursuant to the Master Lease in the event of a default by Landlord.   Without in any manner limiting the provisions of the Purchase Agreement, Subtenant shall look to Landlord (i) to provide any and all services and utilities required to be provided by Landlord under the Master Lease, (ii) to make any of the repairs or restorations that Landlord has agreed to make under the Master Lease, (iii) to comply with any laws or requirements of public authorities with which Landlord has agreed in the Master Lease to comply, and (iv) to take any action with respect to the operation, administration, or control of the Building or any of its public or common areas that the Landlord has agreed in the Master Lease to take.  Furthermore, Sublandlord shall have no liability to Subtenant by reason of any inconvenience, annoyance, interruption or injury to business or operations arising from Landlord’s making any repairs, alterations or changes which Landlord is required or permitted by the Master Lease, or required by law, to make in or to any portion of the Building and/or the Premises, or in or to the fixtures, equipment or appurtenances of the Building and/or the Premises.  Notwithstanding anything herein to the contrary, this paragraph 6 shall in no way limit the rights of either Sublandlord or Subtenant to seek indemnification from the other party pursuant to Article IX of the Purchase Agreement.

7.                                       REMEDIES.

(a)                                  In addition to such rights and remedies as it may have pursuant to applicable law, if Subtenant shall default under this Sublease and fails to cure such default within the time periods otherwise set forth herein or incorporated from the Master Lease, Sublandlord shall have against Subtenant all of the rights and remedies granted to Landlord pursuant to the Master Lease in the event of a default by Sublandlord, as tenant under the Master Lease.  In addition to the other rights Sublandlord may have under the Master Lease (as incorporated in this Sublease), this Sublease or pursuant to applicable law, if Subtenant shall fail to timely perform any of its obligations under this Sublease, then Sublandlord shall have the right, but not the obligation, without notice to Subtenant in a case of emergency and otherwise after five (5) days notice to Subtenant, without waiving or releasing Subtenant from any obligations hereunder, to perform any such obligation of Subtenant in such manner and to such extent as Sublandlord shall reasonably deem necessary.  Subtenant shall pay to Sublandlord upon demand any and all costs incurred by Sublandlord in so doing, including, without limitation, attorneys’ fees and costs, together with interest thereon (compounded monthly) at a rate of interest (“Default Rate”) equal

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to the lesser of twelve percent (12%) per annum or the highest legal rate from the date such costs were incurred until the date Sublandlord is reimbursed.

(b)                                 During the term of this Sublease, Sublandlord shall promptly deliver to Subtenant copies of any and all notices of default of any kind or nature delivered to or received from Landlord, and Sublandlord shall not voluntarily amend in any manner which affects the Premises or this Sublease or voluntarily terminate the Lease (unless Landlord agrees in writing not to disturb Subtenant’s possession of the Premises pursuant to the terms hereof for the balance of the term hereof) without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed.  If Subtenant is not in default under this Sublease, and if Sublandlord defaults in the performance of any of the covenants, conditions or agreements contained in this Sublease or the Master Lease (not assumed by Subtenant pursuant to the terms of this Sublease) and fails to cure the same within ten (10) days written notice from Subtenant for monetary defaults and within thirty (30) days after written notice for non-monetary defaults (unless such non-monetary default is incapable of being cured within thirty (30) days, in which case Sublandlord shall have a reasonable time in which to cure such non-monetary default), then Subtenant shall have the right, but not the obligation, to offset the amount of any such monetary default against the next accruing installments of Rent due hereunder or to cure any such non-monetary default on Sublandlord’s behalf if and to the extent Subtenant obtains Landlord’s consent to accept such cure from Subtenant, and to deduct all actual, documented and reasonable costs incurred by Subtenant in so doing, including, without limitation, reasonable attorneys’ fees and costs, together with interest thereon at a rate or interest equal to the Default Rate until the date of the next accruing installment of Rent due hereunder.

8.                                       PROVISIONS OF THE MASTER LEASE.

(a)                                  This Sublease is in all respects subject to the terms and conditions of the Master Lease.  Except as otherwise provided in this Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated in this Sublease by reference and are made a part hereof as if herein set forth at length and each and every provision, term, condition and covenant of the Master Lease binding upon or inuring to the benefit of Landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord against Subtenant, and each provision of the Master Lease binding upon or inuring to the benefit of Sublandlord, as tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant against Sublandlord, with the same force and effect as though those provisions were completely set forth in this document.  For the purpose of incorporation by reference of provisions of the Master Lease into this Sublease, the words “Lessor” or “Landlord” or “Owner” (whether or not capitalized) wherever used in the Master Lease, shall be construed to mean “Sublandlord” and the words “Lessee” or “Tenant” (whether or not capitalized) wherever used in the Master Lease shall be construed to mean “Subtenant”, and the words “Premises” or “Demised Premises” (whether or not capitalized), or words of similar import, wherever used in the Master Lease, shall be construed to mean “Premises” as defined in this Sublease, the words “Agreement”, “lease”, “Lease”, or words of similar import, wherever they appear in the Master Lease, shall be construed to mean this Sublease, the word “rent” and words of similar import, wherever used in the Master Lease, shall be construed to mean the Rent payable under this Sublease, the words “term”, “Commencement Date” and “Expiration Date”, or words of similar import, wherever used in the Master Lease,

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shall be construed to mean, respectively, the term of this Sublease and the dates set for the beginning and the end of the term of this Sublease, and the words “sublease”, “sublet” or “subtenant”, or words of similar import, wherever used in the Master Lease, shall be construed to refer to sub-subleases, sub-sublettings and sub-subtenants, respectively, and any prohibitions on assignment of the Master Lease by Sublandlord, as tenant under the Master Lease, shall be deemed to prohibit Subtenant from assigning this Sublease.  To the maximum extent possible, the provisions of the Master Lease incorporated by reference into this Sublease shall be construed as consistent with and complementary to the other provisions of this Sublease, but in the event of any inconsistency, those provisions of this Sublease not incorporated by reference from the Master Lease shall control.   Except as otherwise expressly provided for herein, Subtenant covenants and agrees to perform and observe on behalf and for the benefit of Landlord, and to be bound by, all terms, covenants, obligations and conditions of the Master Lease and the use thereof except, however, that Subtenant shall not be obligated to pay the monthly rent or additional rent reserved under the Master Lease (except as set forth in paragraph 3 of this Sublease).

(b)                                 Notwithstanding anything in this Sublease to the contrary, for purposes of incorporation by reference into this Sublease, the following provisions of the Master Lease are deemed deleted from the Master Lease and are expressly not incorporated into this Sublease, except as otherwise provided below in this subsection (b):

For purposes of the following provisions of the Master Lease, the term “Landlord,” as used therein, shall mean Landlord only and not Sublandlord:

(c)                                  In order to facilitate the coordination of the provisions of this Sublease with those of the Master Lease, the time periods contained in the provisions of the Master Lease that are incorporated by reference into this Sublease and for which the same action must be taken under both the Master Lease and this Sublease (such as, for example and without limitation, the time period for the curing of a default under this Sublease that is also a default under the Master Lease, or for the response to a request by Subtenant to Sublandlord which also requires Landlord’s consent), are changed for the purpose of incorporation by reference by shortening or lengthening, as appropriate, that period in each instance by three (3) business days such that in each instance Subtenant shall have that much less time to observe or perform hereunder than Sublandlord has, as the tenant under the Master Lease, and Sublandlord shall have that much more time to observe, perform, consent, approve, or otherwise act hereunder than Landlord has under the Master Lease.

(d)                                 The representations and warranties made by Sublandlord with respect to the Premises in the Purchase Agreement are incorporated herein by reference as if fully set forth herein.

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9.                                       INSURANCE.

(a)                                  Subtenant shall, at its expense, obtain and keep in force and effect during the term of this Sublease such insurance relating to the Premises as is required to be carried by Sublandlord as tenant under the Master Lease.  Such insurance shall name Sublandlord and Landlord and any other person required to be named in the Master Lease.

(b)                                 On or prior to the Commencement Date, Subtenant shall deliver to Sublandlord appropriate certificates of insurance, including evidence of the waiver of subrogation required pursuant to Section ________ of the Master Lease and covering Subtenant’s contractual indemnity pursuant to paragraph 10 of this Sublease, and the insurance required to be carried by Subtenant pursuant to this paragraph 9.  Evidence of each renewal or replacement of a policy shall be delivered to Sublandlord at least thirty (30) days prior to the expiration of such policy.

10.                                 INDEMNITY. Nothing in this Sublease affects any of the parties’ rights or obligations under the Purchase Agreement. Without limiting the foregoing, in no event shall Subtenant have any liability or obligation for, and Sublandlord shall be responsible for and indemnify Subtenant for, all matters in existence as of the Closing Date, except for (a) obligations for rent and other expenses that are reflected in the determination of Actual Working Capital (as such term is defined in the Purchase Agreement), (b) liabilities arising from or related to a change in any relevant Legal Requirement (as such term is defined in the Purchase Agreement) related to the Premises and arising after the Closing Date (as defined in the Purchase Agreement), or (c) a substantive change in the operation of the Business (as such term is defined in the Purchase Agreement) after the Closing Date at the Premises, other than any change in operation related to or taken in connection with the Transition Services Agreement (as such term is defined in the Purchase Agreement).

11.                                 BROKER.  Subtenant and Sublandlord hereby represent and warrant to each other that neither has dealt with any broker or real estate agent in connection with this Sublease.  Subtenant and Sublandlord hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements), resulting from any claims that may be made against the other by any brokers, agents or persons claiming a commission, fee or other compensation by reason of this Sublease if the same shall arise or result or claim to arise or result by, through or on account of any act of the Subtenant or Sublandlord, as the case may be.

12.                                 SUBORDINATION.  This Sublease is subject and subordinate to the Master Lease as well as to all of the instruments and matters to which the Master Lease is subordinate.

13.                                 NOTICES.  Any notice or other communication by either party to the other relating to this Sublease (other than a bill or statement for Rent due sent by Sublandlord, provided that this provision shall not be deemed to require Sublandlord to send any bill or statement of Rent due) shall be in writing and shall be deemed to have been duly given upon receipt when delivered to the recipient party in person (against signed receipt) or three (3) days

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after being mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, or the next business day when sent by nationally recognized overnight courier regularly maintaining a record of receipt, and addressed: (a) if to Sublandlord, at the address hereinabove set forth, Attention:  General Counsel and Director of Real Estate, with a copy sent in the same manner to Mr. Michael Ippolito, Vice Chairman, Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017, and to Edwards & Angell, LLP, 750 Lexington Avenue, New York, New York, 10022, Attention: Kevin C. George, Esq. or (b) if to Subtenant, at the address hereinabove set forth.  Either party may by notice to the other party designate a different address within the United States to which notices shall be sent.

14.                                 ASSIGNMENT AND SUBLETTING.  In addition to any restrictions on subleasing and/or assigning set forth in the Master Lease and incorporated into this Sublease by reference, Subtenant expressly covenants and agrees that it shall not assign, mortgage, pledge or encumber this Sublease nor sublet the Premises or any part thereof, nor suffer or permit the Premises or any part thereof to be used or occupied by others, except with the prior written consent of Landlord to the extent required under the Master Lease.  If this Sublease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Subtenant, Sublandlord may, after default by Subtenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent reserved in this Sublease, but no such assignment, subletting, occupancy, or collection by Sublandlord shall be deemed a waiver of the covenant set forth above or the acceptance of the assignee, subtenant or occupant as subtenant or a release of Subtenant from the further performance by Subtenant of covenants and agreements on the part of Subtenant contained in this Sublease.

15.                                 HOLDOVER.  Subtenant expressly assumes the obligations of Sublandlord to Landlord in the event possession of the Premises is not surrendered at the Expiration Date or sooner termination of the term of this Sublease, including, without limitation, the payment to Sublandlord of ___% of the [fixed rent] payable under the Master Lease for the month prior to such termination, as set forth in Section _______ of the Master Lease, and additional rent payable pursuant to the Master Lease for such month, as well as payment to Landlord of any damages and costs, including, without limitation, attorney’s fees, payable by Sublandlord as a result thereof.

16.                                 CONSENT OF LANDLORD.  Sublandlord, at its sole cost and expense, shall use commercially reasonable efforts to obtain Landlord’s consent to this Sublease in form and substance reasonably acceptable to Subtenant and Sublandlord.  Subtenant agrees to provide to Landlord promptly, any financial information of Subtenant reasonably requested by Landlord in connection with the issuance of such consent or evaluation of Subtenant.

17.                                 ENTIRE AGREEMENT.  Except as provided in the Purchase Agreement, this Sublease contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, conversations, correspondence and agreements. Except as provided in the Purchase Agreement, there are no representations or warranties that are not set forth herein. No waiver, modification or termination of this Sublease or any portion thereof shall be valid or effective unless in writing signed by the parties hereto.

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18.                                 SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Sublease shall be binding on and inure to the benefit of Sublandlord and Subtenant and their respective successors, and except as otherwise provided in this Sublease, their assigns.

19.                                 GOVERNING LAW.  This Sublease shall be governed by and construed in accordance with the laws of the State of _____________ as if it were a contract negotiated, entered into and wholly performed within the State of ___________.

20.                                 COUNTERPARTS. This Sublease may be executed in any number of counterparts and/or by facsimile, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties as if all parties had signed one document on the same signature page, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended or attached to, any other counterpart by Sublandlord.

21.                                 NO OFFER. The submission of this Sublease is not and shall not be deemed an offer.  Sublandlord shall not be bound unless and until Sublandlord shall execute and deliver a copy of this Sublease to Subtenant.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease on or as of the day and year first above

Monster Worldwide, Inc., Sublandlord

By:
Print name:
Print title:

TMP Directional Marketing, LLC, Subtenant

By:
Print name:
Print title:

EXHIBIT A

Copy of the Master Lease Attached

EXHIBIT B

Floor Plan of the Premises Attached

Landlord’s Consent

The undersigned is the “Landlord” or successor thereto described in the Sublease to which this Landlord’s Consent is attached.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the foregoing Sublease.

The undersigned, as Landlord under the Master Lease, hereby represents, warrants and certifies to Subtenant that the following statements are true, correct and complete as of the date hereof:

1.                                       Landlord is the landlord under the Master Lease which demises the Leased Premises to Sublandlord.  A true, correct and complete copy of the Master Lease is attached to the Sublease as Exhibit A.  There have been no other amendments, modifications or revisions to the Master Lease, and there are no other agreements of any kind between Landlord and Sublandlord regarding the Leased Premises.

2.                                       The initial term of the Master Lease commenced on _____________, and will expire on _____________, exclusive of unexercised renewal options and extension options contained in the Master Lease.

3.                                       The Master Lease has been duly authorized and executed by Landlord and is in full force and effect.

4.                                       Sublandlord is obligated to pay fixed or base rent under the Lease in the monthly amount of ____________ and __/100 Dollars ($________).  No rent under the Master Lease has been paid more than one month in advance.

5.                                       Annual rental and all other sums due the undersigned pursuant to the Master Lease have been paid in full through the date hereof.

6.                                       Landlord has received no notice from any governmental authority respecting a condemnation or threatened condemnation of all or a portion of the Leased Premises.

7.                                       Neither Sublandlord nor Landlord is in default under the Master Lease, and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

8.                                       Landlord has no notice of any assignment, hypothecation or pledge of Sublandlord’s interest under the Master Lease.

9.                                       Landlord hereby consents to the subleasing by Sublandlord to Subtenant of the Premises pursuant to the foregoing Sublease.

10.                                 All conditions and obligations under the Master Lease to be performed by the Sublandlord thereunder have been satisfied and all required payments by Sublandlord to Landlord under the Master Lease have been received.

The undersigned further understands and acknowledges that Subtenant anticipates subleasing the Premises in reliance upon the representations contained in this certificate and agrees that Subtenant and its successors and assigns may rely upon said representations for that purpose.

By:
Print name:
Print title:

Current mailing address:

,

Exhibit E

ASSIGNMENT AND ASSUMPTION OF LEASE

KNOW ALL MEN BY THESE PRESENTS, that MONSTER WORLDWIDE, INC., f/k/a TMP WORLDWIDE INC., a Delaware corporation, having an office at 622 Third Avenue, New York, New York 10017 (“Assignor”), for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby transfers, sells, assigns and sets over to TMP DIRECTIONAL MARKETING, LLC, a Delaware limited liability company, having an office at __________________________________________ (“Assignee”), all of its right, title and interest in, under and to that certain lease dated __________, _____, as amended by ______________________________________ (collectively, the “Lease”) by and between ________________________________________________ (“Landlord”), as landlord and Assignor, as tenant, of premises demised to Assignor pursuant to the Lease (the “Leased Premises”), including without limitation all of Assignor’s right, title and interest in and to any security deposit, letter of credit or other collateral deposited by Assignor with Landlord under the Lease as security for Assignor’s performance thereunder, together with the right to receive a refund thereof at the expiration of the Lease, and Assignor’s rights, as sublandlord, under any subleases affecting the Leased Premises or any portion thereof,

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after June 1, 2005 (“Effective Date”), for the balance of the term of the Lease, subject to the terms, covenants and conditions therein contained, including, without limitation, any renewal option or right to extend or renew the Lease to the extent now contained in the Lease and assignable to Assignee.

Assignee hereby accepts said assignment, assumes the performance of all of the terms, covenants and conditions of the Lease to be performed by the tenant thereunder and all of the obligations of Assignor thereunder, accruing on or after the Effective Date.

The Leased Premises are being assigned hereunder pursuant to and subject to the terms and conditions of that certain Purchase Agreement (“Purchase Agreement”) dated as of June 1, 2005 by and among Assignor, Assignee and TMP DM, Inc.  Except as otherwise provided in the Purchase Agreement, the Leased Premises shall be delivered by Assignor to Assignee “as is” on the Effective Date, and subject to the rights of any subtenants of the Leased Premises.

Upon the Effective Date Assignor and Assignee shall appropriately adjust all payments due and to be made from or by Assignor under the Lease so that Assignor shall pay to Assignee any and all sums, if any, due and payable under the Lease which relate to periods prior to the Effective Date and have not previously been paid to Landlord, and Assignee shall pay to Assignor any and all sums, if any, paid by Assignor under the Lease which relate to periods from and after the Effective Date.  If such sums are unknown and can be reasonably estimated, the parties shall make such adjustments based on such reasonable estimates.  Further, if after the

Effective Date any other payments become due under the Lease which relate to periods prior to the Effective Date, Assignor shall promptly pay them to Assignee.  Likewise, if after the Effective Date any credit or refund is received by Assignee relating to payments made by Assignor, Assignee shall promptly pay the amount of said credit or refund to Assignor.  If any payments are made based upon estimates, once the actual sums are ascertained, the parties shall promptly make the appropriate adjustments.

The representations and warranties made by Assignor with respect to the Leased Premises in the Purchase Agreement are incorporated herein by reference as if fully set forth herein.

Each party represents and warrants to the other that it has dealt with no broker or real estate agent in connection with this Assignment and Assumption of Lease and the transactions of which this Assignment and Assumption Agreement is a part.  Each party does hereby agree to defend, indemnify and hold the other harmless from and against any and all claims of or liabilities to any broker or real estate agent (such indemnity to include, but not be limited to, reasonable attorneys’ fees and disbursements) resulting from a breach by the indemnifying party of its representation and warranty in this paragraph.

Notwithstanding anything contained in this Assignment and Assumption of Lease to the contrary, (i) in no way shall the terms, covenants and provisions of this Assignment and Assumption of Lease adversely impair or affect the rights of Assignee or Assignor under the Purchase Agreement, nor affect, mitigate or modify any of the liabilities, representations, warranties, covenants, duties or obligations of the parties thereunder, and (ii) in no event shall Assignee be liable to Assignor for, or be required to indemnify Assignor against, any losses, damages, costs or expenses to the extent arising out of any failure of Assignor to obtain the proper consents and approvals required to assign or otherwise transfer the Lease.

All notices to Assignee under the Lease and/or under this Assignment and Assumption of Lease shall be sent in the manner required by the Lease and addressed to Assignee as follows:

Attn:

All notices to Assignor under this Assignment and Assumption of Lease shall be sent in the manner required by the Lease and addressed to Assignor as follows:

Monster Worldwide, Inc.
622 Third Avenue
New York, New York 10017
Attention: General Counsel and Director of Real Estate

Edwards & Angell L.L.P.
750 Lexington Avenue
New York, New York 10022
Attention: Kevin C. George, Esq.

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Mr. Michael Ippolito
Newmark & Company Real Estate, Inc.
125 Park Avenue
New York, New York 10017

If Assignee defaults under the Lease from and after the Effective Date and, to the extent Landlord shall have the right to do so, Landlord shall seek to enforce the terms of the Lease against Assignor, and Assignor shall perform the obligations under the Lease as to which Assignee is in default, then Assignor shall be subrogated to the rights of Landlord under the Lease in the event of such a default by tenant thereunder in that Assignor shall be entitled, at its option, to declare a default by Assignee hereunder and reenter and retake possession of the Leased Premises by any means available under the Lease, at law or in equity and collect the rents under any subleases for the Leased Premises and otherwise act as the tenant under the Lease.

Assignee shall carry and maintain for the balance of the term of the Lease all insurance required to be carried by the tenant under the Lease and shall insure Assignor as an additional insured thereunder.

This Assignment and Assumption of Lease shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, devisees, executors, administrators and personal representatives, successors and assigns.

This Assignment and Assumption of Lease may be executed in any number of counterparts and all so executed shall constitute one and the same agreement and the signature to any counterpart may be attached or appended to any other counterpart by Assignor.

This Assignment and Assumption of Lease shall be construed and enforced in accordance with the laws of the state in which the Leased Premises is located. The invalidity or unenforceability of any provision of this Assignment and Assumption of Lease shall not affect or impair any other provision.

This Assignment and Assumption of Lease may not be changed, modified, discharged or terminated in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.

The provisions hereof shall survive the execution and delivery of this Assignment and Assumption of Lease, the Effective Date and assignment of the Lease.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Lease as of the Effective Date.

ASSIGNOR:

Monster Worldwide Inc.

By:

ASSIGNEE:

TMP Directional Marketing, LLC

By:
Print name:
Print title:

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Landlord’s Consent

The undersigned is the “Landlord” or successor thereto described in the Assignment and Assumption of Lease to which this Landlord’s Consent is attached.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the foregoing Assignment and Assumption of Lease.

The undersigned, as Landlord under the Lease, hereby represents, warrants and certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.                                       Landlord is the landlord under the Lease which demises the Leased Premises to Assignor.  A true, correct and complete copy of the Lease is attached hereto as Exhibit A.  There have been no other amendments, modifications or revisions to the Lease, and there are no other agreements of any kind between Landlord and Assignor regarding the Leased Premises.

2.                                       The initial term of the Lease commenced on _______________, and will expire on ________________, exclusive of unexercised renewal options and extension options contained in the Lease.

3.                                       The Lease has been duly authorized and executed by Landlord and is in full force and effect.

4.                                       Assignor is obligated to pay fixed or base rent under the Lease in the monthly amount of _________________ and __/100 Dollars ($_________).  No rent under the Lease has been paid more than one month in advance.

5.                                       Annual rental and all other sums due the undersigned pursuant to the Lease have been paid in full through the date hereof.

6.                                       Landlord has received no notice from any governmental authority respecting a condemnation or threatened condemnation of all or a portion of the Leased Premises.

7.                                       Neither Assignor nor Landlord is in default under the Lease, and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

8.                                       Landlord has no notice of any assignment, hypothecation or pledge of Assignor’s interest under the Lease.

9.                                       Landlord hereby consents to the assignment by Assignor to Assignee of the Lease and all of Assignor’s right, title and interest in and under the Lease (and the security deposit (if any) held by Landlord thereunder) pursuant to the foregoing Assignment and Assumption of Lease.

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10.           All conditions and obligations under the Lease to be performed by the Assignor thereunder have been satisfied and all required payments by Assignor to Landlord under the Lease have been received.

11.           Landlord is holding a tenant security deposit under the Lease in the amount of $________________.

The undersigned further understands and acknowledges that Assignee anticipates assuming the Lease in reliance upon the representations contained in this certificate and agrees that Assignee and its successors and assigns may rely upon said representations for that purpose.

By:
Print name:
Print title:

Current mailing address:

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Exhibit F

EXECUTION COPY

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”), dated as of June 1, 2005, is made by and among TMP DM, Inc., a Delaware corporation (“Buyer”), Monster Worldwide, Inc., a Delaware corporation (“Seller”) and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).  Buyer and Seller are sometimes collectively referred to herein as the “Parties”.  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, this Escrow Agreement is being entered into in connection with the acquisition by Buyer of all of the shares of capital stock of TMP Directional Marketing, LLC, a Delaware limited liability company (“TMP”), and its subsidiaries from Seller, pursuant to that certain Purchase Agreement, dated as of June 1, 2005, by and among Buyer, Seller and TMP (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement and as part of the transactions contemplated thereby, the Parties agreed to enter into this Escrow Agreement and Buyer has agreed to deposit the Escrow Amount (as defined below) with the Escrow Agent solely for the purposes set forth herein;

WHEREAS, pursuant to Article IX of the Purchase Agreement, Seller has agreed to indemnify and hold harmless the Indemnified Buyer Parties with respect to certain Losses; and

WHEREAS, the Parties desire to more specifically set forth their rights and obligations with respect to the Escrow Funds (as defined below) and the distribution and release thereof; and

WHEREAS, the Escrow Agent has agreed to serve in the capacity described herein on the terms and subject to the conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.               Appointment of Escrow Agent.  Buyer and Seller hereby appoint Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.               Escrow Deposit.  Simultaneously with the execution of this Escrow Agreement, Buyer is depositing with the Escrow Agent in immediately available funds an aggregate amount of $2,500,000 (the “Escrow Amount”).  The Escrow Amount shall be subject to increase and replenishment pursuant to the terms and conditions of the Purchase Agreement.  The Escrow

Agent hereby agrees to hold the Escrow Amount, together with any and all interest, income and gains (collectively, “Interest”) accrued thereon with the Escrow Agent pursuant to the Purchase Agreement (collectively, the “Escrow Funds”), in a separate and distinct account entitled “TMP Indemnification Escrow” (the “Escrow Account”), subject to the terms and conditions of this Escrow Agreement.  The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Escrow Agreement.

3.               Permissible Investments of the Escrow Funds.

(a)          The Escrow Agent shall record and hold the Escrow Funds in the Escrow Account on the terms and subject to the conditions set forth herein.  Solely as specified jointly in writing by Buyer and Seller from time to time, the Escrow Agent shall invest and reinvest the Escrow Funds in permitted investments (the “Permitted Investments”).  The Escrow Agent shall act upon investment instructions the day that such instructions are received; provided that the instructions are communicated within a reasonable amount of time to allow the Escrow Agent to make the specified investment.  In absence of such written instructions the Escrow Funds shall be invested in Wells Fargo Government Money Market Fund #743, or such similar or successor fund offered by the Escrow Agent.  The Permitted Investments are to be held in the custody of the Escrow Agent.  The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Escrow Agreement.  No Party shall be liable or responsible in any manner for any loss or depreciation resulting from any such investment or liquidation thereof, or any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Funds.  Any Interest realized upon any such Permitted Investments is to be reinvested in the account from which such Interest was earned.

(b)         The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment.  Interest and other earnings on investments shall be added to the Escrow Account.  The Escrow Agent shall send statements to both Buyer and Seller on a monthly basis reflecting activity in the Escrow Account for the preceding month.  Buyer and Seller shall furnish the Escrow Agent with a completed Internal Revenue Form W-9 (or Form W-8, if applicable) upon execution and delivery of this Escrow Agreement.

(c)          The Parties acknowledge and agree that the transfer of any moneys from the Escrow Account is subject to the final settlement of the sale of any securities.

(d)         The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investment or reinvestment made in accordance with any provision which may be contained herein, except in the case of the gross negligence, bad faith or willful misconduct of the Escrow Agent.

4.               Release of the Escrow Funds.  The Escrow Funds shall only be distributed and released as follows:

(a)          Indemnification Amounts; Claims.

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(i)                                     At any time and from time to time prior to the first to occur of (A) the eighteen (18) month anniversary of the Closing Date or (B) the release of all Escrow Funds pursuant to this Section 4, if Buyer makes a claim for indemnification pursuant to Article IX of the Purchase Agreement, Buyer shall deliver to the Escrow Agent and Seller a written notice (a “Payment Notice”) setting forth the amount of indemnification or reimbursement (the “Payment Amount”) they believe they are or may become entitled to receive at such time pursuant to Article IX of the Purchase Agreement (a “Payment Claim”).  Buyer shall also deliver to the Escrow Agent written proof of delivery to Seller of a copy of such Payment Notice (which proof may consist of, among other things, a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand).  If the Escrow Agent has not received a written objection to such Payment Claim from Seller within ten (10) business days following the Escrow Agent’s receipt of such proof of delivery to Seller, then on the eleventh (11) business day following such receipt the Escrow Agent shall release by wire transfer to an account or accounts designated by Buyer in the Payment Notice an amount of the Escrow Funds from the Escrow Account equal to the Payment Amount as set forth in the Payment Notice.

(ii)                                  If the Seller delivers to the Escrow Agent and Buyer a written objection (a “Payment Dispute Notice”) to any Payment Claim or portion thereof within ten (10) business days following the Escrow Agent’s receipt of proof of delivery of such Payment Notice, then the Escrow Agent shall (i) distribute to Buyer that portion of the Escrow Funds requested to be released to Buyer in the Payment Notice that are not the subject of the Payment Dispute Notice, and (ii) not distribute that portion of the Escrow Funds that are the subject of the Payment Dispute Notice until the Escrow Agent receives either (1) joint written instructions signed by Buyer and Seller or (2) a Final Order (as defined below) directing the release of the amounts subject to the Payment Dispute Notice.  Upon receipt of such joint written instructions or a Final Order, as the case may be, the Escrow Agent shall release the portion of the Escrow Funds that were the subject of the Payment Dispute Notice in accordance with such written instructions or Final Order.  The Parties agree to negotiate in good faith to resolve as promptly as practicable any Payment Claim or portion thereof that is the subject of a Payment Dispute Notice.

(b)         Release of Remaining Escrow Funds.  On the third (3rd) business day following the eighteen (18) month anniversary of the Closing Date (the “Final Distribution Date”) the Escrow Agent shall distribute to Seller, by wire transfer to an account or accounts designated by the Seller in writing, an amount equal to the outstanding balance of the Escrow Funds in the Escrow Account as of the Final Distribution Date less an amount equal to the sum of all amounts subject to an unresolved Payment Dispute Notice (the “Unresolved Disputed Amounts”).  The Unresolved Disputed Amounts shall continue to be held in the Escrow Fund until receipt of a Final Order or a joint written declaration to the Escrow Agent, executed by both the Buyer and the Seller, instructing the release and distribution of the Unresolved Disputed Amounts, or any portion thereof.

5.               Conditions to Escrow.  The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Escrow Agreement.  The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the

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Parties to perform in accordance with the Purchase Agreement or this Escrow Agreement.  The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

(a)          So long as the Escrow Agent exercises reasonable care, the Escrow Agent shall be (i) protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be, and (ii) shall be relieved from the necessity of satisfying itself as to the authority of the persons executing this Escrow Agreement in a representative capacity on behalf of any of the Parties.  Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority.

(b)         The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith or willful misconduct.

(c)          The Escrow Agent may consult with, and obtain advice from, reputable legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.  If the Escrow Agent becomes involved in litigation on account of this Escrow Agreement, it shall have the right to retain counsel and shall have a first lien on the Escrow Funds for any and all reasonable costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the Escrow Funds and if it shall be unable to reimburse itself from the Escrow Funds, Buyer and Seller hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation.  Any such costs shall be borne equally by Buyer and Seller; provided that to the extent either Party does not pay such Party’s share Escrow Agent may satisfy itself from the Escrowed Funds or by pursuing any other available remedy against either Seller or Buyer.

(d)         The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any other agreement of the Parties, including, without limitation, the Purchase Agreement (whether or not it has any knowledge thereof).

(e)          The Escrow Agent shall have the right to resign at any time by giving 30 calendar days written notice of such resignation to the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving written notice (with such written notice being signed by Buyer and the Seller) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination.  Within 30 calendar days after receiving or delivering the aforesaid notice, as the case may be, the

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Parties agree to appoint a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder, less the amount of any fees owing to the Escrow Agent hereunder as of such date.  If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such 30 day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid out of the Escrow Funds.  Except as otherwise agreed to in writing by the Parties, the Escrow Funds shall not be released from the Escrow Account unless and until a successor escrow agent has been appointed in accordance with this Section 5(e).

(f)            Upon delivery of all of the Escrow Funds pursuant to the terms of Section 4 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards (each, a “Final Order”) and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the effect that a judgment, order or decree is final and nonappealable and from a court of competent jurisdiction.

(g)         In the event that (i) any dispute shall arise between the Parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Escrow Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The Parties further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to the same.

(h)         The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

(i)             Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

(j)             The Escrow Agent shall be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from each of Seller and Buyer, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended.  Any tax returns required to be prepared and filed will be prepared and filed by Seller with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed

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in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Account. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Seller, whether or not the income was distributed by the Escrow Agent during any particular year. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes.

(k)          IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS ESCROW AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(l)             In the event that the Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated.

6.               Indemnification.  Buyer and Seller hereby jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement.

7.               Escrow Costs.  The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached Fee Schedule and to be reimbursed for its reasonable costs and expenses incurred in connection with maintaining the Escrow Account hereunder (the “Escrow Costs”).  Any such costs and expenses shall be borne equally by Buyer and Seller; provided that to the extent either Party does not pay such Party’s share Escrow Agent may satisfy itself by pursuing any available remedy against either Seller or Buyer (including the right of set off and deduction of any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account).

8.               Limitations on Rights to the Escrow Funds.  Except as provided in Section 9 below, none of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds unless and until such funds have been released pursuant to Section 4 above.  Accordingly, the Escrow Agent will not act as custodian for Seller for the purposes of perfecting a security interest therein, no creditor of Seller shall have any right

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to have or to hold any Escrow Funds or the Escrow Account as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any Escrow Funds or the Escrow Account.

9.               Buyer’s Security Interest in the Escrow Funds.  As security for any and all claims which the Buyer may have against the Seller pursuant to this Agreement, the Purchase Agreement (including without limitation claims made pursuant to Sections 1.2 or 1.3 or Article IX thereof) or any of the other agreements contemplated in the Purchase Agreement:

(a)          the Seller hereby grants, pledges and assigns to the Buyer a first security interest in all of the Seller’s right, title and interest (i) to receive payments and/or distributions from the Escrow Account pursuant to this Agreement and (ii) in and to all money, cash, deposits, instruments, documents, general intangibles, chattel paper, contract rights and any and all Escrow Funds and other assets of any type whatsoever in the Escrow Account (collectively referred to herein as the “Seller’s Collateral”);

(b)         the parties agree to promptly execute and deliver, from time to time, all further instruments and documents, and take all further action, as may be necessary or desirable, or that the other party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby by Seller to the Buyer in the Seller’s Collateral, to enable the Buyer to exercise and enforce its rights and remedies hereunder with respect to any of the Seller’s Collateral and to terminate any such security interest as soon as possible after the Final Distribution Date, including, without limitation, executing and filing such financing or continuation statements, or amendments thereto, release and termination statements and such other instruments or notices, as may be necessary or desirable, or that either party may reasonably request, in order to perfect and preserve or terminate the security interests granted or purported to be granted hereby; and

(c)          the Buyer hereby appoints the Escrow Agent as its custodian and bailee to take possession and custody, on behalf of the Buyer, of any and all Escrow Funds for the purpose of perfection of the Buyer’s security interest in the Seller’s Collateral.

10.         Notices.  Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective Parties at the address set forth below, or at such other address as such Party may specify by written notice to the other Parties:

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If to Buyer, to:

TMP DM, Inc.
c/o Audax Management Company L.L.C.
101 Huntington Avenue
Boston, MA 02199
Attn:	Tim White
Oliver Ewald
Facsimile No: (617) 859-1600

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn:	Jeffrey Seifman, Esq.
Facsimile No: (312) 861-2200

If to Seller, to:

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:	Andrew J. McKelvey
Facsimile No.: (917) 256-8511

with a copy to (which shall not constitute notice):

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:	Myron Olesnyckyj, Esq.
Facsimile No.: (917) 256-8526

If to Escrow Agent to:

Wells Fargo Bank, National Association
230 W. Monroe St.
Corporate Trust Department
29th Floor
Chicago, IL 60606
Attn:	Timothy P. Martin
Facsimile No.: (312) 726-2158

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11.         Entire Agreement; Amendments.  This Escrow Agreement, together with the Purchase Agreement, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the Parties hereto, whether written or oral, which may have related to the subject matter hereof in any way.  This Escrow Agreement may be amended, or any provision of this Escrow Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by Buyer and Seller (a copy of which shall be promptly provided to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Escrow Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of Buyer and Seller.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Escrow Agreement of any rights or obligations of any Party under or by reason of this Escrow Agreement.

12.         Assignment.  This Escrow Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns.  No Party shall be permitted to assign their rights or obligations under this Escrow Agreement without the prior written consent of the other Parties (other than permitted assigns allowed pursuant to the Purchase Agreement); provided that (a) the Escrow Agent may assign its obligations hereunder except as provided in Section 5(i) above and (b) no such assignment of any of the Parties shall be binding against the Escrow Agent unless and until written notice of such assignment is delivered to and acknowledged by the Escrow Agent.

13.         No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Escrow Agreement.

14.         Interpretation.  The headings in this Escrow Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

15.         Banking Days.  If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

16.         No Waiver.  No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

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17.         Severability.  If any covenant, agreement, provision or term of this Escrow Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Escrow Agreement and will in no way affect the validity or enforceability of any other provision of this Escrow Agreement.

18.         No Strict Construction.  The language used in this Escrow Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Escrow Agreement has a comparable meaning when used in its plural or singular form.

19.         Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20.         Counterparts.  This Escrow Agreement may be executed by the Parties individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

21.         Conflict.  The Parties agree and acknowledge that to the extent any terms and provisions of this Escrow Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the Purchase Agreement shall govern and control.  Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between the Escrow Agreement and the Purchase Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists.

22.         Termination.  This Escrow Agreement shall terminate when all of the Escrow Funds in the Escrow Account have been released and distributed in accordance with Section 4 hereof.  Upon such termination, this Escrow Agreement shall have no further force and effect, except that the provisions of this Section 22 and Sections 6, 7, 8, 10, 13, and 21 shall survive such termination.  The provisions of Sections 6 and 7 shall also survive the resignation or removal of the Escrow Agent.

23.         Delivery by Facsimile.  This Escrow Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party hereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

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24.         No Limitation of Remedies.  Seller hereby agrees and acknowledges that the payment from the Escrow Funds to Buyer pursuant to this Escrow Agreement are in addition to all rights and remedies Buyer has to indemnification under the Purchase Agreement and neither the payment of such Escrow Funds nor the execution, delivery or performance of this Escrow Agreement shall in any way limit Buyer’s right to indemnification thereunder.

*          *          *          *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

TMP DM, INC.

By:
Name:
Title:

MONSTER WORLDWIDE, INC.

By:
Name:
Title:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:
Name:
Title:

SCHEDULE OF FEES

Annual Charge	$3,500

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger cost’s, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination.  The annual fee is billed in advance and payable prior to that year’s service.

Exhibit G

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor
New York, New York 10103-3198

www.fulbright.com

Telephone:	(212) 318-3000	Facsimile:	(212) 318-3400

June 1, 2005

TMP DM, Inc.

c/o The Audax Group L.L.C.

101 Huntington Avenue

Boston, MA 01299

General Electric Capital Corporation

500 West Monroe Street

Chicago, Illinois 60661

CapitalSource Finance LLC, as Agent

4445 Willard Avenue, 12th Floor

Chevy Chase, Maryland 20815

Attention: Corporate Finance Group, Portfolio Manager

Ladies and Gentlemen:

We have acted as counsel to Monster Worldwide, Inc., a Delaware corporation (“MNST”), and TMP Directional Marketing, LLC, a Delaware limited liability company and wholly owned subsidiary of MNST (the “Company”), in connection with the Purchase Agreement, by and among TMP DM, Inc., a Delaware corporation, MNST and the Company, dated as of June 1, 2005 (such agreement, excluding schedules and exhibits thereto, is hereinafter referred to as the “Purchase Agreement”) and the transactions contemplated thereby.  This opinion is furnished to you pursuant to Section 7.2(o) of the Purchase Agreement.  Capitalized terms used in this opinion and not otherwise defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

In rendering the opinions expressed below, we have examined:

(i)                                     the Purchase Agreement;

(ii)                                  the Escrow Agreement;

(iii)                               the Transition Agreement;

(iv)                              each Sublease Agreement;

(v)                                 each Assignment Agreement;

(vi)                              the TMP Holding Company Operating Agreement;

(vi)                              the License Agreement, dated June 1, 2005, between TMP Holding Company and MNST (the “License Agreement”);

(vii)                           the Contribution Agreement;

and such other documents and corporate records and questions of law as we deem necessary for the purposes of this opinion.  The Purchase Agreement, the Escrow Agreement, the Transition Agreement, each Sublease Agreement, each Assignment Agreement, the TMP Holding Company Operating Agreement, the License Agreement and the Contribution Agreement are collectively referred to herein as the “Transaction Documents.”  We have also examined such certificates of public officials, corporate officers of the Company and MNST and other persons as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to independently verify the facts set forth in such certificates.  We have examined, but give no opinion on, the form of employment agreement to be entered into between TMP DM, Inc. and Stuart McKelvey.  Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each person signatory to any of the documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.  In making the foregoing examinations, we have assumed that, as to factual matters, all representations and warranties made in the aforesaid documents were and are true, correct and complete in all respects.

In rendering the opinions expressed herein, we have assumed: (i) with respect to all agreements or instruments relevant hereto (other than the Transaction Documents), that all parties thereto had the requisite power and authority (corporate or otherwise) to execute such agreements or instruments and that such agreements and instruments have been duly authorized, executed and delivered by such parties; (ii) that each of the documents examined by us (other than the Transaction Documents) has been duly authorized, executed and delivered by each of the parties thereto and constitutes the legal, valid and binding obligation of each such party thereto enforceable in accordance with its terms; (iii) that each of the Transaction Documents has been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than the Company and MNST, that each such party, other than the Company and MNST, has the requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such party is a signatory and that such documents constitute the legal, valid and binding obligations of each such party thereto other than the Company and MNST; and (iv) that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or affect the interpretation of the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.

In rendering this opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on the

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facts set forth in the Transaction Documents and the certificates and other documents referred to above, which facts we assume have been and will continue to be true, accurate and correct in all respects.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

1.                                       Each of MNST and the Company is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be.

2.                                       MNST has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

3.                                       MNST has duly executed and delivered the Transaction Documents to which it is a party.  Each of the Transaction Documents executed by MNST is a legal, valid and binding obligation of MNST, enforceable against MNST in accordance with its terms.

4.                                       No consent or authorization of, filing with, notice to or other similar act by or in respect of, any United States or New York governmental entity or any stockholder is required to be obtained or made by or on behalf of any of MNST or the Company on or prior to the date hereof in connection with the execution, delivery or performance of the Transaction Documents, except for such consents, approvals, authorizations or other actions as have been obtained or made (and are in full force and effect) or except as set forth on Schedule A hereto.

5.                                       The execution, delivery and performance by MNST of the Transaction Documents to which it is a party will not violate or otherwise contravene the certificate of incorporation or bylaws of MNST or the certificate of formation or operating agreement of the Company, respectively.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.                                   The foregoing opinions are expressly limited to matters under and governed by the internal substantive laws of the States of New York (exclusive of conflict of law principles), the Delaware General Corporation Law, and applicable Federal laws of the United States of America, in each case in effect on the date hereof and which, in our experience, are normally applicable to the transactions provided for in the Transaction Documents, in each case, however,

3

exclusive of, and without regard to, any Excluded Laws (collectively, the “Applicable Laws”).  The term “Excluded Laws” means all (i) municipal, political subdivision (whether created or enabled through legislative action at the federal, state, regional or local level), local and county ordinances, statutes, administrative decisions, laws, rules and regulations, (ii) conflict of law principles and choice-of-law statutes and rules, and (iii) statutes, laws, rules and regulations relating to (a) pollution or protection of the environment, (b) zoning, land use, building or construction, (c) operation of any asset or property, (d) labor, employment, employee rights and benefits, or occupational safety and health, (e) utility regulation or regulation of matters pertaining to the acquisition, transportation, transmission, storage or use of energy sources used in connection therewith or generated thereby, (f) transportation, common carriers and shipping, (f) antitrust, (g) taxation, (h) non-competition and (i) state securities laws, in each case with respect to each of the foregoing, (x) as interpreted, construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (y)  in effect in any jurisdiction, including, without limitation, any State of the United States of America and the United States of America, and (z) including, without limitation, any and all authorizations, permits, consents, applications, licenses, approvals, filings, registrations, publications, exemptions and the like required by any of them. Further, we express no opinion herein with respect to compliance with any of the anti-fraud provisions of applicable Federal or state securities laws, rules or regulations.

B.                                     We note that each of the Transaction Documents (other than each Assignment Agreement and each Sublease) is governed by the laws of the State of Delaware and that each Assignment Agreement and Sublease is governed by the laws of the state specified in each of their respective master leases (the “Governing State Law”).  With respect to legality, validity, binding nature or enforceability of the Transaction Documents in paragraph 3 above, we have assumed, without any investigation, that the laws of the State of Delaware and any other Governing State Law (other than the State of New York) are each identical to the laws of the State of New York in all respects. We note that the laws of the State of Delaware or any other Governing State Law (other than the State of New York) are likely to differ from the laws of the State of New York with respect to matters covered by these opinions, that even if such laws were the same as the laws of the State of New York, judicial interpretations thereof in the State of Delaware or any other Governing State Law (other than the State of New York) may differ from judicial interpretations by New York courts, and that such differences may be material.  Moreover, to the extent that any of the Transaction Documents is governed by the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of New York, our opinion relating to those agreements and instruments is based solely upon the plain meaning of their language, without regard to interpretations or constructions that might be indicated by the laws governing those agreements or instruments.

C.                                     In rendering the opinions expressed in paragraph 1 above regarding the existence and good standing, we have relied solely on certificates of public officials (dated May 24, 2005

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in the case of both the Company and MNST), and have conducted no further investigation.  Such opinions are limited to the dates of such certificates.

D.                                    The foregoing opinions regarding the enforceability of the Transaction Documents are subject to the following:

(1)          The enforceability of the Transaction Documents may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under the Transaction Documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law), and (d) judicial discretion.

(2)          In rendering the foregoing opinions, we express no opinion as to the availability of certain equitable remedies, including specific performance, and further, we express no opinion as to the legality, validity, enforceability or binding effect of (a) provisions of the Transaction Documents relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party and (b) non-competition clauses.

E.                                      In connection with our opinions in paragraph 4, we have not reviewed and express no opinion on financial covenants or similar provisions requiring financial calculations or determinations to ascertain the need for consent or authorization.

F.                                      With respect to references herein to “known to us”, “to our knowledge” or words or phrases of similar import (whether or not modified by any additional phrases), such references mean the actual, current knowledge that those attorneys of this Firm who devoted substantive attention to the transactions to which this opinion relates have obtained from the following, which constituted the examination for the purposes of the applicable opinions:  (a) their review of documents in connection with rendering this opinion, and the due diligence performed in connection therewith, which review and due diligence were limited to reviewing the Transaction Documents, the exhibits and schedules thereto, and which due diligence did not include any independent examination of courts, boards, other tribunals or public records with respect to any litigation, investigation or proceedings, or judgments, orders or decrees, in any event applicable

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to the Company, MNST or any of their respective properties; and (b)  representations and warranties of each the Company and MNST set forth in each Transaction Document, or otherwise certified to us in writing.

The opinions expressed herein are solely for the benefit of, and may only be relied upon by, (i) you, your successors or assigns, (ii) General Electric Capital Corporation, as agent, and each other lender, in connection with the financing being provided pursuant to that certain Credit Agreement, dated June 1, 2005, by and among, the Company, the other persons party thereto that are designated as credit parties, General Electric Capital Corporation, as agent, L/C issuer and lender, the other financial institutions party thereto, as lenders and GECC Capital Markets Group, Inc., as lead arranger and book runner and (iii) CapitalSource Finance LLC and the lenders it acts as agent for under the terms of its Credit Agreement with the Company.  This opinion may not be furnished to (except in connection with any legal or arbitral proceedings or as may be required by applicable law, and in any such events, as shall be directed or required incident thereto pursuant to a duly issued subpoena, writ, order or other legal process or as required by any regulatory authority), or relied upon by, any other person without the prior written consent of Fulbright & Jaworski L.L.P.  The opinions expressed herein are as of the date hereof (and not as of any other date) or, to the extent a reference to a certificate or other document is made herein, to such date, and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

Very truly yours,

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Schedule A

The following consents, approvals, orders or authorizations of, or registrations, declarations or filings may be required by the Company in connection with the execution and delivery of the Transaction Documents and the transactions contemplated thereby:

 1.                                    the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other laws;

2.                                       the filing by MNST with the Securities and Exchange Commission of such reports under the Securities Exchange Act of 1934, as amended, as may be required in connection with this Agreement and the other agreements and instruments contemplated hereby; and

3.                                       other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not adversely effect the conduct of the Business in any material respect as currently conducted.

Exhibit H

DEMAND PROMISSORY NOTE

$49,585,850.00	June 1, 2005

FOR VALUE RECEIVED, TMP DM, Inc., a Delaware corporation (“Debtor”), hereby promises to pay to the order of Monster Worldwide, Inc., a Delaware corporation (“Lender”), on demand, the principal sum of

Forty-nine million five hundred eighty-five thousand eight hundred fifty and 00/100 Dollars ($49,585,850.00), together with all accrued and unpaid interest thereon.  Interest on the principal amount of this Note shall accrue from and including the date hereof to and including the date such principal amount is paid, at the federal short-term rate as set forth under Section 1274(d) of the Internal Revenue Code of 1986, as amended, for May 2005, namely 3.51% per annum, compounded semi-annually (based on a year of 365 or 366 days, as appropriate, and computed on the number of days actually elapsed).  Accrued interest shall be payable upon demand or at maturity.

Debtor may pay this Note in whole or in part without penalty or premium at any time prior to a demand for such payment by Lender.  Any payment of principal by Debtor shall be accompanied by all accrued and unpaid interest on the principal sum being repaid.  Lender shall note all partial payments of principal and accompanying payments of interest on the face or reverse side of this Note.

Debtor agrees to pay all costs, charges and expenses incurred by Lender and its assigns (including, without limitation, costs of collection, court costs and reasonable attorneys’ fees and disbursements) in connection with the enforcement of Lender’s rights under this Note and the Pledge Agreement (such costs, charges and expenses being herein referred to as “Costs”).  Presentment for payment, protest, notice of protest and notice of nonpayment are hereby waived by Debtor.

Debtor’s obligations hereunder shall be absolute and unconditional, shall not be subject to any setoff or counterclaim and shall not be affected by any recharacterization (whether as equity or otherwise, whether in connection with a bankruptcy or insolvency proceeding or otherwise, and whether by order of a court, by any governmental agency or otherwise).  This Note is secured by a certain Security and Pledge Agreement, of even date herewith, between the Debtor and the Lender (the “Pledge Agreement”) and the Target Units (as defined in the Pledge Agreement) referred to therein.

Except as provided in the next paragraph, after all principal and accrued interest owed on this Note has been paid in full (i) this Note shall be surrendered to the Debtor for cancellation and shall not be reissued and (ii) the Pledge Agreement shall automatically terminate and be of no further force or effect without any further action on the part of either the Debtor or the Lender.

In the event that, for any reason, Lender is required to turn over, remit or disgorge any portion of principal which has been repaid, interest which has been paid or reimbursement for Costs which has been made to any person for any reason (including, without limitation, in connection with any bankruptcy or insolvency proceeding or in accordance with any applicable law or order of any court of competent jurisdiction), such amounts shall be immediately and automatically reinstated and shall be due and payable obligations of Debtor, and the Pledge Agreement shall be reinstated.

At Lender’s request, Debtor shall reissue this Note in two or more denominations so as to reflect any partial sale, assignment or transfer hereof to any person.

Debtor agrees that any delay on the part of the holder hereof in exercising any rights hereunder shall not operate as a waiver of such rights, and further agrees that any payments received hereunder shall be applied first to Costs, then to interest and the balance to principal.

This Note shall be freely assignable by Lender in whole or in part, and shall inure to the benefit of its successors and assigns.  Debtor’s obligations hereunder shall be binding upon its successors and assigns; provided that no assignment (including, without limitation, by operation of law or otherwise) shall relieve Debtor from its obligations hereunder, which shall remain the primary obligations of Debtor.

This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

*   *   *   *   *

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

TMP DM, INC.

By:
Its:

Acknowledged and Agreed by:

Monster Worldwide, Inc.

Exhibit I

EXECUTION VERSION

SECURITY AND PLEDGE AGREEMENT

SECURITY AND PLEDGE AGREEMENT (this “Agreement”), dated as of June 1, 2005, by and between TMP DM, Inc., a Delaware corporation (the “Debtor”), and Monster Worldwide, Inc., a Delaware corporation (the “Secured Party”), having its principal place of business at 622 Third Avenue, New York, New York 10017.

W I T N E S S E T H:

WHEREAS, capitalized terms not defined herein, have the meanings assigned to them in the Purchase Agreement, of even date herewith, among the Debtor, the Secured Party and TMP Directional Marketing, LLC (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, the Debtor acquired the Target Units from the Secured Party in exchange for the Purchase Price; and

WHEREAS, a portion of the Purchase Price was paid by the issuance to the Secured Party by the Debtor of the One Minute Note; and

WHEREAS, the Debtor wishes to secure its obligation to pay on the Closing Date the principal amount of the One Minute Note by pledging to the Secured Party all of its right, title and interest in and to the Units (as defined below).

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       To secure the performance of the One Minute Note and due payment of the amounts due thereunder to the Secured Party, the Debtor hereby mortgages, pledges, hypothecates, sets over to and creates in favor of the Secured Party, its successors, legal representatives and assigns, a first priority lien and security interest in, to and under the Target Units, and any and all securities which may hereafter be issued upon or in respect of the Target Units (whether in the form or by way of dividends, distributions, recapitalizations or otherwise), all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Target Units, and all proceeds of any and all of the foregoing (collectively, the “Units”).  The pledge of the Units shall be effected by the delivery by the Debtor to the Secured Party of the certificate representing the Target Units, together with stock powers duly executed in blank.

2.                                       The Debtor covenants and agrees to execute any agreement, instrument or statement or do any other acts necessary or reasonably requested by the Secured Party in order to effectuate the purpose and provisions of this Agreement or otherwise to perfect, continue or terminate the security interest of the Secured Party in the Units.

3.                                       Upon the satisfaction in full of all the Debtor’s obligations under the One Minute Note, the Secured Party shall release and deliver to the Debtor the certificates representing the Target Units, together with the related stock powers, and shall execute such instruments evidencing discharge of the security interest created hereunder as the Debtor may reasonably request.

4.                                       The Debtor agrees not to sell, transfer, assign, exchange, dispose of, lease, encumber, pledge or create any security interest in the Units (except as created by this Agreement or as otherwise contemplated by the Purchase Agreement) or otherwise dispose of the Units or any of the Debtor’s rights therein (any of the foregoing a “Disposition”), unless the net proceeds from such Disposition are applied, concurrently with such Disposition, to payment of principal and interest on the One Minute Note.

5.                                       In the case of any failure to pay the amounts due under the One Minute Note, the Secured Party, in addition to exercising any or all of its rights under the One Minute Note, may proceed to exercise its rights under the Uniform Commercial Code in force in the State of New York.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any right or remedy provided by law or otherwise.

6.                                       The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision hereof and all other provisions hereof shall remain in full force and effect.

7.                                       The rights and benefits of the Secured Party hereunder shall inure to the benefit of its successors and assigns, and the Secured Party may assign or grant a security interest in its rights hereunder to its lenders.  The Debtor may not assign any rights or obligations hereunder without the prior written consent of the Secured Party, and any such attempted assignment shall be null and void and of no force or effect.

8.                                       This Agreement shall be governed by and construed under the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TMP DM INC.

By:
Name:	Adam Abramson
Title:	President

MONSTER WORLDWIDE, INC.

By:
Name:	Andrew J. McKelvey
Title:	Chairman and CEO